Filed Pursuant to Rule 424(b)(3)

Registration No. 333-203613

1,142,718 shares of common stock

The 1,142,718 shares of our common stock, $.0001 par value per share, are being offered by the selling security holders identified in this prospectus. The shares of common stock offered by the selling security holders consist of:

●	145,841 shares of common stock underlying warrants issued in our July 2013 private offering with an amended exercise price of $6.00 per share, which expire five years after the date of issuance; and

●	996,877 shares of common stock underlying warrants issued in our November 2014 private offering with an exercise price of $3.60 per share, which expire five years after the date of issuance.

The selling security holders may sell the shares covered by this prospectus through public or private transactions at prevailing market prices or at privately negotiated prices. We will not receive any part of the proceeds from sales of these shares by the selling security holders.

Our common stock trades on the QB tier of the OTC Marketplace (“OTCQB”) under the symbol “BKYI.” The closing price of our common stock on the OTCQB on January 18, 2017, was $2.54 per share.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 2 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 24, 2017.

TABLE OF CONTENTS

Page

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS	9

BUSINESS	20

MANAGEMENT	28

EXECUTIVE COMPENSATION	31

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	35

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	38

DESCRIPTION OF SECURITIES	39

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	42

THE OFFERING	43

SELLING SECURITY HOLDERS	44

USE OF PROCEEDS	47

PLAN OF DISTRIBUTION	47

LEGAL MATTERS	48

EXPERTS	49

ABOUT THIS PROSPECTUS	49

WHERE YOU CAN FIND MORE INFORMATION	49

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS	50

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE INTO THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION PROVIDED IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS PROSPECTUS.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before investing in the common stock. You should read carefully the entire prospectus, including “Risk Factors” and the financial statements and notes thereto, before making an investment decision.

Effective December 29, 2016, we implemented a reverse stock split of our outstanding common stock at a ratio of 1-for-12 shares. All share figures and results are reflected on a post-split basis, excluding the historical consolidated financial statements for the years ended December 31, 2015 and 2014 and for the nine months ended September 30, 2016 included herein.

Unless otherwise indicated or the context otherwise requires, all references to the “Company,” the “registrant” “we,” “us” or “our” and similar terms in this prospectus refer to BIO-key International, Inc. and its subsidiaries.

BIO-key International, Inc.

We were founded in 1993 to develop and market advanced fingerprint biometric technology and related identity management and credentialing software solutions. Biometric technology is the science of analyzing specific human characteristics which are unique to each individual in order to identify a specific person from a broader population.

We develop and market advanced fingerprint biometric identification and identity verification technologies, cryptographic authentication-transaction security technologies, as well as related identity management and credentialing software solutions. We were pioneers in developing automated, finger identification technology that supplements or compliments other methods of identification and verification, such as personal inspection identification, passwords, tokens, smart cards, ID cards, PKI, credit cards, passports, driver’s licenses, OTP or other form of possession or knowledge-based credentialing. Additionally, advanced BIO-key® technology has been and is used to improve both the accuracy and speed of competing finger-based biometrics.

In 2015, we entered into the fingerprint hardware device business through a strategic relationship with China Goldjoy Group (“CGG”), an entity that is affiliated with two of our directors. We distribute directly to end users our SideSwipe™ and EcoID™ readers which can be used on any laptop, tablet or other device which contains a USB port. For additional information on our strategic relationship with CGG, refer to the section captioned “Certain Relationships and Related Transactions, and Director Independence.” and Note K to our consolidated financial statements for the year ended December 31, 2015.

We have developed what we believe is the most discriminating and effective commercially available finger-based biometric technology. Our primary focus is in marketing and selling this technology into commercial logical and physical privilege entitlement and access control markets. Our primary market focus includes mobile payments and credentialing, online payments and credentialing, and healthcare record and payment data security, among other things. Our secondary focus includes government markets, large scale identity projects such as voter’s registration, driver’s license, national ID programs and SIM card registrations.

We continue to research and develop advancements in our capabilities, as well as exploring and developing potential strategic relationships, including potential business combinations and acquisitions, which could help us leverage our capability to deliver our solutions. We have built a direct sales force and additionally utilize resellers, integrators and partners with substantial experience in selling technology solutions to government and corporate customers in their respective markets. We recently entered the Asian market through an exclusive licensing arrangement with China Goldjoy Group Limited, a Hong Kong based public company engaged in technology development, including biometric security.

Our principal executive offices are located at 3349 Highway 138, Building A, Suite E, Wall, NJ 07719, and our telephone number is (732) 359-1100. We maintain a website at www.bio-key.com. Information contained on our website does not constitute part of this prospectus.

The Offering

This prospectus covers the public sale of 1,142,718 shares of common stock to be sold by the selling security holders identified in this prospectus, which consist of 145,841 shares of common stock underlying warrants issued in our July 2013 private offering with an amended exercise price of $6.00 per share, which expire five years after the date of issuance, and 996,877 shares of common stock underlying warrants issued in our November 2014 private offering with an exercise price of $3.60, which expire five years after the date of issuance. We will not receive any proceeds from the sale of the common stock by the selling security holders.

The selling security holders may sell the shares covered by this prospectus through public or private transactions at prevailing market prices or at privately negotiated prices. We will not receive any part of the proceeds from sales of these shares by the selling security holders.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the following risk factors in addition to other information in this prospectus before purchasing our common stock. The risks and uncertainties described below are those that we currently deem to be material and that we believe are specific to our company, our industry and our stock. In addition to these risks, our business may be subject to risks currently unknown to us. If any of these or other risks actually occurs, our business may be adversely affected, the trading price of our common stock may decline and you may lose all or part of your investment.

Business and Financial Risks

Based on our lack of significant revenue and recurring losses from operations since inception, our auditors have included an explanatory paragraph in their opinion as to the substantial doubt about our ability to continue as a going concern.

Due to, among other factors, our history of losses and limited revenue, our independent auditors have included an explanatory paragraph in their opinion for the year ended December 31, 2015 as to the substantial doubt about our ability to continue as a going concern. Our financial statements have been prepared in accordance with accounting principles generally accepted in the United States, which contemplate that we will continue to operate as a going concern. Our financial statements do not contain any adjustments that might result if we are unable to continue as a going concern.

Since our formation, we have historically generated minimal revenue and have sustained substantial operating losses which may continue.

As of September 30, 2016, we had an accumulated deficit of approximately $62 million. In order to increase revenue, we have developed a direct sales force and anticipate the need to retain additional sales, marketing and technical support personnel and may need to incur substantial expenses. We cannot assure you that we will be able to secure these necessary resources, that a significant market for our technologies will develop, or that we will be able to achieve our targeted revenue. If we are unable to achieve revenue or raise capital sufficient to cover our ongoing operating expenses, we will be required to scale back operations, including marketing and research initiatives, or in the extreme case, discontinue operations.

Our biometric technology has yet to gain widespread market acceptance and we do not know whether a significant market will develop for our technology.

Biometric technology has received only limited market acceptance, particularly in the private sector. Our technology represents a novel security solution and we have not yet generated significant sales. Although recent security concerns relating to identification of individuals and appearance of biometric readers on popular consumer products, including the Apple iPhone, have increased interest in biometrics generally, it remains an undeveloped, evolving market. Biometric based solutions compete with more traditional security methods including keys, cards, personal identification numbers and security personnel. Acceptance of biometrics as an alternative to such traditional methods depends upon a number of factors including:

●	national or international events which may affect the need for or interest in biometric solutions;

●	the performance and reliability of biometric solutions;

●	marketing efforts and publicity regarding these solutions;

●	public perception regarding privacy concerns;

●	costs involved in adopting and integrating biometric solutions;

●	proposed or enacted legislation related to privacy of information; and

●	competition from non-biometric technologies that provide more affordable, but less robust, authentication (such as tokens and smart cards).

For these reasons, we are uncertain whether our biometric technology will gain widespread acceptance in any commercial markets or that demand will be sufficient to create a market large enough to produce significant revenue or earnings. Our future success depends, in part, upon business customers adopting biometrics generally, and our solution specifically.

Biometric technology is a new approach to Internet security which must be accepted in order for our WEB-key® solution to generate significant revenue.

Our WEB-key authentication initiative represents a new approach to Internet security which has been adopted on a limited basis by companies which distribute goods, content or software applications over the Internet. The implementation of our WEB-key solution requires the distribution and use of a finger scanning device and integration of database and server side software. Although we believe our solutions provide a higher level of security for information transmitted over the Internet than existing traditional methods, unless business and consumer markets embrace the use of a scanning device and believe the benefits of increased accuracy outweigh implementation costs, our solution will not gain market acceptance.

The market for our solutions is still developing and if the biometrics industry adopts standards or a platform different from our standards or platform, our competitive position would be negatively affected.

The market for identity solutions is still developing. The evolution of this market may result in the development of different technologies and industry standards that are not compatible with our current solutions, products or technologies. Several organizations set standards for biometrics to be used in identification and documentation. Although we believe that our biometric technologies comply with existing standards, these standards may change and any standards adopted could prove disadvantageous to or incompatible with our business model and current or future solutions, products and services.

Our software products may contain defects which will make it more difficult for us to establish and maintain customers.

Although we have completed the development of our core biometric technology, it has only been used by a limited number of business customers. Despite extensive testing during development, our software may contain undetected design faults and software errors, or “bugs” that are discovered only after it has been installed and used by a greater number of customers. Any such defect or error in new or existing software or applications could cause delays in delivering our technology or require design modifications. These could adversely affect our competitive position and cause us to lose potential customers or opportunities. Since our technologies are intended to be utilized to secure physical and electronic access, the effect of any such bugs or delays will likely have a detrimental impact on us. In addition, given that biometric technology generally, and our biometric technology specifically, has yet to gain widespread acceptance in the market, any delays would likely have a more detrimental impact on our business than if we were a more established company.

In order to generate revenue from our biometric products, we are dependent upon independent original equipment manufacturers, system integrators and application developers, which we do not control. As a result, it may be more difficult to generate sales.

We market our technology through licensing arrangements with:

●	Original equipment manufacturers, system integrators and application developers which develop and market products and applications which can then be sold to end users; and

●	Companies which distribute goods, services or software applications over the Internet.

As a technology licensing company, our success will depend upon the ability of these manufacturers and developers to effectively integrate our technology into products and services which they market and sell. We have no control over these licensees and cannot assure you that they have the financial, marketing or technical resources to successfully develop and distribute products or applications acceptable to end users or generate any meaningful revenue for us. These third parties may also offer the products of our competitors to end users. While we have commenced a significant sales and marketing effort, we have only begun to develop a significant distribution channel and may not have the resources or ability to sustain these efforts or generate any meaningful sales.

We face intense competition and may not have the financial and human resources necessary to keep up with rapid technological changes, which may result in our technology becoming obsolete.

The Internet, facility access control and information security markets are subject to rapid technological change and intense competition. We compete with both established biometric companies and a significant number of startup enterprises as well as providers of more traditional methods of access control. Most of our competitors have substantially greater financial and marketing resources than we do and may independently develop superior technologies, which may result in our technology becoming less competitive or obsolete. We may not be able to keep pace with this change. If we are unable to develop new applications or enhance our existing technology in a timely manner in response to technological changes, we will be unable to compete in our chosen markets. In addition, if one or more other biometric technologies such as voice, face, iris, hand geometry or blood vessel recognition are widely adopted, it would significantly reduce the potential market for our fingerprint identification technology.

We introduced our products in Asian markets in 2016. Our financial performance will be subject to risks associated with changes in the value of the U.S. dollar versus local currencies.

Our primary exposure to movements in foreign currency exchange rates relates to non-U.S. dollar-denominated sales and operating expenses worldwide. Weakening of foreign currencies relative to the U.S. dollar will adversely affect the U.S. dollar value of our foreign currency-denominated sales and earnings, if any, and could lead to us raising international pricing, potentially reducing the demand for our products. In addition, margins on sales of our products in foreign countries and on sales of products that include components obtained from foreign suppliers could be materially adversely affected by foreign currency exchange rate fluctuations.

We depend on key employees and members of our management team, including our Chairman of the Board and Chief Executive Officer and our Chief Technology Officer, in order to achieve our goals. We cannot assure you that we will be able to retain or attract such persons.

Our employment contracts with Michael W. DePasquale, our Chairman of the Board and Chief Executive Officer, and Mira LaCous, our Chief Technology Officer, expire annually, and renew automatically for successive one year periods unless notice of non-renewal is provided by the Company. Although the contracts do not prevent them from resigning, they do contain confidentiality and non-compete clauses, which are intended to prevent them from working for a competitor within one year after leaving our Company. Our success depends on our ability to attract, train and retain employees with expertise in developing, marketing and selling software solutions. In order to successfully market our technology, we will need to retain additional engineering, technical support and marketing personnel. The market for such persons remains highly competitive and our limited financial resources will make it more difficult for us to recruit and retain qualified persons.

We cannot assure you that the intellectual property protection for our core technology provides a sustainable competitive advantage or barrier to entry against our competitors.

Our success and ability to compete is dependent in part upon proprietary rights to our technology. We rely primarily on a combination of patent, copyright and trademark laws, trade secrets and technical measures to protect our propriety rights. We have filed a patent application relating to both the optic technology and biometrics solution components of our technology wherein several claims have been allowed. The U.S. Patent and Trademark Office has issued us a series of patents for our Vector Segment fingerprint technology (VST), and our other core biometric analysis and identification technologies. However, we cannot assure you that we will be able to adequately protect our technology or other intellectual property from misappropriation in the U.S. and abroad. Any patent issued to us could be challenged, invalidated or circumvented or rights granted thereunder may not provide a competitive advantage to us. Furthermore, patent applications that we file may not result in issuance of a patent or, if a patent is issued, the patent may not be issued in a form that is advantageous to us. Despite our efforts to protect our intellectual property rights, others may independently develop similar products, duplicate our products or design around our patents and other rights. In addition, it is difficult to monitor compliance with, and enforce, our intellectual property rights on a worldwide basis in a cost-effective manner. In jurisdictions where foreign laws provide less intellectual property protection than afforded in the U.S. and abroad, our technology or other intellectual property may be compromised, and our business would be materially adversely affected. If any of our proprietary rights are misappropriated or we are forced to defend our intellectual property rights, we will have to incur substantial costs. Such litigation could result in substantial costs and diversion of our resources, including diverting the time and effort of our senior management, and could disrupt our business, as well as have a material adverse effect on our business, prospects, financial condition and results of operations. We can provide no assurance that we will have the financial resources to oppose any actual or threatened infringement by any third party. Furthermore, any patent or copyrights that we may be granted may be held by a court to infringe on the intellectual property rights of others and subject us to the payment of damage awards.

We may be subject to claims with respect to the infringement of intellectual property rights of others, which could result in substantial costs and diversion of our financial and management resources.

Third parties may claim that we are infringing on their intellectual property rights. We may violate the rights of others without our knowledge. We may expose ourselves to additional liability if we agree to indemnify our customers against third party infringement claims. While we know of no basis for any claims of this type, the existence of and ownership of intellectual property can be difficult to verify and we have not made an exhaustive search of all patent filings. Additionally, most patent applications are kept confidential for twelve to eighteen months, or longer, and we would not be aware of potentially conflicting claims that they make. We may become subject to legal proceedings and claims from time to time relating to the intellectual property of others in the ordinary course of our business. If we are found to have violated the intellectual property rights of others, we may be enjoined from using such intellectual property, and we may incur licensing fees or be forced to develop alternative technology or obtain other licenses. In addition, we may incur substantial expenses in defending against these third party infringement claims and be diverted from devoting time to our business and operational issues, regardless of the merits of any such claim.

In addition, in the event that we recruit employees from other technology companies, including certain potential competitors, and these employees are used in the development of portions of products which are similar to the development in which they were involved at their former employers, we may become subject to claims that such employees have improperly used or disclosed trade secrets or other proprietary information. If any such claims were to arise in the future, litigation or other dispute resolution procedures might be necessary to retain our ability to offer our current and future services, which could result in substantial costs and diversion of our financial and management resources. Successful infringement or licensing claims against us may result in substantial monetary damages, which may materially disrupt the conduct of our business and have a material adverse effect on our reputation, business, financial condition and results of operations. Even if intellectual property claims brought against us are without merit, they could result in costly and time consuming litigation, and may divert our management and key personnel from operating our business.

If we are unable to effectively protect our intellectual property rights on a worldwide basis, we may not be successful in the international expansion of our business.

Access to worldwide markets depends in part on the strength of our intellectual property portfolio. There can be no assurance that, as our business expands into new areas, we will be able to independently develop the technology, software or know-how necessary to conduct our business or that we can do so without infringing the intellectual property rights of others. To the extent that we have to rely on licensed technology from others, there can be no assurance that we will be able to obtain licenses at all or on terms we consider reasonable. The lack of a necessary license could expose us to claims for damages and/or injunction from third parties, as well as claims for indemnification by our customers in instances where we have a contractual or other legal obligation to indemnify them against damages resulting from infringement claims. With regard to our own intellectual property, we actively enforce and protect our rights. However, there can be no assurance that our efforts will be adequate to prevent the misappropriation or improper use of our protected technology in international markets.

We face inherent product liability or other liability risks that could result in large claims against us.

We have inherent risk of exposure to product liability and other liability claims resulting from the use of our products, especially to the extent customers may depend on our products in public safety situations that may involve physical harm or even death to individuals, as well as exposure to potential loss or damage to property. Despite quality control systems and inspection, there remains an ever-present risk of an accident resulting from a faulty manufacture or maintenance of products, or an act of an agent outside of our or our supplier’s control. Even if our products perform properly, we may become subject to claims and costly litigation due to the catastrophic nature of the potential injury and loss. A product liability claim, or other legal claims based on theories including personal injury or wrongful death, made against us could adversely affect operations and financial condition. Although we may have insurance to cover product liability claims, the amount of coverage may not be sufficient.

We expect that we will need to obtain additional financing to execute our business plan over the long-term, which may not be available. If we are unable to raise additional capital or generate significant revenue, we may not be able to continue operations.

We have historically financed our operations through access to the capital markets by issuing secured and convertible debt securities, convertible preferred stock, common stock, and recently through factoring receivables. We estimate that we currently require approximately $579,000 per month to conduct our operations, a monthly amount that we have been unable to consistently achieve through revenue generation. On November 18, 2016, we issued to Wong Kwok Fong (Kelvin) 516,667 shares of common stock in consideration of an aggregate purchase price of $1,860,000 or $3.60 per share. We estimate that we currently require approximately $579,000 per month to conduct our operations and pay dividend obligations, a monthly amount that we have been unable to consistently achieve through revenue generation. During the first nine months of 2016, we generated approximately $1,278,000 of revenue, which is below our average monthly requirements. If we are unable to generate sufficient revenue to cover operating expenses and fund our business plan, we will need to obtain additional third-party financing to (i) conduct the sales, marketing and technical support necessary to execute our plan to substantially grow operations, increase revenue and serve a significant customer base; and (ii) provide working capital. We may, therefore, need to obtain additional financing through the issuance of debt or equity securities. We cannot assure you that we will be able to secure any such additional financing on terms acceptable to us or at all. If we cannot obtain such financing, we will not be able to execute our business plan, will be required to reduce operating expenses, and in the extreme case, discontinue operations.

We may not achieve sustainable profitability with respect to the biometric component of our business if we are unable to maintain, improve and develop the wireless data services we offer.

We believe that our future business prospects depend in part on our ability to maintain and improve our current services and to develop new ones on a timely basis. Our services will have to achieve market acceptance, maintain technological competitiveness, and meet an expanding range of customer requirements. As a result of the complexities inherent in our service offerings, major new wireless data services and service enhancements require long development and testing periods. We may experience difficulties that could delay or prevent the successful development, introduction or marketing of new services and service enhancements. Additionally, our new services and service enhancements may not achieve market acceptance. If we cannot effectively develop and improve services, we may not be able to recover our fixed costs or otherwise become profitable.

If we fail to adequately manage our resources, it could have a severely negative impact on our financial results.

We could be subject to fluctuations in technology spending by existing and potential customers. Accordingly, we will have to actively manage expenses in a rapidly changing economic environment. This could require reducing costs during economic downturns and selectively growing in periods of economic expansion. If we do not properly manage our resources in response to these conditions, our results of operations could be negatively impacted.

Our business could be negatively impacted by security threats, including cybersecurity threats, and other disruptions.

As a technology company, we face various security threats, including cybersecurity threats to gain unauthorized access to sensitive information. Although we utilize various procedures and controls to monitor these threats and mitigate our exposure to such threats, there can be no assurance that these procedures and controls will be sufficient in preventing security threats from materializing. If any of these events were to materialize, they could lead to losses of sensitive information, critical infrastructure, personnel or capabilities, essential to our operations and could have a material adverse effect on our reputation, financial position, results of operations, or cash flows.

Cybersecurity attacks in particular are evolving and include but are not limited to, malicious software, attempts to gain unauthorized access to data, and other electronic security breaches that could lead to disruptions in critical systems, unauthorized release of confidential or otherwise protected information and corruption of data. These events could damage our reputation and lead to financial losses from remedial actions, loss of business or potential liability.

Risks Related To Our Common Stock

We have issued a substantial number of securities that are convertible into shares of our common stock which could result in substantial dilution to the ownership interests of our existing stockholders.

As of the date of this prospectus, approximately 8,152,854 shares of our common stock were reserved for issuance upon exercise or conversion of outstanding stock options, convertible preferred stock and warrants. Our Series A-1 and Series B-1 Convertible Preferred Stock contain “blocker provisions” which prohibit the conversion of such securities if such conversions would result in the holder of such securities beneficially owing in excess of 9.99% of our outstanding shares of common stock. Our warrants that were issued in our November 2014 private placement contain “blocker provisions” which prohibit the exercise of such securities if such exercises would result in the holder of such securities beneficially owning in excess of 4.99 % of our outstanding shares of common stock. Although these provisions may be waived on 61 days’ written notice, they may have the effect of reducing the number of shares of common stock we are required to issue at any one time. The exercise or conversion of these securities will result in a significant increase in the number of outstanding shares and substantially dilute the ownership interests of our existing stockholders.

The availability of a substantial number of shares of our common stock for public sale may cause the price of our common stock to decline.

This prospectus covers the public resale of 1,142,718 shares of our common stock, including 145,841 shares of common stock underlying warrants issued in our July 2013 private offering with an amended exercise price of $6.00 per share, which expire five years after the date of issuance, and 996,877 shares of common stock underlying warrants issued in our November 2014 private offering with an exercise price of $3.60, which expire five years after the date of issuance.

We also have filed a registration statement covering the public resale of 5,933,334 shares of our common stock, including 516,667 shares of common stock issued in our November 2016 private placement, 2,500,000 shares of common stock issuable upon conversion of Series A-1 Convertible Preferred Stock issued in our October 2015 and November 2015 private offerings and 2,916,667 shares of common stock issuable upon conversion of Series B-1 Convertible Preferred Stock issued in our November 2015 private offering. The Series A-1 Convertible Preferred Stock and Series B-1 Convertible Preferred stock are each subject to a “blocker provision” which prohibits conversion if such conversion would result in the holder being the beneficial owner of in excess of 9.99% of our common stock. Although these provisions may be waived on 61 days written notice, they may have the effect of reducing the number of shares of common stock we are required to issue at any one time. Absent such blocker provisions, the shares of common stock being offered by the selling security holders represent approximately 98% of our outstanding shares.

The availability of these shares for sale to the public, whether or not sales have occurred or are occurring, and the sale of such shares in the public markets could have an adverse effect on the market price of our common stock. Such an adverse effect on the market price would make it more difficult for us to raise additional financing through the sale of equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.

Applicable SEC Rules governing the trading of “penny stocks” limits the trading and liquidity of our common stock, which may adversely affect the trading price of our common stock and the ability to sell our shares.

Our common stock currently trades on the OTCQB. Since our common stock continues to trade below $5.00 per share, our common stock is considered a “penny stock” and is subject to SEC rules and regulations, which impose limitations upon the manner in which our shares can be publicly traded. These regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the associated risks. Under these regulations, certain brokers who recommend such securities to persons other than established customers or certain accredited investors must make a special written suitability determination regarding such a purchaser and receive such purchaser’s written agreement to a transaction prior to sale. These regulations have the effect of limiting the trading activity of our common stock and reducing the liquidity of an investment in our common stock.

We intend to raise additional funds in the future through issuances of securities and such additional funding may be dilutive to stockholders or impose operational restrictions.

We expect that we will need to raise additional capital in the future to help fund our operations through sales of shares of our common stock or securities convertible into shares of our common stock, as well as issuances of debt. Such additional financing may be dilutive to our stockholders, and debt financing, if available, and may involve restrictive covenants which may limit our operating flexibility. If additional capital is raised through the issuance of shares of our common stock or securities convertible into shares of our common stock, the percentage ownership of existing stockholders will be reduced. These stockholders may experience additional dilution in net book value per share and any additional equity securities may have rights, preferences and privileges senior to those of the holders of our common stock.

Because we do not expect to pay dividends on our common stock for the foreseeable future, investors seeking cash dividends should not purchase shares of common stock.

We have never declared or paid any cash dividends on our common stock. Our Series A-1 Convertible Preferred Stock accrues dividends at the rate of 6% per annum payable quarterly on April 1, July 1, October 1 and January 1 of each year, payable in cash through October 1, 2017 and thereafter, in cash or kind through the issuance of additional shares of common stock. Our Series B-1 Convertible Preferred Stock accrues dividends at the rate of 2.5% per annum payable quarterly on April 1, July, 1, October 1, and January 1 of each year payable in cash. Following the payment of dividends on our Series A-1 and B-1 Convertible Preferred Stock, we currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends on our common stock in the foreseeable future. Our payment of any future dividends will be at the discretion of our board of directors after taking into account various factors, including but not limited to our financial condition, operating results, cash needs, growth plans and the terms of any credit agreements that we may be a party to at the time. Accordingly, investors seeking cash dividends should not purchase shares of our common stock.

Provisions of our certificate of incorporation, bylaws and Delaware law may make a contested takeover of our Company more difficult.

Certain provisions of our certificate of incorporation, bylaws and the General Corporation Law of the State of Delaware (“DGCL”) could deter a change in our management or render more difficult an attempt to obtain control of us, even if such a proposal is favored by a majority of our stockholders. For example, we are subject to the provisions of the DGCL that prohibit a public Delaware corporation from engaging in a broad range of business combinations with a person who, together with affiliates and associates, owns 15% or more of the corporation’s outstanding voting shares (an “interested stockholder”) for three years after the person became an interested stockholder, unless the business combination is approved in a prescribed manner. Our certificate of incorporation also includes undesignated preferred stock, which may enable our board of directors to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger or otherwise. Finally, our bylaws include an advance notice procedure for stockholders to nominate directors or submit proposals at a stockholders meeting. Delaware law and our charter may, therefore, inhibit a takeover.

The trading price of our common stock may be volatile.

The trading price of our shares has from time to time fluctuated widely and in the future may be subject to similar fluctuations. The trading price may be affected by a number of factors including the risk factors set forth in this prospectus as well as our operating results, financial condition, announcements of innovations or new products by us or our competitors, general conditions in the biometrics and access control industries, and other events or factors. We cannot assure you that any of the broker-dealers that currently make a market in our common stock will continue to serve as market makers or have the financial capability to stabilize or support our common stock. A reduction in the number of market makers or the financial capability of any of these market makers could also result in a decrease in the trading volume of and price of our shares. In recent years broad stock market indices, in general, and the securities of technology companies, in particular, have experienced substantial price fluctuations. Such broad market fluctuations may adversely affect the future-trading price of our common stock.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

The information contained in this prospectus may contain certain forward-looking statements. All statements other than statements of historical facts contained in this Report, including statements regarding our future financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. The words “anticipate,” “believe,” “estimate,” “will,” “may,” “future,” “plan,” “intend” and “expect” and similar expressions generally identify forward-looking statements. These forward-looking statements are not guarantees and are subject to known and unknown risks, uncertainties and assumptions that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Although we believe that our plans, intentions and expectations reflected in the forward-looking statements are reasonable, we cannot be sure that they will be achieved. Particular uncertainties that could cause our actual results to be materially different than those expressed in our forward-looking statements include: our history of losses and limited revenue; our ability to raise additional capital; our ability to protect our intellectual property; changes in business conditions; changes in our sales strategy and product development plans; changes in the marketplace; continued services of our executive management team; security breaches; competition between us and other companies in the biometric technology industry; market acceptance of biometric products generally and our products under development; delays in the development of products and statements of assumption underlying any of the foregoing, as well as other factors set forth under the caption “Risk Factors” on page 2 of this prospectus. All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the foregoing. Except as required by law, we undertake no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This Management’s Discussion and Analysis of Financial Condition and Results of Operations, and other parts of this prospectus contain forward-looking statements that involve risks and uncertainties. All forward-looking statements included in this prospectus are based on information available to us on the date hereof, and we assume no obligation to update any such forward-looking statements. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth in the section captioned “Risk Factors” on page 2 of this prospectus. The following should be read in conjunction with our audited financial statements and the accompanying notes included elsewhere herein.

OVERVIEW

We develop and market advanced fingerprint biometric identification and identity verification technologies, cryptographic authentication-transaction security technologies, as well as related identity management and credentialing software solutions. We were pioneers in developing automated, finger identification technology that supplements or compliments other methods of identification and verification, such as personal inspection identification, passwords, tokens, smart cards, ID cards, PKI, credit card, passports, driver’s licenses, OTP or other form of possession or knowledge-based credentialing.  Advanced BIO-key® technology has been and is used to improve both the accuracy and speed of competing finger-based biometrics.

In partnerships with OEMs, integrators, and solution providers, we provide biometric software solutions to private and public sector customers.  We provide the ability to positively identify and authenticate individuals before granting access to valuable corporate resources, web portals or applications in seconds.  Powered by our patented Vector Segment Technology™ or VST™, WEB-key® and BSP development kits are fingerprint biometric solutions that provide interoperability with all major reader manufacturers, enabling application developers and integrators to integrate fingerprint biometrics into their applications.

More recently, we have begun to distribute directly to consumers and commercial users our SideSwipe™, SideTouch and EcoID™ products. SideSwipe, SideTouch and EcoID are stand-alone fingerprint readers that can be used on any laptop, tablet or other device with a USB port.

We have developed what we believe is the most discriminating and effective commercially available finger-based biometric technology. Our primary focus is in marketing and selling this technology into commercial logical and physical privilege entitlement & access control markets.  Our primary market focus includes, among others, mobile payments & credentialing, online payments and credentialing, and healthcare record and payment data security.  Our secondary focus includes government and educational markets.

STRATEGIC OUTLOOK

Historically, our largest market has been access control within highly regulated industries such as healthcare.  However, we believe the mass adoption of advanced smart-phone and hand-held wireless devices have caused commercial demand for advanced user authentication to emerge as viable.  The introduction of smart-phone capabilities, like mobile payments and credentialing, could effectively require biometric user authentication on mobile devices to reduce risks of identity theft, payment fraud and other forms of fraud in the mobile or cellular based world wide web. As more services and payment functionalities, such as mobile wallets and near field communication (NFC), migrate to smart-phones, the value and potential risk associated with such systems should grow and drive demand and adoption of advanced user authentication technologies, including fingerprint biometrics and BIO-key solutions.

As devices with onboard fingerprint sensors continue to deploy to consumers, we expect that third party application developers will demand the ability to authenticate users of their respective applications (app’s) with the onboard fingerprint biometric. We further believe that authentication will occur on the device itself for potentially low-value, and therefore low-risk, use-transactions and that user authentication for high-value transactions will migrate to the application provider’s authentication server, typically located within their supporting technology infrastructure, or Cloud. We have developed our technology to enable, on-device authentication as well as network or cloud-based authentication and believe we may be the only technology vendor capable of providing this flexibility and capability. Our core technology works on over 40 commercially available fingerprint readers, across both Windows and Linux platforms, and Apple iOS and Android mobile operating systems. This interoperability, coupled with the ability to authenticate users via the device or cloud, is unique in the industry, provides a key differentiator for us, and in our opinion, makes our technology more viable than competing technologies and expands the size of the overall market for our products.

We believe there is potential for significant market growth in five key areas:

●	Corporate network access control, including corporate campuses, computer networks and applications;

●	Consumer mobile credentialing, including mobile payments, credit and payment card programs, data and application access, and commercial loyalty programs;

●	Government services and highly regulated industries including, Medicare, Medicaid, Social Security, drivers licenses, campus and school ID, passports/visas;

●	Direct sales of fingerprint readers to consumers and commercial customers; and

●	Growth in the Asia Pacific region.

In the near-term, we expect to grow our business within government services and highly-regulated industries in which we have historically had a strong presence, such as the healthcare industry.  We believe that continued heightened security and privacy requirements in these industries will generate increased demand for security solutions, including biometrics. In addition, we expect that the integration of our technology into Windows 10, will accelerate the demand for our computer network log-on solutions and fingerprint readers. Finally, our entry into the Asian market and licensing arrangement with China Goldjoy Group is expected to further expand our business by opening new markets.

Over the longer term, we intend to expand our business into the cloud and mobile computing industries. The continued emergence of cloud computing and mobile computing are primary drivers of commercial and consumer adoption of advanced authentication applications, including biometric and BIO-key authentication capabilities.  As the value of assets, services and transactions increases on such networks, we expect that security and user authentication demand should rise proportionately. Our integration partners include major web and network technology providers, who we believe will deliver our cloud-applicable solutions to interested service-providers. These service-providers could include, but are not limited to, financial institutions, web-service providers, consumer payment service providers, credit reporting services, consumer data service providers, healthcare providers and others. Additionally, our integration partners include major technology component providers and OEM manufacturers, who we believe will deliver our device-applicable solutions to interested hardware manufacturers. Such manufacturers could include cellular handset and smartphone manufacturers, tablet manufacturers, laptop and PC manufacturers, among other hardware manufacturers.

CRITICAL ACCOUNTING POLICIES

For detailed information regarding our critical accounting policies and estimates, see our financial statements and notes thereto included in this Report and in our Annual Report on Form 10-K for the year ended December 31, 2015.  There have been no material changes to our critical accounting policies and estimates from those disclosed in our most recent Annual Report on Form 10-K.

RECENT ACCOUNTING PRONOUNCEMENTS

For detailed information regarding recent account pronouncements, see Notes to Condensed Consolidated Financial Statements included in Part I, Item 1 of this report.

RESULTS OF OPERATIONS

THREE MONTHS ENDED SEPTEMBER 30, 2016 AS COMPARED TO SEPTEMBER 30, 2015 (Unaudited)

Consolidated Results of Operations - Percent Trend

	Three Months Ended September 30,
	2016	2015
Revenues
Services	43%	37%
License fees and other	57%	63%
	100%	100%
Costs and other expenses
Cost of services	11%	5%
Cost of license fees and other	29%	51%
	40%	56%
Gross Profit	60%	44%

Operating expenses
Selling, general and administrative	214%	151%
Research, development and engineering	123%	55%
	337%	206%
Operating loss	-277%	-162%

Other income (deductions)
Total other income	14%	1%
Net loss	-263%	-161%

Revenues and cost of goods sold

	Three months ended September 30,
	2016	2015	$ Change	% Change

Revenues
Service	$187,025	$250,191	$(63,166)	-25%
License & other	244,438	419,655	(175,217)	-42%
Total Revenue	$431,463	$669,846	$(238,383)	-36%

Cost of goods sold
Service	$46,257	$30,283	$15,974	53%
License & other	125,526	344,557	(219,031)	-64%
Total COGS	$171,783	$374,840	$(203,057)	-54%

Revenues

For the three months ended September 30, 2016 and 2015, service revenues included approximately $182,000 and $229,000, respectively, of recurring maintenance and support revenue, and approximately $5,000 and $21,000 of non-recurring custom services revenue, respectively.  Recurring service revenue decreased 21% during the current period primarily due to the delayed renewal of a maintenance agreement from the large shipment in the second quarter of 2015. The non-recurring custom services decreased 75% due to fewer customized requirements.

License and other revenue (comprised of hardware and royalties) decreased during the three months ended September 30, 2016. The decrease consisted of an approximate $157,000 or 42% decrease in our hardware sales, however, with the removal of a one-time sensor sale in 2015, hardware revenue increased approximately 100%. There was a $5,703 or 29% increase in core software. Royalty revenue decreased 100% as the OEM agreement was completed and was not renewed.

 Costs of goods sold

During the three months ended September 30, 2016, cost of services increased approximately $16,000 from the corresponding period in 2015 due to increased costs associated with third party software costs and personnel costs.

License and other costs for the three months ended September 30, 2015 decreased $219,000 from the corresponding period in 2015 due to the sensors cost in 2015.

Selling, general and administrative

	Three months ended September 30,
	2016	2015	$ Change	% Change

Selling, general and administrative	$925,939	$1,013,778	$(87,839)	-9%

Selling, general and administrative expenses decreased 9% during the three months ended September 30, 2016 from the corresponding period in 2015. Decreases consisted of lower professional fees and costs related to the settlement of the LifeSouth lawsuit in 2015, and factoring fees, offset by higher marketing costs.

Research, development and engineering

	Three months ended September 30,
	2016	2015	$ Change	% Change

Research, development and engineering	$528,554	$368,788	$159,766	43%

During the three months ended September 30, 2016, research, development and engineering costs increased 43% over the corresponding period in 2015, as a result of increased new personnel costs, temporary outside services, and non-cash compensation.

Other income and expense

	Three months ended September 30,
	2016	2015	$ Change	% Change

Interest income	6	1	5	500%
Interest expense	-	(20,000)	20,000	-100%
Gain on derivative liabilities	60,385	27,975	32,410	116%

Total	$60,391	7,976	$52,415	657%

Interest income for the quarter ended September 30, 2016 and September 30, 2015 consisted of bank interest.

Interest expense for the quarter ended September 30, 2015 represented the amortized portion of the original issue discount and the interest charge of the loan.

During the fourth quarters of 2013 and 2014 and third quarter of 2015, we issued various warrants that contained derivative liabilities. Such derivative liabilities are required to be marked-to-market each reporting period. In the current quarter, we determined the warrant liability recorded during the third quarter of 2015 did not meet the criteria to record a derivative liability and therefore, the related cumulative loss on the derivative was reversed.

NINE MONTHS ENDED SEPTEMBER 30, 2016 AS COMPARED TO SEPTEMBER 30, 2015 (Unaudited)

Consolidated Results of Operations - Percent Trend

	Nine Months Ended September 30,
	2016	2015
Revenues
Services	54%	21%
License fees and other	46%	79%
	100%	100%
Costs and other expenses
Cost of services	13%	4%
Cost of license fees and other	20%	14%
	33%	18%
Gross Profit	67%	82%

Operating expenses
Selling, general and administrative	231%	84%
Research, development and engineering	124%	33%
	355%	117%
Operating loss	-288%	-35%

Other income (deductions)
Total other income	1%	0%
Net Income (loss)	-288%	-37%

Revenues and costs of goods sold

	Nine months ended September 30,
	2016	2015	$ Change	% Change
Revenues
Service	$692,677	$755,813	$(63,136)	-8%
License & other	585,192	2,835,662	(2,250,470)	-79%
Total Revenue	$1,277,869	$3,591,475	$(2,313,606)	-64%

Cost of goods sold
Service	$168,636	$154,251	$14,385	9%
License & other	251,485	505,339	(253,854)	-50%
Total COGS	$420,121	$659,590	$(239,469)	-36%

Revenues

For the nine months ended September 30, 2016 and 2015, service revenues included approximately $593,000 and $506,000, respectively, of recurring maintenance and support revenue, and approximately $99,000 and $250,000, respectively, of non-recurring custom services revenue.  Recurring service revenue increased 17% from 2015 to 2016 as we continued to expand our customer base. The non-recurring custom services decreased 60% due to fewer customized sales.

For the nine months ended September 30, 2016, license and other revenue (comprised of third party hardware and royalty) decreased approximately 79% as a result of several contributing factors.  Software license revenue decreased approximately $2,016,000 or 94% primarily as a result of a single large order in 2015 without a comparable order in 2016. Hardware sales decreased by approximately $177,000 or 29%, however, with the removal of the one-time sensor sale in 2015, hardware revenue increased approximately $90,000 or 25%.  Royalty income decreased 75% to approximately $21,000 from $81,000 during the corresponding period in 2015, as the OEM agreement was completed and was not renewed in the second quarter of 2016.

Costs of goods sold

For the nine months ended September 30, 2016, cost of service increased approximately $14,000 from the corresponding period in 2015 primarily as a result of increased costs associated with third party software costs and personnel costs.

License and other costs for the nine months ended September 30, 2016 decreased approximately $254,000 from the corresponding period in 2015, due to the decrease in hardware revenue specifically the one-time sensor sale.

 Selling, general and administrative

	Nine months ended September 30,
	2016	2015	$ Change	% Change

Selling, general and administrative	$2,956,456	$3,034,318	$(77,862)	-3%

Selling, general and administrative expenses for the nine months ended September 30, 2016 decreased 3% from the corresponding period in 2015.  Decreases included the legal fees for the LifeSouth settlement from 2015, marketing expenses and sales commission, offset by increases from new personnel in the Hong Kong subsidiary.

Research, development and engineering

	Nine months ended September 30,
	2016	2015	$ Change	% Change

Research, development and engineering	$1,584,403	$1,169,427	$414,976	35%

During the nine months ended September 30, 2016, research, development and engineering costs increased 35% from the corresponding period in 2015, due to increased new personnel costs, temporary outside services, non-cash compensation and recruiting expenses.

Other income and expense

	Nine months ended September 30,
	2016	2015	$ Change	% Change

Interest income	19	5	14	280%
Interest expense	-	(20,000)	(20,000)	-100%
Gain on derivative liabilities	10,879	42,228	(31,349)	-74%
Income taxes	(912)	(912)	-	0%

Total	$9,986	$21,321	$(11,335)	-53%

Interest income for the period ended September 30, 2016 and September 30, 2015 consisted of bank interest.

Interest expense for the period ended September 30, 2015 represented the amortized portion of the original issue discount and the interest charge of the loan.

During the fourth quarters of 2013 and 2014, and third quarter of 2015, we issued various warrants that contained derivative liabilities. Such derivative liabilities are required to be marked-to-market each reporting period. In the current quarter, we determined the warrant liability recorded during the third quarter of 2015 did not meet the criteria to record a derivative liability and therefore, the related cumulative loss on the derivative was reversed.

YEAR ENDED DECEMBER 31, 2015 AS COMPARED TO DECEMBER 31, 2014

Consolidated Results of Operations

Two Year % trend

	Years ended December 31,
	2015	2014
Revenues
Services	18%	37%
License fees and other	82%	63%
	100%	100%
Costs and other expenses
Cost of services	5%	11%
Cost of license fees and other	19%	8%
	24%	19%
Gross Profit	76%	81%

Operating expenses
Selling, general and administrative	78%	92%
Research, development and engineering	30%	41%
	108%	132%
Operating loss	-32%	-51%

Other income (deductions)
Total other income (deductions)	-3%	4%
Net loss	-35%	-47%

Revenues and Costs of goods sold

			2015 - 2014
	2015	2014	$ Chg	% Chg

Revenues
Service	$931,394	$1,489,820	$(558,426)	-37%
License & other	4,329,831	2,516,036	1,813,795	72%
Total Revenue	$5,261,225	$4,005,856	$1,255,369	31%

Cost of goods sold
Service	$260,436	$445,803	$(185,367)	-42%
License & other	1,019,085	302,947	716,138	236%
Total COGS	$1,279,521	$748,750	$530,771	71%

Revenues

Revenue increased $1,255,369 or 31% to $5,261,225 in 2015 as compared to $4,005,856 in 2014. As described more fully below, the increase was primarily due to material growth in our core business of licensing our software and new revenue stream from sales of our fingerprint readers.

For the years ended December 31, 2015 and 2014, service revenues included approximately $679,000 and $627,000, respectively, of recurring maintenance and support revenue, and approximately $252,000 and $863,000, respectively, of non-recurring custom services revenue. Recurring service revenue increased 8% from 2014 to 2015, due to the increase in bundled maintenance agreements to our expanding customer license base. Non-recurring custom services decreased 71% due to a completion of a customer project at the end of 2014.

For the years ended December 31, 2015 and 2014, license and other revenue (comprised of third party and BIO-key hardware, and royalty) increased approximately 72% as a result of several contributing factors. Software license revenue increased by approximately $957,000 or 49% during the year ended December 31, 2015 compared to the year ended December 31, 2014. We continued to expand our relationship with NCR, developed new partnerships, continued to ship orders to Aesynt for their continued deployment of our identification technology in their AccuDose® product line, and for ongoing expansion of biometric ID deployments with commercial partners LexisNexis, Educational Biometric Technology, Identimetrics, and a large supplemental order from single international customer. Hardware sales increased by approximately $841,000 (181%), as a result of the introduction of our new low cost fingerprint readers, the establishment of our Hong Kong subsidiary, and expanding healthcare industry deployments. Royalty income, from an OEM agreement for the year ended December 31, 2015 increased 18% to approximately $103,000 from $87,000 during 2014, due to adding a new OEM partner.

Costs of goods sold

For the year ended December 31, 2015, cost of service decreased approximately $185,000 primarily as a result of costs associated with non-recurring custom services revenue. License and other costs for the year ended December 31, 2015 increased approximately $716,000 due primarily to the increase in hardware revenue, and third party software revenue.

Selling, general and administrative

		2015 - 2014
2015	2014	$ Chg	% Chg

$4,121,030	$3,670,090	$450,940	12%

Selling, general and administrative expenses for the year ended December 31, 2015 increased 12% from the year ended December 31, 2014. Increases were driven by expanded sales and marketing personnel expenses, commission expense associated with increased revenue, factoring fees, settlement of litigation and related legal fees, and legal fees associated with the license agreement with CGG.

Research, development and engineering

		2015 - 2014
2015	2014	$ Chg	% Chg

$1,556,025	$1,626,136	$(70,111)	-4%

For the year ended December 31, 2015, research, development and engineering costs decreased 4% as we did not engage temporary outside consulting services for any personnel for specific projects that we had in 2014.

Other income and expense

			2015 - 2014
	2015	2014	$ Chg	% Chg

Interest income	$14	$7	$7	100%
Interest expense	(192,199)	-	(192,199)	N/A
Income tax	(912)	(1,712)	800	-47%
Gain on derivative liabilities	31,142	157,253	(126,111)	-80%

	$(161,955)	$155,548	$(317,503)	-204%

Interest income for the years ended December 31, 2015 and 2014 consisted of bank interest.

Interest expense for the year ended December 31, 2015 represented the amortized original issue discount, the amortized debt discount from the warrant liabilities, and the interest charge under a promissory note we issued in September 2015.

During the fourth quarters of 2013 and 2014 and third quarter of 2015, we issued various warrants that contained derivative liabilities. Such derivative liabilities are required to be marked-to-market each reporting period.

LIQUIDITY AND CAPITAL RESOURCES

Cash Flows

Net cash used for operations during the nine months ended September 30, 2016 was approximately $3,523,000. The cash used in operating activities was primarily attributable to the following items:

●

Positive cash flows related to adjustments to depreciation, amortization, share-based compensation, and issuance of common stock to our non-employee directors and Chief Executive Officer of approximately $329,000, a decrease in accounts receivable of approximately $957,000, and a decrease in due from factor of approximately $33,000.

●

Negative cash flows related to an increase in inventory of approximately $220,000, due to receipt of BIO-key brand fingerprint readers and fabricated assemblies with our Hong Kong subsidiary, and decreases in accrued expenses, deferred revenue, and accounts payable of approximately $900,000.

Net cash used for investing activities during the nine months ended September 30, 2016 was approximately $53,000 and related to capital expenditures.

Net cash used for financing activities during the nine months ended September 30, 2016 was approximately $568,000, consisting of approximately $535,000 in payment of dividends on preferred stock and approximately $33,000 for issuance of stock costs.

Net working capital at September 30, 2016 was approximately $1,921,000 as compared to net working capital of approximately $10,930,000 at December 31, 2015. The decline in working capital is primarily due to the reclassification from current asset to long term of an account receivable from a foreign customer of approximately $2.1 million, and a revised estimate in the current portion of software licenses to be sold (decrease of $3 million) in the next twelve months, and cash used to fund operations during the nine months ended September 30, 2016.

Liquidity and Capital Resources

Since our inception, our capital needs have been principally met through proceeds from the sale of equity and debt securities.  We expect capital expenditures to be less than $100,000 during the next twelve months.  We do not currently maintain a line of credit or term loan with any commercial bank or other financial institution.

The following sets forth our primary sources of capital during the previous two years:

As of December 2011, we entered into a 24-month accounts receivable factoring arrangement with a financial institution (the “Factor”) which has since been extended through October 31, 2017. Pursuant to the terms of the arrangement, from time to time, we sell to the Factor certain of our accounts receivable balances on a non-recourse basis for credit approved accounts. The Factor remits 35% of the foreign and 75% of the domestic accounts receivable balance to us (the “Advance Amount”), with the remaining balance, less fees, to be forwarded to us once the Factor collects the full accounts receivable balance from the customer. In addition, from time to time, we receive over advances from the Factor. Factoring fees range from 2.75% to 21% of the face value of the invoice factored, and are determined by the number of days required for collection of the invoice. We expect to continue to use this factoring arrangement periodically to assist with our general working capital requirements due to contractual requirements.

In November 2014, we issued an aggregate of 664,584 shares of our common stock and warrants to purchase an additional 996,877 shares of common stock for an aggregate purchase price of $1,595,000. The warrants have a term of five years and an exercise price of $3.60 per share.

On September 23, 2015, we issued a promissory note and a warrant to purchase 69,445 shares of common stock for an aggregate principal sum of $250,000. The warrants have a term of five years and have an exercise price of $3.60 per share. The note was repaid in full in October 2015.

On October 22 and 29, 2015, we issued 84,500 shares (the “Series A-1 Shares”) of Series A-1 Convertible Preferred Stock at a purchase price of $100.00 per share, for aggregate gross proceeds of $8,450,000. The Series A-1 Shares are convertible at any time at the option of the holder into shares of common stock at an initial conversion price of $3.60 per share, subject to adjustment for stock dividends, stock splits, combinations, and reclassifications of our capital stock, and subject to a “blocker provision” which prohibits conversion if such conversion would result in the holder being the beneficial owner of in excess of 9.99% of our common stock. The Series A-1 Shares accrue dividends at the rate of 6% per annum payable quarterly on April 1, July, 1, October 1, and January 1 of each year payable in cash through October 1, 2017 and thereafter, in cash or kind through the issuance of additional shares of common stock having a value equal to the volume weighted average trading price of the Company’s common stock for the ten (10) days preceding the applicable dividend payment date.

On November 11, 2015 the Company issued 105,000 shares (the “Series B-1 Shares”) of Series B-1 Convertible Preferred Stock at a purchase price of $100.00 per share, for gross proceeds of $10,500,000, and 5,500 additional shares of Series A-1 Convertible Preferred Stock at a purchase price of $100.00 per share, for gross cash proceeds of $550,000. The Series B-1 Shares are convertible at any time at the option of the holder into shares of common stock at an initial conversion price of $3.60 per share, subject to adjustment for stock dividends, stock splits, combinations, and reclassifications of our capital stock, and subject to a “blocker provision” which prohibits conversion if such conversion would result in the holder being the beneficial owner of in excess of 9.99% of our common stock. The Series B-1 Shares accrue dividends at the rate of 2.5% per annum payable quarterly on April 1, July, 1, October 1, and January 1 of each year payable in cash.

Liquidity outlook

At September 30, 2016, our total cash and cash equivalents were approximately $177,000, as compared to approximately $4,321,000 at December 31, 2015.

As discussed above, we have historically financed our operations through access to the capital markets by issuing secured and convertible debt securities, convertible preferred stock, common stock, and through factoring receivables. On November 18, 2016, we issued to Wong Kwok Fong (Kelvin) 516,667 shares of common stock in consideration of an aggregate purchase price of $1,860,000 or $3.60 per share. We estimate that we currently require approximately $579,000 per month to conduct our operations and pay dividend obligations, a monthly amount that we have been unable to consistently achieve through revenue generation. During the first nine months of 2016, we generated approximately $1,278,000 of revenue, which is below our average monthly requirements.

If we are unable to continue to generate sufficient revenue to meet our goals, we will need to obtain additional third-party financing to (i) conduct the sales, marketing and technical support necessary to execute our plan to substantially grow operations, increase revenue and serve a significant customer base; and (ii) provide working capital. We may, therefore, need to obtain additional financing through the issuance of debt or equity securities.

Due to several factors, including our history of losses and limited revenue, our independent auditors have included an explanatory paragraph in their opinion related to our annual financial statements as to the substantial doubt about our ability to continue as a going concern. Our long-term viability and growth will depend upon the successful commercialization of our technologies and our ability to obtain adequate financing. To the extent that we require such additional financing, no assurance can be given that any form of additional financing will be available on terms acceptable to us, that adequate financing will be obtained to meet our needs, or that such financing would not be dilutive to existing stockholders. If available financing is insufficient or unavailable or we fail to continue to generate sufficient revenue, we may be required to further reduce operating expenses, delay the expansion of operations, be unable to pursue merger or acquisition candidates, or continue as a going concern.

BUSINESS

Overview

We were founded in 1993 to develop and market advanced fingerprint biometric technology and related security software solutions. First incorporated as BBG Engineering, we were renamed SAC Technologies in 1994 and, again, renamed BIO-key International, Inc. in 2002.

We develop and market advanced fingerprint biometric identification and identity verification technologies, cryptographic authentication-transaction security technologies, as well as related identity management and credentialing software solutions. We were pioneers in developing automated, finger identification technology that supplements or compliments other methods of identification and verification, such as personal inspection identification, passwords, tokens, smart cards, ID cards, PKI, credit cards, passports, driver’s licenses, OTP or other form of possession or knowledge-based credentialing. Additionally, advanced BIO-key® technology has been and is used to improve both the accuracy and speed of competing finger-based biometrics.

In 2015, we entered into the fingerprint hardware device business through a strategic relationship with China Goldjoy Group (“CGG”), an entity that is affiliated with two of our directors. We distribute directly to end users our SideSwipe™ and EcoID™ readers which can be used on any laptop, tablet or other device which contains a USB port. For additional information on our strategic relationship with CGG, refer to section titled “Certain Relationships and Related Transactions, and Director Independence.” and Note K to our consolidated financial statements for the year ended December 31, 2015.

We have developed what we believe is the most discriminating and effective commercially available finger-based biometric technology. Our primary focus is in marketing and selling this technology into commercial logical and physical privilege entitlement and access control markets. Our primary market focus includes mobile payments and credentialing, healthcare records and data security, among other things. Our secondary focus includes government markets, large scale identity projects such as voter’s registration, driver’s license, national ID programs, and SIM card registration.

We continue to develop advancements in our capabilities, as well as explore potential strategic relationships, including business combinations and acquisitions, which could help us leverage our capability to deliver our solutions. We have built a direct sales force, and additionally, utilize resellers, integrators and partners with substantial experience in selling technology solutions to government and corporate customers in their respective markets.

Products

Finger-based Biometric Identification and Personal Identity Verification

We are a leader in finger-based biometric identification and personal identity verification, as well as authentication-transaction security. Stand-alone, or in partnerships with OEMs, integrators, and solution providers, we provide biometric software solutions and authentication-transaction security solutions to private and public sector customers. We help customers reduce risk by providing the ability to control access to facilities and services, in either the logical or physical domain. Our solutions positively identify individuals and verify, or confirm, their identity before granting access to valuable corporate resources, privileged or subscribed data and services, web portals, applications, physical locations or assets.

We also develop and distribute hardware components, through our strategic relationship with CGG that are used in conjunction with our software. Additionally, we sell third-party hardware components with our software in various configurations required by our customers, as do our partners. Our products are interoperable with all major fingerprint reader and hardware manufacturers, enabling application developers, value added resellers (“VARs”), and channel partners to integrate our fingerprint biometrics into their application, while dramatically reducing maintenance, upgrade and life-cycle costs. Our core technology supports interoperability on over 40 different commercially available fingerprint readers. The technology is also interoperable across Windows and Linux, as well as Apple iOS and Android mobile operating systems. This interoperability is unique in the industry and a key differentiator for our products in the biometric market and, in our opinion, makes our technology more viable than competing technologies and expands the size of the overall market for our products.

In November 2015, we entered into a license agreement with CGG pursuant to which we obtained a license to certain software from CGG, known as FingerQ, which is currently being integrating into our core WEB-key® platform and will be used in a number of application areas, including mobile payments and personal identity devices for the Asia Pacific markets.

Our biometric identification technology improves both the accuracy and speed of screening individuals, for identification purposes or for personal identity verification, by extracting unique data from a fingerprint and comparing it to existing similar fingerprint data. The technology has been built to be completely scalable and can handle databases containing millions of fingerprints. We achieve the highest levels of discrimination without requiring any other identifying data (multi-factor) such as a user ID, smart ID cards, or tokens, although our technology can be used in conjunction with such additional factors. Users of our technology have the option of on device or cloud authentication. This flexible authentication option in conjunction with our interoperable capabilities, is another key differentiator of our biometric identification solutions.

We support industry standards, such as FIDO, BioAPI, and have received National Institute of Standards and Technology independent laboratory certification of our ability to support Homeland Security Presidential Directive #12 (HSPD-12) and ANSI/INCITS-378 templates, as well as validation of our fingerprint match speed and accuracy in large database environments.

Our finger identification algorithm—Vector Segment Technology (VST™) is the core intellectual property behind our full suite of biometric products that include:

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Vector Segment Technology SDK (VST) – Our biometric software development kit (“SDK”) that provides developers the ability to incorporate our biometric capabilities into their respective product offerings or infrastructure. VST is available as a low level SDK for incorporation into any application architecture to increase security while not sacrificing convenience. VST runs on Windows and Linux as well as within WEB-key on iOS and Android systems.

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Intelligent Image Indexing® – Our biometric identification solution that offers both large-scale one-to-many user identification. This solution enables customers to perform false alias and fast entry checks, including preventing fraudulent access to systems and privileges. Intelligent Image Indexing scales identification capabilities from thousands to millions of users. The solution runs on commercially available hardware making it scalable for any size system.

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Biometric Service Provider – We provide support for the BioAPI (a standards-based solution meeting worldwide needs) for a compliant interface to applications using biometrics for verification and identification. We enhance the traditional use of BioAPI by adding 64-bit support and other advanced features, supporting identification calls and also providing a single user interface for multiple fingerprint readers.

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ID Director™ – Our Single Sign On (SSO) is a suite of solutions for integration with CA Technologies SiteMinder, Oracle’s Fusion Middleware SSO, IBM Tivoli Access Manager and other solutions, utilizing the power and security of WEB-key. This solution provides a simple to implement, custom authentication scheme for companies looking to enhance authentication. ID Director is designed to add a level of security and convenience to the transaction level of any application.

In 2015, Microsoft announced native support for biometrics in the Windows 8.1 and Windows 10 Operating platforms as well as Office 2016. With Microsoft Hello any user can replace their PIN or password to access their device without any special software downloads by using our recently introduced finger scanners, SideSwipe and EcoID, which are plug and play compatable with the Microsoft platforms. BIO-key has been the exclusive partner, in particular at the Microsoft “Ignite your Business” Windows 10 and Office 2016 launch events, which has generated a number of leads and opportunities for both our hardware and software offerings. Moving forward, we intend to aggressively pursue these opportunities.

Authentication Transaction Security

Our authentication-transaction security technology, WEB-key®, provides the ability to conduct identification and identity verification transactions in potentially insecure environments, including the World Wide Web or in off-site cloud environments.

WEB-key makes cloud-based biometric user-authentication viable and eliminates technology constraints on online service providers, who are otherwise held dependent on handset provider hardware and software platform decisions. It extends all features and functionalities of the VST algorithm to customers looking to add an enhanced level of security to their thin client and client/server applications. WEB-key is currently supported by both Windows and Linux operating systems. Clients are available on Windows, iOS and Android operating systems.

Intellectual Property Rights

We develop and own significant intellectual property and believe that our intellectual property is fundamental to our biometric operation:

Patents

We own patented technologies and trade secrets developed or acquired by us.

In May 2005, the U.S. Patent & Trademark Office issued patent 6,895,104 for our Vector Segment fingerprint technology (VST), BIO-key’s core biometric analysis and identification technology. With the payment of all maintenance fees, this patent will expire on March 4, 2023.

On October 3, 2006, we announced that our patent for a biometric authentication security framework had been granted by the U.S. Patent & Trademark Office. The patent No. 7,117,356 was issued to us for a biometric authentication security framework that enhances commercial and civil biometric use. Our authentication security framework protects privacy and security of cloud or network based authentications while also facilitates ease of use of biometric systems. The technology that this patent is based on is the foundation for the authentication security incorporated in our WEB-key® product line. WEB-key is a mature enterprise authentication solution that functions in a wide variety of application environments. The solution supports a variety of implementation alternatives including card technologies for “two-factor” authentication and also supports “single-factor” authentication. Partners and customers implementing our WEB-key software to provide convenient and secure user identity include a number of institutions including the Allscripts Healthcare Solutions, Computer Associates Site Minder, Oracle Access Manager and many other enterprise and solutions based systems. With the payment of all maintenance fees, this patent will expire on May 20, 2023.

On December 26, 2006, we were issued US patent No. 7,155,040 covering our unique image processing technology, which is critical for enhancing information used in the extraction of biometric minutiae. The issued patent protects a critical part of an innovative four-phase image enhancement process developed by us. With the payment of all maintenance fees, this patent will expire on January 29, 2025.

On April 15, 2008, we were issued US patent No. 7,359,553 covering our image enhancement and data extraction core algorithm components. The solution protected under this patent provides the capability to quickly and accurately transform a fingerprint image into a computer image that can be analyzed to determine the critical data elements. With the payment of all maintenance fees, this patent will expire on January 3, 2025.

On August 19, 2008, we were issued US patent No. 7,415,605 for our “Biometric Identification Network Security” method. The solution protected under this patent provides a defense against hackers and system attacks, while leveraging the industry standard Trusted Platform Module (TPM) specification for encryption key management. With the payment of all maintenance fees, this patent will expire on May 20, 2023.

On November 18, 2008, we were issued US patent No. 7,454,624 for our “Match Template Protection within a Biometric Security System” method. The solution protected under this patent limits the scope of enrollment templates usage and also eliminates the need for revocation or encryption processes, which can be expensive and time consuming. With the payment of all maintenance fees, this patent will expire on May 17, 2025.

On March 10, 2009, we were issued US patent No. 7,502,938 for our “Trusted Biometric Device” which covers a simple, yet secure method of protecting a user’s biometric information. It covers the transmission of information from the point the information is collected at the biometric reader until the data reaches the computer or device that is authenticating the user’s identity. With the payment of all maintenance fees, this patent will expire on October 25, 2025.

On May 26, 2009, we were issued US patent No. 7,539,331 for our “Image Identification System” method for improving the performance and reliability of image analysis within an image identification system. With the payment of all maintenance fees, this patent will expire on March 22, 2022.

On November 8, 2011, we were issued US Patent No 8,055,027 for our “Generation of Directional Information in the Context of Image Processing” method for image enhancement and processing. With the payment of all maintenance fees, this patent will expire on October 10, 2027.

On July 3, 2012, we were issued US Patent No 8,214,652 for our “Biometric Identification Network Security”, an expanded method of network and related network authentication security systems utilizing hardware based support for encryption and key management for authentication purposes. With the payment of all maintenance fees, this patent will expire on April 24, 2024.

We have also been granted parallel patents to the US Patent portfolio to certain of our patents in many foreign countries offering protection of our intellectual property rights around the world.

Licensed Technology

In the fourth quarter of 2015, we entered into a license agreement with affiliates of CGG. The license agreement provides for the grant to our subsidiary, BIO-key Hong Kong Limited, of a perpetual, irrevocable, exclusive, worldwide, fully-paid license to all software and documentation regarding the software code, toolkit, electronic libraries and related technology currently known as or offered under the Finger Q name, together with perpetual license under all related patents held by the licensors and any other intellectual property rights owned by the licensors related to the forgoing software. This portfolio includes 16 patents focused on, among other things, mobile payment systems and mobile payment methods based on biometric authentication as well finger print authentication systems and a finger print authentication method based on NFC. The license agreement grants us the exclusive right to reproduce, create derivative works and distribute copies of the FingerQ software and documentation, create new FingerQ related products, and grant sublicenses of the licensed technology to end users. In addition, in the event the licensors make any derivatives or improvement in the FingerQ software or make any product or service that may compete with or which includes functionality similar to the FingerQ technology, they are required to license such derivative, improvement, product or service to us on the terms set forth in the license agreement at no additional charge. The license arrangement also allows us to create new, innovative solutions to address the growing demand for secure mobile transactions.

Trademarks

We have registered our trademarks “BIO-key”, “True User Identification”, “Intelligent Image Indexing”, “WEB-key”, “SideSwipe” and “EcoID” with the U.S. Patent & Trademark Office, as well as many foreign countries, protecting our company’s name and key technology offering names.

Copyrights and trade secrets

We take measures to ensure copyright and license protection for our software releases prior to distribution. When possible, the software is licensed in an attempt to ensure that only licensed and activated software functions to its full potential. We also take measures to protect the confidentiality of our trade secrets.

Markets

Identity Management, User Authentication, Privilege Entitlement and Access Control

Our products reduce risk of theft, fraud, loss and attack by limiting access to valuable assets, privileges, data, services, networks and places, to only authorized individuals. Conversely, our products enhance the monetary value and/or viability of privileged assets, places and services by ensuring only subscribers and otherwise entitled holders can enjoy full access to their privileges. In effect, our products replace traditional credentialing systems, which utilize a physical or electronic credential document to represent the holder’s privilege entitlement, and access control systems that guard access to such privileges. Examples of such privileges include, but are not limited to: international travel and immigration privileges; employment ID, campus ID and corporate ID privileges; healthcare service privileges; citizen entitlement privileges such as Medicare, Medicaid and Social Security; and bank, credit account and financial transaction privileges such as checking accounts, debit and credit cards, payments, online services and subscription privileges. Examples of access points include doorways, gates, computers, point-of-sale terminals, smart-phones or web-portals and automobiles. In our opinion, the market for advanced user authentication, including fingerprint biometrics, is conceptually enormous, represented by virtually any doorway, gate, computer network or internet end-point like smart-phones, desktops and laptops PCs and tablets, and compounded by the number of individuals privileged to access something guarded by those access points. We believe the market opportunity for our products is a massive upgrade cycle of global privilege entitlement and access control systems.

Historically, our largest market has been access control within highly regulated industries like healthcare. However, we believe the mass adoption of advanced smart-phone and hand-held wireless devices have caused commercial demand for advanced user authentication to emerge as viable. The introduction of smart-phone capabilities, like mobile payments and credentialing, could effectively require biometric user authentication on mobile devices to reduce risks of identity theft, payment fraud other forms of fraud in the mobile or cellular based World Wide Web. As more services and payment functionalities, like mobile wallets and NFC, migrate to smart-phones, the value and potential risk associated with such systems should grow substantially and drive demand and mass adoption of advanced user authentication technologies, including fingerprint biometrics and our solutions.

Upon introducing a series of compact fingerprint readers, we saw an immediate uptick in inquiries from both large commercial companies seeking an alternative to passwords, and from consumers recognizing that they could use SideSwipe or EcoID to replace their Windows password.

In October 2015, we established a wholly owned subsidiary in Hong Kong “BIO-key Hong Kong” for purposes of establishing relationships and conducting business is the Asia Pacific Region. Through our new Hong Kong subsidiary, we will staff to support the growing demand for secure identification and authentication in the region.

We believe there is potential for significant market growth in five key areas:

●	Corporate network access control-corporate campuses, computer networks and applications.

●	Consumer mobile credentialing, including mobile payments-credit and payment card programs, data and application access and commercial loyalty programs.

●	Demand for BIO-key hardware products from Windows 10 users and Fortune 500 companies.

●	Government services and highly regulated industry-Medicare, Medicaid, Social Security, Drivers Licenses, Campus and School ID, Passports/Visas.

●	Growth in the Asia Pacific region.

Business Model

Our business model for 2016 and beyond is focused on the following key areas:

Market Drivers:

The primary drivers for fingerprint authentication are identity theft, data breaches, and compliance in highly regulated industries such as government, financial services, and healthcare. However, the number one driver might be the world’s dissatisfaction with passwords. Introduced as a way to offer a personal layer of security when the Internet was first launched, and long before the term “hacker” was coined, the password was a great solution to protect access to email accounts and basic internet activities. Yet, none of us could envision that the internet and smart mobile devices would expose us to a new boundary-less world, one that would require a much better understanding of cybersecurity.

Education has been an important factor in the growth of the biometric industry. Expanded utilization provides use cases and helps increase awareness. Even as myths about the technology are discussed, eventually, industry leaders educate the public about the facts versus fiction. BIO-key has taken a keen focus on championing biometric technology across all verticals and is viewed as a thought leader in the space. We have been featured in the national media and participate in national and international trade conferences commenting on key topics and issues within the industry

OEM Customers

We will continue to prioritize securing agreements with OEM customers. The history of success supporting NCR, McKesson and LexisNexis provides an established footprint that we intend to build upon. As OEM customers embed BIO-key solutions within their products, the customer benefits from the enhanced security and workflow. OEM customers ordering patterns are more predictable and OEM customers generally require lower service and support resourcing.

Highly Regulated Industries

Government projects and healthcare, including hospitals, clinics, private practices and blood centers provide a significant opportunity for BIO-key. In healthcare, we anticipate that patient identification will emerge as a highly regulated requirement for all healthcare organizations and we are developing our software to accommodate this need. The financial services industry in the U.S. has been slow to adopt biometric authentication while Asia and Europe have been more receptive to incorporating biometrics. We anticipate that the U.S. market will grow rapidly once the first major institution adopts a biometric solution.

Partner Model

We remain committed to a partner sales model. In the Identity and Access Management (IAM) space, we have adjusted our targets to include working with resellers, and are developing a security assertion markup language (SAML) solution for ease of installation purposes. In healthcare, HealthCast and other partners, such as Caradigm and Aventura, identified and sold our solutions to a number of new customers in 2015.

Consumer Market	We are working with Amazon and developing packaging so that our compact fingerprint readers can be featured and sold through retail outlets directly to consumers.

Microsoft Partnership

In November of 2015, we established a partnership with Microsoft initiated by our participation at the “Ignite your Business” Windows 10 - Hello twelve city launch tour. BIO-key was featured as the exclusive biometric technology vendor during the launch, resulting in the accumulation of over 700 inquiries from participants at the events.

Hardware

Almost immediately after launching SideSwipe, we witnessed an increase in inquiries inspiring us to develop a series of compact readers with different features and form factors. Hardware has played a significant role in increasing the visibility of our company and has become a catalyst for our software. By offering hardware to customers, we offer a more full and complete solution and eliminate the need for us to engage a hardware vendor on certain projects, which can sometimes inhibit the process and margins. The launch of our hardware division was one of the most significant developments in 2015.

Research and Development

We concentrate our research and development efforts on enhancing the functionality, reliability and integration of our current products as well as developing new and innovative products and solutions. Although we believe that our identification technology is one of the most advanced and discriminating fingerprint technologies available today, the markets in which we compete are characterized by rapid technological change and evolving standards. In order to maintain our position in the market, we will continue to upgrade and refine our existing technologies. We have also licensed mobile platform software from China Goldjoy Group which will be integrated with our core WEB-key offerings and introduced to the Asian markets during 2016. This presents a significant opportunity for us going forward.

Products On Demand (POD)

Our technology and development team welcomes the opportunity to develop customer specific solutions if they are funded. Our strategy to support POD is to utilize internal resources, outsource support services and strategic partners to satisfy unique customer requirements. Our flexible, nimble business model and interoperable capabilities are key differentiators.

Competition

In addition to companies that provide existing commonplace methods of restricting access to facilities and logical access points such as pass cards, PIN numbers, passwords, locks and keys, there are numerous companies involved in the development, manufacturing and marketing of fingerprint biometrics products to commercial, government, law enforcement and prison markets. These companies include, but are not limited to, 3M (Cogent), NEC, and MorphoTrak.

The majority of sales for automated fingerprint identification products in the market to date have been deployed for government agencies, healthcare facilities and law enforcement applications. The consumer and commercial markets represent areas of significant growth potential for biometrics, led by the use of mobile devices.

The epidemic of security and data breaches reported over the past few years is one of the driving factors for identifying new methods of protecting valuable data. After attempting to create a more sophisticated password or more efficient token or PIN, it’s become apparent that each of these methods is easily compromised and the downside risks are significant.

With respect to competing biometrics technologies, each has its strengths and weaknesses and none has emerged as a market leader:

●	Fingerprint identification is generally viewed as very accurate, inexpensive and non-intrusive;

●	Palmvein scanning is expensive, technique-sensitive, and offers mobility challenges;

●	Iris scanning is viewed as accurate, but the hardware is significantly more expensive; and

●	Facial recognition can have accuracy limitations and is typically highly dependent on ambient lighting conditions, angle of view, and other factors.

Government Regulations

We are not currently subject to direct regulation by any government agency, other than regulations generally applicable to businesses or related to specific project requirements. In the event of any international sales, we would be subject to various domestic and foreign laws regulating such exports and export activities.

Environmental Regulations

As of the date of this prospectus, we have not incurred any material expenses relating to our compliance with federal, state, or local environmental laws and do not expect to incur any material expenses in the foreseeable future.

Employees and Consultants

As of the date of this prospectus, we employed nineteen individuals on a full-time basis as follows – (i) ten in engineering, customer support, research and development; (ii) three in finance and administration; (iii) and six in sales and marketing. We also use the services of four consultants (full-time), who provide engineering and technical services, and one part-time contracts administrator. Additionally, our Hong Kong subsidiary employs two administrative individuals.

Properties

We do not own any real estate. We conduct operations from leased premises in Eagan, Minnesota (5,544 square feet), Wall, New Jersey (4,517 square feet) and North Billerica, Massachusetts (shared services center). We believe our current facilities are adequate for the foreseeable future.

Legal Proceedings

In the normal course of business, we periodically become involved in litigation. However, we are not a party to any material pending litigation.

MANAGEMENT

The following chart sets forth certain information about each of our directors, executive officers and key employees.

Name	Age	Positions Held
Michael W. DePasquale	62	Chairman of the Board of Directors and Chief Executive Officer
John Schoenherr (a) (b)	64	Director
Thomas E. Bush, III (a) (c)	64	Director
Thomas Gilley (c)	56	Director
Wong Kwok Fong	53	Director
Yao Jianhui	45	Director
Pieter Knook (b)	58	Director
Cecilia Welch	57	Chief Financial Officer
Mira K. LaCous	55	Chief Technology Officer
Barbara Rivera	65	Chief Operating Officer
Renat Zhdanov	54	Vice President, Chief Scientist
James Sullivan	49	Senior Vice President – Global Sales

(a)	Compensation Committee Member

(b)	Audit Committee Member

(c)	Nominating Committee Member

Directors

We believe that our board of directors should be composed of individuals with sophistication and experience in many substantive areas that impact our business. We believe that experience, qualifications, or skills in the following areas are most important: legal/regulatory and government affairs; accounting and finance; design, innovation and engineering; strategic planning; and human resources and development practices; and board practices of other corporations. These areas are in addition to the personal qualifications described in this section. We believe that our current board members possess the professional and personal qualifications necessary for board service, and have highlighted particularly noteworthy attributes for each board member below. The principal occupation and business experience, for at least the past five years, of each current director is as follows:

Michael W. DePasquale has served as our Chief Executive Officer and a Director since January 3, 2003, and Chairman of the Board since January 29, 2014. He served as Co-Chief Executive Officer of the Company from July 2005 to August 2006. Mr. DePasquale brings more than 27 years of executive management, sales and marketing experience to the Company. Prior to joining us, Mr. DePasquale served as the President and Chief Executive Officer of Prism eSolutions, Inc., a Pennsylvania-based provider of professional consulting services and online solutions for ISO-9001/14000 certification for customers in manufacturing, healthcare and government markets, since February 2001. From December 1999 through December 2000, Mr. DePasquale served as Group Vice President for WRC Media, a New York-based distributor of supplemental education products and software. From January 1996 until December 1999, Mr. DePasquale served as Senior Vice President of Jostens Learning Corp., a California-based provider of multimedia curriculum. Prior to Jostens, Mr. DePasquale held sales and marketing management positions with McGraw-Hill and Digital Equipment Corporation. Mr. DePasquale earned a Bachelor of Science degree from the New Jersey Institute of Technology. He serves on the Board of Directors and as Treasurer of the International Biometrics and Identification Industry Association. Mr. DePasquale has extensive general management experience in the technology sector and has served as a Director for number of non-profit organizations and private companies.

John Schoenherr has served as a Director since December 30, 2004. Mr. Schoenherr served as Vice President of Corporate Performance Management for Oracle Corporation from 1995 through 2006. Prior to Oracle he served as Senior Vice President of Business Intelligence and Analytics at Information Resources, Inc. Mr. Schoenherr has over 25 years of experience in the area of business intelligence and strategic planning. His career includes a number of product development and management positions. Mr. Schoenherr has extensive product management and information services experience in both the large and small enterprise sectors.

Thomas E. Bush, III has served as a Director of the Company since January 29, 2014. Since 2009, Mr. Bush has provided business consulting services through his firm, Tom Bush Consulting. Prior to that, Mr. Bush served with the Federal Bureau of Investigation for over 33 years. Mr. Bush joined the FBI in September 1975, ultimately becoming the Director of the CJIS division, with over 2,500 employees and a budget of approximately one billion dollars. Mr. Bush is known for providing critical services in support of the criminal justice community, with two significant IT projects; Next Generation Identification and N-Dex, were awarded by CJIS with early increments delivered during his tenure at the FBI. He was the recipient of many awards during his tenure, most notably a Presidential Rank Award for Meritorious Service in 2007. Mr. Bush’s extensive experience in law enforcement, security matters, and the use of biometric technologies in the government sector provides the Board with a unique perspective on security and public sector matters.

Thomas Gilley has served as a Director of the Company since January 29, 2014. Mr. Gilley is an entrepreneur, hands on technologist for mobile technologies, digital media, internet of things and social computing. Mr. Gilley served at Apple Computer, in the Advance Technology Group and Portable Products Group.  Before and after Apple, Mr. Gilley founded several successful companies including PicoStar, a Silicon Valley incubator-technology investment company where he has been CEO since 1996.  In New York City Mr. Gilley served as a strategic advisor, investor and technology company founder. Most recently, Mr. Gilley sold his on-demand web media company to Vignette and acted as CTO throughout the transaction and through the company’s ultimate acquisition by OpenText. Mr. Gilley’s substantial experience in starting, operating and financing technology companies provides the Board with a deep knowledge of the sales and development cycles applicable to growth businesses in the technology industry

Wong Kwok Fong has served as a Director of the Company since December 4, 2015. He is the co-founder of China Goldjoy Group (previously World Wide Touch Technology Holdings Limited), a Company listed on The Stock Exchange of Hong Kong. From 1997 until August, 2015, Mr. Wong served as the chairman of China Goldjoy Group and served as its Chief Technology Officer through October 2016. During this time, Mr. Wong played a significant role in the substantial growth of the business. Mr. Wong brings over 14 years of senior management experience in manufacturing, supply chain, and marketing functions in the electronics and technology industries, including establishing manufacturing plants in Hong Kong and China, and building an extensive network in the electronics and technology industries. Mr. Wong’s substantial experience in the technology industry, including biometrics and payment systems, and serving the Asian markets, broadens and strengthens the Board’s collective qualifications, skills, and experience.

Yao Jianhui has served as a Director of the Company since December 4, 2015. He has served as the Chairman of the Board of Directors and Chief Executive Officer of the China Goldjoy Group Ltd., a Company listed on The Stock Exchange of Hong Kong, since August 2015. Since June 2006, Mr. Yao has served as the Chairman of the Board of Directors of Baoneng Holding (China) Co. Ltd., a company principally engaged in property development. From July 2010 to October 2014, Mr. Yao was the General Manager and Chairman of the Board of Directors of Baocheng Investment Co. Ltd., a company listed on Shanghai Stock Exchange principally engaged in the manufacturing of cables as well as the hotel and trading business. Mr. Yao has held senior management positions with a number of enterprises and listed companies across a wide range of industries including food, construction materials, real estate, commerce, agriculture and forestry, logistics, technology and finance. Mr. Yao’s extensive industry experience, particularly in serving the Asian markets, further broadens and strengthens the Board’s collective qualifications, skills, and experience.

Pieter Knook has served as a director of the Company since May 2, 2016. Mr. Knook has over 30 years of experience in mobility and software technology in Europe, Asia and the United States. Mr. Knook served as the Director of Internet Services at Vodafone Group in London from March 2008 through October 2010. Prior to joining Vodafone, Mr. Knook spent approximately 18 years at Microsoft. As President of Microsoft Asia from 1997 to 2001, Mr. Knook led the company’s efforts in opening and expanding Asian markets. He subsequently served as Senior Vice President of Microsoft’s mobile communication business from 2001 through 2008. Mr. Knook’s extensive industry experience, particularly in serving the Asian markets, further broadens and strengthens the Board’s collective qualifications, skills, and experience.

Executive Officers

Cecilia Welch has served as our Chief Financial Officer since December 21, 2009. Ms. Welch joined us in 2007 as our Corporate Controller. Prior to joining us, from January 2006 to December 2006, she was the Controller for Savaje Technologies (acquired by Sun Microsystems), a developer of advanced mobile telephone software. From October 2004 to January 2006, she was Controller for Crystal Systems, a manufacturer of sapphire crystals used for industrial, semiconductor, defense and medical applications. From December 1988 to July 2004, she was the Controller for ATN Microwave (acquired by Agilent Technologies), a manufacturer of automated test equipment. Ms. Welch has a Bachelor’s degree in Accounting from Franklin Pierce University.

Mira K. Lacous has served as Chief Technology Officer of the Company since March 13, 2014. Prior to her appointment as Chief Technology Officer, she served as our Senior Vice President of Technology & Development since 2012, and as our Vice President of Technology and Development since 2000. Ms. LaCous has over 28 years of product/project management, solution architecture, software development, team leadership and customer relations experience with a background that includes successfully bringing numerous technologies to market, including automated voice response systems, automated building control systems, software piracy protection, intranet training materials and testing, page layout and design software, image scanning software and systems, biometric security, biometric algorithms and more. Ms. LaCous is also the author of six US patented technologies, multiple international patents, and other patent pending solutions. She has been an officer or director of two other companies; National Computer Systems (NCS), and TEL-Line Systems. Ms. LaCous has a Bachelor’s in Computer Science from North Dakota State University. Ms. LaCous also served on the Board of Directors of the Minnesota Sinfonia, a not-for-profit arts and education organization, as well as its chairperson for two years.

Barbara Rivera has served as Chief Operating Officer of the Company since September 1, 2016. Prior to joining the Company, from 2012 to 2016 she was the General Manager/President, Experian Public Sector for Experian North America, a global information services company, providing data and analytical tools to help businesses to manage credit risk, prevent fraud, target marketing offers and automate decision making. From 2009 to 2012, she was General Manager/Vice President for SAS Institute, a provider of risk, fraud and security intelligence analytics software. From 2003 to 2009, she was the Vice President and Deputy General Manager for L-3 Communications - Managed Services Solutions, a prime contractor in Intelligence, Surveillance and Reconnaissance (ISR) systems, and security and detection systems. Ms. Rivera served as a director of the Company from January 2014 until July 2015.

Key Employees

Renat Z. Zhdanov has served as our Chief Scientist since November 2001. He has over fifteen years of academic experience in various fields of mathematics and physics; fifteen years of image processing, pattern recognition, and big data analysis algorithm development experience and more than ten years of software development experience ranging from database programming to statistical and analytical programming. Dr. Zhdanov is a recognized expert in mathematical physics and is the author of two books and more than 130 papers published in leading mathematics and physics journals. Before joining us, he worked as Chief Mathematician and Visiting Scientist in universities in Ukraine, Germany, Great Britain, Sweden and Spain. Dr. Zhdanov has two PhD degrees in Mathematical Physics and Differential Equations from the Institute of Mathematics in Kiev, Ukraine. He serves as the member of the Editorial Board of the “Journal of Applied Mathematics”.

James Sullivan is our Senior Vice President – Global Sales. He has been with the Company for over 10 years and has directly worked with dozens of BIO-key’s household name customers, including AT&T, LexisNexis, NCR and McKesson on large-scale biometric-centered identity management projects that interface daily with millions of corporate and consumer users. Jim holds a Computer Science degree from Brown University, and has 24 years of experience in IT projects and implementation, 14 of them directly working with identity management solutions at BIO-key, Computer Associates, Platinum Technology, and Memco Software.

EXECUTIVE COMPENSATION

The following table sets forth a summary of the compensation paid to or accrued by our chief executive officer (principal executive officer) and the two most highly compensated executive officers other than the principal executive officer, who were serving as executive officers at the end of December 31, 2016, for the fiscal years ended December 31, 2016 and 2015:

SUMMARY COMPENSATION TABLE

Na me	Fiscal Year	Salary ($)	Option Awards ($) (1)	All Other Compensation ($)	Total ($)
Michael W. DePasquale	2016	250,000	17,000	739	267,739
Chief Executive Officer	2015	250,000	35,650	739	286,389
Mira K. LaCous	2016	211,196	-	739	211,935
Chief Technology Officer	2015	202,000	14,250	642	216,893
Cecilia Welch	2016	153,167	-	532	153,699
Chief Financial Officer	2015	144,000	14,260	532	158,792

____________

(1)

The aggregate grant date fair value of the option awards was estimated using the Black-Scholes option pricing model, with the assumptions listed in Note A to the Company’s financial statements. The amount shown in this column represents the grant date fair value calculated under ASC 718. For 2016, shares of stock were issued valued at the closing price on the day issued.

Narrative Disclosure to Summary Compensation Table

Compensation for BIO-key’s executives is comprised of three main components: base salary, annual performance-based cash bonus and long-term equity awards. We do not target a specific weighting of these three components or use a prescribed formula to establish pay levels. Rather, the board of directors and compensation committee considers changes in the business, external market factors and our financial position each year when determining pay levels and allocating between long-term and current compensation for the named executive officers.

Cash compensation is comprised of base salary and an annual performance-based cash bonus opportunity. The committee generally seeks to set a named executive officer’s targeted total cash compensation opportunity within a range that is the average of the applicable peer company and/or general industry compensation survey data, adjusted as appropriate for individual performance and internal pay equity and labor market conditions.

In setting cash compensation levels, we favor a balance in which base salaries are generally targeted at slightly below the peer average and a bonus opportunity that is targeted at slightly above the average. The committee believes that this higher emphasis on performance-based cash bonuses places an appropriate linkage between a named executive officer’s pay, his or her individual performance and the achievement of specific business goals by placing a higher proportion of annual cash compensation at risk, thereby aligning executive opportunity with the interests of stockholders.

We include an equity component as part of our compensation package because we believe that equity-based compensation aligns the long-term interests of our named executive officers with those of stockholders.

These cash and equity compensation components of pay are supplemented by various benefit plans that provide health, life, accident, disability and severance benefits, most of which are the same as the benefits provided to all of our US based employees.

Employment Agreements

On March 26, 2010, we entered into an employment agreement, effective as of March 25, 2010, with Michael W. DePasquale to serve as the Chief Executive Officer of the Company until March 24, 2011. The agreement automatically renews for subsequent one-year terms, unless the employment relationship is terminated by either party, or modified in accordance with the terms and conditions of the Agreement. Under the Agreement, Mr. DePasquale will be paid an annual base salary of $250,000, subject to adjustment by the Board or Compensation Committee. In addition to the Base Salary, a “Performance Bonus” may be awarded to Mr. DePasquale on the basis of the Company achieving certain corporate and strategic performance goals, as determined by the Board in its sole discretion. The employment agreement contains standard and customary confidentiality, non-solicitation and “work made for hire” provisions as well as a covenant not to compete which prohibits Mr. DePasquale from doing business with any current or prospective customer of the Company or engaging in a business competitive with that of the Company during the term of his employment and for the one year period thereafter. This agreement also contains a number of termination and change in control provisions as described in “Termination and Change in Control Arrangements” in this Item.

On November 20, 2013, we renewed our one-year employment agreement with Mira K. LaCous to serve as the Vice President of Technology & Development of the Company at an annual base salary of $147,420, subject to adjustment by the Board or Compensation Committee. On March 13, 2014, in connection with her appointment as Chief Technology Officer, we amended and restated Ms. LaCous’ employment agreement to increase Ms. LaCous’ annual base salary to $202,000. The employment agreement contains standard and customary confidentiality, technical invention provisions, as well as a covenant not to compete which prohibits Ms. LaCous from doing business with any current or prospective customer of the Company or engaging in a business competitive with that of the Company during the term of her employment and for the one year period thereafter. This agreement also contains a number of termination provisions as described in “Termination and Change in Control Arrangements” in this Item.

On May 15, 2013, we entered into an employment agreement with Cecilia Welch to serve as the Vice President and Chief Financial Officer of the Company until May, 2014. The agreement automatically renews for subsequent one-year terms, unless the employment relationship is terminated by either party, or modified in accordance with the terms and conditions of the agreement. The employment agreement contains standard and customary confidentiality, technical invention provisions, as well as a covenant not to compete which prohibits Ms. Welch from doing business with any current or prospective customer of the Company or engaging in a business competitive with that of the Company during the term of her employment and for the one year period thereafter. This agreement also contains a number of termination provisions as described in “Termination and Change in Control Arrangements” in this Item.

Stock Option Grants

In the event of any change in the outstanding shares of our common stock by reason of a stock dividend, stock split, combination of shares, recapitalization, merger, consolidation, transfer of assets, reorganization, conversion or what the board deems to be similar circumstances, the number and kind of shares subject to outstanding options, and the exercise price of such options shall be appropriately adjusted in a manner to be determined in the sole discretion of the board. Furthermore, these option agreements contain a change of control provision as described in “Termination Arrangements” in this Item.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END
DECEMBER 31, 2016

The following table sets forth for each named executive officer, information regarding outstanding equity awards as at December 31, 2016. The option awards and per share amounts reflect our 1-for-2 reverse stock split, which was effective February 3, 2015, and our 1-for-12 reverse stock split, which was effective December 29, 2016.

	Option Awards
Name	Number of securities underlying unexercised options exercisable (#)	Number of securities underlying unexercised options unexercisable (#)		Option exercise price ($)	Option expiration date
Michael W. DePasquale
	41,667	—		4.176	3/27/2020
	13,889	6,945	(1)	4.92	3/13/2021
	6,945	13,889	(2)	2.16	8/12/2022
Mira LaCous	14,167	—		11.04	1/7/2017
	3,125	—		3.36	5/11/2018
	5,209			4.176	3/27/2020
	8,334	4,166	(1)	4.920	3/13/2021
	2,778	5,556	(2)	2.160	8/12/2022
Cecilia Welch	6,250	—		3.360	5/11/2018
	6,250			4.176	3/27/2020
	8,334	4,166	(1)	4.92	3/13/2021
	2,778	5,556	(2)	2.160	8/12/2022

____________

(1)	The options vest equally in three annual installments commencing March 13, 2015
(2)	The options vest equally in three annual installments commencing August 13, 2016

Narrative Disclosure to Outstanding Equity Awards at Fiscal Year End Table

The following are the material terms of each agreement, contract, plan or arrangement that provide for payments to one or more of our named executive officers at, following or pursuant to their resignation, retirement or termination, or in connection with a change in control of the Company.

Termination Arrangements

Our employment agreement with Mr. DePasquale automatically renews for subsequent one-year terms, unless the employment relationship is terminated by either party, or modified in accordance with the terms and conditions of the Agreement. We may terminate the Agreement at any time with or without cause. In the event of termination by us without cause, we will continue to pay Mr. DePasquale his then current base salary for the greater of nine months from the date of such termination or the number of months remaining until the end of the term of the Agreement.

We may terminate our employment agreement with Ms. LaCous at any time with or without cause. In the event of termination by us without cause, we will continue to pay Ms. LaCous her then current base salary for nine months from the date of such termination.

Our employment agreement with Ms. Welch automatically renews for subsequent one-year terms, unless the employment relationship is terminated by either party, or modified in accordance with the terms and conditions of the Agreement. We may terminate our employment agreement with Ms. Welch at any time with or without cause. In the event of termination by us without cause, we will continue to pay Ms. Welch her then current base salary for the greater of six months from the date of such termination or the number of months remaining until the end of the term of the Agreement.

Change in Control Provisions

Awards under our 2015 Equity Incentive Plan (the “2015 Plan”) may be subject to acceleration of vesting and exercisability upon or after a “Change in Control” as may be provided in the award agreement for such award but in the absence of such provision, no such acceleration shall occur. A Change in Control under the 2015 Plan generally means (i) the acquisition by a person or entity of more than 50% of our combined voting power other than by merger, consolidation or similar transaction; (ii) a consummated merger, consolidation or similar transaction immediately after which our stockholders cease to own more than 50% of the combined voting power of the surviving entity; (iii) a complete dissolution or liquidation of the company, except for a liquidation into a parent corporation; (iv) a consummated sale, lease or exclusive license or other disposition of all or substantially of our consolidated assets; or (v) when a majority of our board of directors becomes composed of individuals whose nomination, appointment, or election was not approved by a majority of our board members or their approved successors.

Our 1999 Stock Option Plan (the “1999 Plan”) and 2004 Stock Incentive Plan (the “2004 Plan” and together with the 1999 Plan, the “Plans”) provide for the acceleration of the vesting of unvested options upon a “Change in Control” of the Company. A Change in Control is defined in the Plans to include (i) a sale or transfer of substantially all of the Company’s assets; (ii) the dissolution or liquidation of the Company; (iii) a merger or consolidation to which the Company is a party and after which the prior shareholders of the Company hold less than 50% of the combined voting power of the surviving corporation’s outstanding securities; (iv) the incumbent directors cease to constitute at least a majority of the Board of Directors; or (v) a change in control of the Company which would otherwise be reportable under Section 13 or 15(d) of the Exchange Act.

In the event of a “Change In Control” each Plan provides for the immediate vesting of all options issued thereunder. The 1999 Plan provides for the Company to deliver written notice to each optionee under the 1999 Plan fifteen (15) days prior to the occurrence of a Change in Control during which all options issued under the 1999 Plan may be exercised. Thereafter, all options issued under the 1999 Plan which are neither assumed nor substituted in connection with such transaction, automatically expire unless otherwise determined by the Board. The 2004 Plan enables the Board to provide that all outstanding options be assumed, or equivalent options be substituted by the acquiring or succeeding corporation upon the occurrence of a “Reorganization Event” as defined. If such Reorganization Event also constitutes a Change In Control, then such assumed or substituted options shall be immediately exercisable in full. If the acquiring or succeeding corporation does not agree to assume, or substitute for such options, then the Board, upon written notice to the Participants, may provide that all unexercised options become exercisable in full as of a specified time prior to the Reorganization Event and terminate prior to the consummation of the Reorganization Event. Alternatively, if under the terms and conditions of the Reorganization Event, holders of common stock will receive a cash payment for their shares, then the Board may provide that all Participants receive a cash payment equal to the difference between the Acquisition Price and the Option Price multiplied by the number of options held by such Participants.

Options issued to executive officers outside of the Plans contain change in control provisions substantially similar to those contained in the 1999 Plan.

Our employment agreement with Mr. DePasquale contains a change in control provision that is triggered if Mr. DePasquale is not offered continued employment with us or any successor, or within five years following such Change of Control, we or any successor terminates Mr. DePasquale’s employment without cause. If this occurs, then we will pay Mr. DePasquale his base salary and benefits earned but unpaid through the date of termination, and any prorated bonus earned during the then current bonus year, plus two times his then current base salary.

DIRECTOR COMPENSATION FOR THE FISCAL YEAR ENDED
DECEMBER 31, 2016

The following table sets forth for each director, information regarding their compensation for the year ended December 31, 2016:

	Restricted
	Stock Awards	Total
Name(1)	($) (2)	($)
Thomas E. Bush, III	6,000	6,000
Thomas Gilley	10,000	10,000
Charles P. Romeo (3)	2,000	2,000
John Schoenherr	8,000	8,000
Pieter Knook (4)	7,000	7,000
Wong Kwok Fong (Kelvin)	8,000	8,000
Yao Jianhui	4,000	4,000

____________

(1)	Mr. DePasquale has been omitted from the above table because he does not receive any additional compensation for serving on our Board of Directors.

(2)	The aggregate fair value of the common stock issued was calculated based on the closing price of our common stock on the date of issuance.

(3)	Resigned effective August 23, 2016.

(4)	Appointed effective May 2, 2016

Narrative Disclosure to Director Compensation Table

During 2016, the Company had a policy to pay to each non-employee director $3,000 per board meeting and $1,000 per telephonic board meeting attended, and such that the fees for attendance at regularly quarterly board meetings held during the first three quarters of each fiscal year shall be paid through the issuance of common stock and payment for the last meeting of the year shall be paid in cash or, at the option of the director, in shares of common stock.

We reimburse each of our non-employee directors for their reasonable expenses incurred in connection with attending meetings of the board of directors and related committees.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of January 18, 2017, information with respect to the securities holdings of all persons that we, pursuant to filings with the SEC and our stock transfer records, have reason to believe may be deemed the beneficial owner of more than five percent (5%) of our common stock. The following table also sets forth, as of such date, the beneficial ownership of our common stock by all of our current officers and directors, both individually and as a group.

The beneficial owners and amount of securities beneficially owned have been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in accordance therewith, includes all shares of our common stock that may be acquired by such beneficial owners within 60 days of January 18, 2017 upon the exercise or conversion of any options, warrants or other convertible securities. This table has been prepared based on 6,093,843 shares of common stock outstanding as of January 18, 2017. Unless otherwise indicated, each person or entity named below has sole voting and investment power with respect to all shares beneficially owned by that person or entity, subject to the matters set forth in the footnotes to the table below, and has an address of c/o BIO-key International, Inc., 3349 Highway 138, Building A, Suite E, Wall, NJ 07719.

	Amount and Nature of Beneficial Ownership (1)
Name and Address of Beneficial Owner	Common Stock			Series A-1 Convertible Preferred Stock		Series B-1 Convertible Preferred Stock		% of Total Voting
	Shares		%	Shares	%	Shares	%	Power(2)
Michael W. DePasquale	72,917	(3)	1%	-	-	-	-	1%
Mira LaCous	33,613	(4)	*	-	-	-		*
Cecilia Welch	23,612	(4)	*	-	-	-	-	*
Barbara Rivera	2,084	(5)	*	-	-	-	-	*
John Schoenherr	10,560	(6)	*	-	-	-	-	*
Pieter Knook	2,458	(7)	*	-	-	-	-	*
Thomas E. Bush, III	2,952	(8)	*	-	-	-	-	*
Thomas Gilley	13,463	(9)	*	-	-	-	-	*
Wong Kwok Fong Flat C, 27/F, Block 5 Grand Pacific Views Siu Lam, Hong Kong N7	1,049,579	(10)	17.2%	90,000	100%	-	-	17.2%
Yao Jianhui	2,053	(11)	*	-	-	-	-	*
Suites 2601-2, 26/F Tower 2, Nina Tower 8 Yeung UK Road Tsuen Wan, Hong Kong TWTL 353
Perkins Capital Management Inc.	402,084	(12)	6.6%	-	-	-	-	6.6%
730 Lake St. E Wayzata, MN 55391
Giant Leap International, Ltd.	664,994	(13)	9.9%	-	-	52,500	50%	9.9%
Cricket Square, Hutchins Drive P.O. Box 2681 Grand Cayman, Cayman Islands KY7-1111
Micron Technology Development Limited	664,994	(13)	9.9%	-	-	52,500	50%	9.9%
5/F., SPA Centre, 53-55 Lockhart Road Wanchai, Hong Kong 999077
All officers and directors as a group (9) persons	1,213,291		20%					20%

____________

* Less than 1%.

(1)

The securities “beneficially owned” by an individual are determined in accordance with the definition of “beneficial ownership” set forth in the regulations promulgated under the Securities Exchange Act of 1934 and, accordingly, may include securities owned by or for, among others, the spouse and/or minor children of an individual and any other relative who has the same home as such individual, as well as, other securities as to which the individual has or shares voting or investment power or which each person has the right to acquire within 60 days through the exercise of options or otherwise. Beneficial ownership may be disclaimed as to certain of the securities. This table has been prepared based on 6,093,843 shares of common stock outstanding as of January 18, 2017.

(2)

The holders of Series A-1 Convertible Preferred Stock and Series B-1 Convertible Preferred Stock are entitled to vote on an as-converted basis to common stock. For more information about the voting rights of our Series A-1 Convertible Preferred Stock and Series B-1 Convertible Preferred Stock, see “Description of Securities.”

(3)	Includes 62,501 issuable on exercise of options and 10,417 shares of common stock. Does not include 20,834 shares issuable upon exercise of options subject to vesting.

(4)	Consists of shares issuable upon exercise of options. Does not include 9,722 shares issuable upon exercise of options subject to vesting.

(5)	Does not include 17,708 shares issuable upon exercise of options subject to vesting.

(6)	Includes 4,861 shares issuable upon exercise of options and 5,699 shares of common stock. Does not include 2,432 shares issuable upon exercise of options subject to vesting.

(7)	Includes 2,458 shares of common stock.

(8)	Includes 2,778 shares issuable upon exercise of options and 4,619 shares of common stock. Does not include 2,431 shares issuable upon exercise of options subject to vesting.

(9)	Includes 2,778 shares issuable upon exercise of options and 10,685 shares of common stock. Does not include 2,431 shares of issuable upon exercise of options subject to vesting.

(10)

Consists of 1,049,579 shares of common stock. Does not include shares issuable upon conversion of Series A-1 Convertible Preferred Stock as such shares are subject to a “blocker provision” which prohibits conversion if such conversion would result in the holder being the beneficial owner of in excess of 9.99% of our common stock. Accordingly, Mr. Wong is prohibited from converting any shares of Series A-1 Convertible Preferred Stock until such time as his holdings of common stock fall below 9.99%.

(11)

Consists of 2,053 shares of common stock. Does not include 664,994 shares of common stock issuable upon conversion of Series B-1 Convertible Preferred Stock owned of record by Giant Leap International, Ltd. Also does not include 88,875 shares of common stock owed of record by China Goldjoy Limited, the parent company of Giant Leap International, Ltd. As the chairman of the board of directors of China Goldjoy Limited, Mr. Yao shares voting and dispositive power over these shares.

(12)

Based on a Schedule 13G/A filed with the United States Securities and Exchange Commission on March 10, 2015, Richard W. Perkins has sole voting and dispositive power with respect to the shares. Includes 177,084 shares issuable upon exercise of warrants.

(13)	Consists of shares issuable upon conversion of Series B-1 Convertible Preferred Stock.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth, as of December 31, 2016, information with respect to securities authorized for issuance under equity compensation plans.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	--	--	--
Equity compensation plans not approved by security holders
2004 Stock Incentive Plan	316,661	4.089	--
2015 Equity Incentive Plan	25,003	2.80	641,664
Total	341,664	3.995	641,664

Description of the 2015 Equity Incentive Plan

The material features of the 2015 Equity Incentive Plan are outlined below. References to the Code below refer to the Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.

Types of Awards

The terms of the 2015 Equity Incentive Plan provide for the grant of incentive stock options (ISOs), nonstatutory stock options (NSOs), restricted stock awards, restricted stock unit awards, stock appreciation rights, other stock awards, and performance awards that may be settled in stock, or other property. The exercise price of NSOs may not be less than 100% of the fair market value of the common stock subject to the stock option on the date of grant. The exercise price of ISOs may not be less than 100% of the fair market value of the common stock subject to the stock option on the date of grant and, in some cases, may not be less than 110% of such fair market value.

Share Reserve

The aggregate number of shares of our common stock that may be issued pursuant to stock awards under the 2015 Equity Incentive Plan will not exceed 666,667 shares. If a stock award granted under the 2015 Equity Incentive Plan, or any portion thereof, expires or otherwise terminates without all of the shares covered by the stock award having been issued, such expiration, termination or settlement will not reduce or otherwise offset the number of shares available for issuance under the 2015 Equity Incentive Plan. Additionally, shares issued pursuant to stock awards granted under the 2015 Equity Incentive Plan that are forfeited back to us because of the failure to vest, will become available again for issuance under the 2015 Equity Incentive Plan.

Eligibility

All of our employees, non-employee directors, and consultants are eligible to participate in the 2015 Equity Incentive Plan and may receive all types of awards; provided that incentive stock options may be granted under the 2015 Equity Incentive Plan only to our employees (including officers) and employees of our affiliates.

Grant Limits

A maximum of 33,334 shares of our common stock may be granted to any one participant during any one calendar year pursuant to stock options, stock appreciation rights or other stock awards.

Administration

The 2015 Equity Incentive Plan is administered by the compensation committee of our board of directors. Subject to the terms of the 2015 Equity Incentive Plan, the plan administrator may determine the recipients, numbers and types of awards to be granted, and terms and conditions of the awards, including the period of their exercisability and vesting. Subject to the limitations set forth below, the plan administrator also determines the fair market value applicable to a stock award and the exercise price of stock options and stock appreciation rights granted under the 2015 Equity Incentive Plan.

Change in Control

In the event of a change in control, a stock award under the 2015 Plan may be subject to additional acceleration of vesting and exercisability as may be provided in the stock award agreement for such stock award or as may be provided in any other written agreement between the participant and us or any of our affiliates.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Employment Arrangements

The Company has entered into employment agreements with Michael W. DePasquale, Cecilia Welch and Mira LaCous. See “EXECUTIVE COMPENSATION – Employment Agreements.”

Consulting Arrangement with Thomas J. Colatosti

In connection with his appointment to the Board of Directors in September 2002, and as acting Chief Financial Officer from November 2008 to December 2009, we had entered into a number of consulting arrangements with Thomas Colatosti. Under the most recent arrangement, which was entered into on January 12, 2010, Mr. Colatosti provided services to the Company and its subsidiaries and affiliates for the two-year term ended December 31, 2011 at a rate of $5,000 per month. At December 31, 2013 and December 31, 2012, we owed to Mr. Colatosti an aggregate of $50,000 for consulting services rendered. The amount was fully paid during 2014.

Licensing Agreement with Subsidiaries of China Goldjoy Group Limited.

On November 11, our subsidiary BIO-key Hong Kong Limited entered into a license purchase agreement with certain subsidiaries of China Goldjoy Group Limited (“CGG”). The license agreement provides for the grant of a perpetual, irrevocable, exclusive, worldwide, fully-paid license to all software and documentation regarding the software code, toolkit, electronic libraries and related technology currently known as or offered under the Finger Q name, together with perpetual license under all related patents held by the licensors and any other intellectual property rights owned by the licensors related to the forgoing software. We made a one-time payment of $12,000,000 to the licensors. Mr. Yao Jianhu is the chairman and chief executive officer of CGG. Mr. Wong Kwok Fong served as the chief technology officer of CGG through October 2016 and is the beneficial owner of 17.3% of our common stock.

Director Independence

The Board applies the definition of independent director as set forth in NASDAQ Stock Market Rule 5605 (a)(2), as well as Rule 10A-3 under the Securities Exchange Act of 1934, as amended.

In accordance with this guidance, the Board considers Mr. Schoenherr, Mr. Knook, Mr. Bush and Mr. Gilley, to be independent. Mr. Schoenherr and Mr. Knook are the members of the Company’s Audit Committee, while Mr. Schoenherr and Mr. Bush are the members of the Company’s Compensation Committee.

DESCRIPTION OF SECURITIES

The following summary of our capital stock, our certificate of incorporation, our bylaws and the DGCL is intended as a summary only and is subject to and qualified in its entirety by reference to our certificate of incorporation and bylaws, and the applicable provisions of the DGCL.

Common Stock

We are authorized to issue 170,000,000 shares of common stock, $.0001 par value per share, of which 6,093,843 shares were outstanding on the date of this prospectus. Holders of shares of our common stock are entitled to one vote per share on all matters submitted to a vote of the stockholders and are not entitled to cumulative voting rights. Our shares of our common stock do not carry any preemptive, conversion or subscription rights, and there are no sinking fund or redemption provisions applicable to the shares of our common stock. Holders of our common stock are entitled to receive dividends and other distributions in cash, stock or property as may be declared by our Board of Directors from time to time out of our assets or funds legally available for dividends or other distributions, subject to dividend or distribution preferences that may be applicable to any then outstanding shares of preferred stock. In the event of our voluntary or involuntary liquidation, dissolution or winding up, holders of shares of our common stock are entitled to share ratably in the assets legally available for distribution to stockholders after payment of all debts and other liabilities and satisfaction of the liquidation preference, if any, granted to the holders of any preferred stock then outstanding. All outstanding shares of our common stock are fully paid and nonassessable.

Preferred Stock

We are authorized to issue 5,000,000 shares of preferred stock, $.0001 par value per share. As of the date of this prospectus, 100,000 shares of our preferred stock have been designated as Series A-1 Convertible Preferred Stock, of which 90,000 shares are issued and outstanding. In addition, 105,000 shares of our preferred stock have been designated as Series B-1 Convertible Preferred Stock, all of which are outstanding as of the date of this prospectus. Our certificate of incorporation authorizes our Board of Directors to establish one or more series of preferred stock (including convertible preferred stock). Unless required by law, the authorized shares of preferred stock will be available for issuance without further action by you. Our Board of Directors is able to determine, with respect to any series of preferred stock, the powers (including voting powers), preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, including, without limitation:

●	the designation of the series;

●

the number of shares of the series, which our Board of Directors may, except where otherwise provided in the preferred stock designation, increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares then outstanding);

●	whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series;

●	the dates at which dividends, if any, will be payable;

●	the redemption rights and price or prices, if any, for shares of the series;

●	the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

●	the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of our affairs;

●

whether the shares of the series will be convertible into shares of any other class or series, or any other security, of the Company or any other corporation, and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates, any rate adjustments, the date or dates as of which the shares will be convertible and all other terms and conditions upon which the conversion may be made;

●	restrictions on the issuance of shares of the same series or of any other class or series; and

●	the voting rights, if any, of the holders of the series.

We could issue a series of preferred stock that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of the holders of our common stock might believe to be in their best interests or in which the holders of our common stock might receive a premium for your common stock over the market price of the common stock. Additionally, the issuance of preferred stock may adversely affect the holders of our common stock by restricting dividends on the common stock, diluting the voting power of the common stock or subordinating the liquidation rights of the common stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of our common stock.

Series A-1 Convertible Preferred Stock

Shares of the Series A-1 Convertible Preferred Stock are convertible at any time at the option of the holder into shares of common stock at an initial conversion price of $3.60 per share, subject to adjustment for stock dividends, stock splits, combinations, and reclassifications of our capital stock, and subject to a “blocker provision” which prohibits conversion if such conversion would result in the holder being the beneficial owner of in excess of 9.99% of our common stock. The Series A-1 Shares accrue dividends at the rate of 6% per annum payable quarterly on April 1, July, 1, October 1, and January 1 of each year. Until October 1, 2017, the dividends are payable in cash provided that if payment in cash would be prohibited under applicable Delaware corporation law or cause the Company to breach any agreement for borrowed money, such dividends are payable in kind through the issuance of additional shares of common stock having a value equal to the volume weighted average trading price of the Company’s common stock for the ten (10) days preceding the applicable dividend payment date. Commencing January 1, 2018, dividends are payable at the option of the Company in cash or kind through the issuance of additional shares of common valued as described above. The holders of the Series A-1 shares are entitled to designate one person to serve on the Board of Directors of the Company. The holders of the Series A-1 Shares are entitled to vote on an as converted to common stock basis, subject to the "blocker provision" described above, together with the holders of our common stock on all matters presented to our stockholders. Upon any liquidation or dissolution of the Company, any merger or consolidation involving the Company or any subsidiary of the Company in which the shares of capital stock of the Company outstanding immediately prior to such merger or consolidation do not represent immediately following such merger or consolidation at least a majority of the voting power of the capital stock of the resulting or surviving corporation, or the sale of all or substantially all assets in a single transaction or a series of related transactions, unless the holders of at least a majority of the outstanding Series A-1 Shares elect otherwise, holders of Series A-1 Shares shall be entitled to receive prior to any payment to any holders of the Company’s common stock an amount per share equal to $100.00 per share plus any declared and unpaid dividends.

Series B-1 Convertible Preferred Stock

Shares of the Series B-1 Convertible Preferred Stock are convertible at any time at the option of the holder into shares of common stock at an initial conversion price of $3.60 per share, subject to adjustment for stock dividends, stock splits, combinations, and reclassifications of our capital stock, and subject to a “blocker provision” which prohibits conversion if such conversion would result in the holder being the beneficial owner of in excess of 9.99% of our common stock. The Series B-1 Shares accrue dividends at the rate of 2.5% per annum payable quarterly on April 1, July, 1, October 1, and January 1 of each year payable in cash provided that if payment in cash would be prohibited under applicable Delaware corporation law or cause the Company to breach any agreement for borrowed money, such dividends are payable in kind through the issuance of additional shares of common stock having a value equal to the volume weighted average trading price of the Company’s common stock for the ten (10) days preceding the applicable dividend payment date. The holders of the Series B-1 shares are entitled to designate one person to serve on the Board of Directors of the Company. The holders of the Series B-1 Shares are entitled to vote on an as converted to common stock basis, subject to the "blocker provision" described above, together with the holders of our common stock on all matters presented to our stockholders. Upon any liquidation or dissolution of the Company, any merger or consolidation involving the Company or any subsidiary of the Company in which the shares of capital stock of the Company outstanding immediately prior to such merger or consolidation do not represent immediately following such merger or consolidation at least a majority of the voting power of the capital stock of the resulting or surviving corporation, or the sale of all or substantially all assets in a single transaction or a series of related transactions, unless the holders of at least a majority of the outstanding Series B-1 Shares elect otherwise, holders of Series B-1 Shares shall be entitled to receive prior to any payment to any holders of the Company’s common stock an amount per share equal to $100.00 per share plus any declared and unpaid dividends.

Anti-Takeover Effects of Certain Provisions of Our Certificate of Incorporation, Our Bylaws and the DGCL

The following provisions of our certificate of incorporation, our bylaws and the DGCL may discourage takeover attempts of us that may be considered by some stockholders to be in their best interest. The effect of such provisions could delay or frustrate a merger, tender offer or proxy contest, the removal of incumbent directors, or the assumption of control by stockholders, even if such proposed actions would be beneficial to our stockholders. Such effect could cause the market price of our common stock to decrease or could cause temporary fluctuations in the market price of our common stock that otherwise would not have resulted from actual or rumored takeover attempts.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. Additional shares that may be used in the future may be used for a variety of corporate purposes, including future public offerings, to raise additional capital, to facilitate acquisitions and employee benefit plans.

Our Board of Directors may generally issue preferred shares on terms calculated to discourage, delay or prevent a change of control or the removal of our management. Moreover, our authorized but unissued shares of preferred stock will be available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes.

One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable our Board of Directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive our stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

Special Meetings of Stockholders

Our bylaws provide that special meetings of our stockholders may be called only by our Board of Directors. This provision may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of the Company.

Director Vacancies

Our certificate of incorporation provides that any vacancies in our Board of Directors, however occurring, will be filled by a majority of the remaining members of the Board of Directors, even if less than a quorum. This provision may discourage a third party from making a tender offer or otherwise attempting to obtain control of us because the provision effectively limits stockholder election of Directors to annual and special meetings of the stockholders.

Requirements for Advance Notification of Director Nominations and Stockholder Proposals

Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the Board of Directors or a committee of the Board of Directors. In order for any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide us with certain information. Generally, to be timely, a stockholder’s notice must be received at our principal executive offices not less than 60 days nor more than 90 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders. Our bylaws also specify requirements as to the form and content of a stockholder’s notice. These provisions may defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of the Company.

No Cumulative Voting

Under Delaware law, the right to vote cumulatively does not exist unless the certificate of incorporation specifically authorizes cumulative voting. Our certificate of incorporation does not authorize cumulative voting. Therefore, stockholders holding a majority in voting power of the shares of our stock entitled to vote generally in the election of directors will be able to elect all our directors.

MARKET FOR COMMON EQUITY
AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock currently trades on the QB tier of the OTC Marketplace (“OTCQB”) under the symbol “BKYI”. The following table sets forth the range of high and low bid prices for shares of our common stock on the OTCQB for the periods indicated, as reported by the OTCQB. Quotations represent inter-dealer prices, without retail mark-up, markdown or commission, and may not represent actual transactions. All prices have been adjusted to reflect a one-for- two reverse stock split effected February 2, 2015 and then a one-for-twelve reverse stock split effective December 29, 2016.

2016:	High	Low
Quarter ending December 31, 2016	$3.60	2.04
Quarter ended September 30, 2016	3.24	1.44
Quarter ended June 30, 2016	3.72	1.44
Quarter ended March 31, 2016	2.28	1.3 2

2015:	High	Low
Quarter ended December 31, 2015	$2.40	$1.44
Quarter ended September 30, 2015	2.76	1.20
Quarter ended June 30, 2015	2.64	1.44
Quarter ended March 31, 2015	3.00	1.68

The last reported trading price of our common stock as reported on the OTCQB on January 18, 2017 was $2.54 per share.

Holders

As of January 18, 2017, the number of stockholders of record of our common stock was 144.

Dividends

We have not paid any cash dividends on our common stock to date, and have no intention of paying any cash dividends on our common stock in the foreseeable future. The declaration and payment of dividends on our common stock is also subject to the discretion of our Board of Directors and certain limitations imposed under the DGCL. The timing, amount and form of dividends, if any, will depend on, among other things, our results of operations, financial condition, cash requirements and other factors deemed relevant by our Board of Directors.

Transfer Agent

The transfer agent for our common stock is Broadridge Corporate Issuer Solutions, Inc., 1717 Arch Street, Suite 1300, Philadelphia, Pennsylvania 19103.

THE OFFERING

This prospectus covers the public sale of 1,142,718 shares of common stock to be sold by the selling security holders identified in this prospectus, consisting of:

●	145,841 shares of common stock underlying warrants issued in our July 2013 private offering with an amended exercise price of $6.00 per share, which expire five years after the date of issuance; and

●	996,877 shares of common stock underlying warrants issued in our November 2014 private offering with an exercise price of $3.60 per share, which expire five years after the date of issuance.

This prospectus also covers any additional shares of our common stock that we may issue or that may be issuable by reason of any stock split, stock dividend or similar transaction involving our common stock.

The selling security holders may sell the shares covered by this prospectus through public or private transactions at prevailing market prices or at privately negotiated prices. We will not receive any proceeds from this offering.

Set forth below is a description of the private offerings that form the basis of the shares of common stock being registered for resale hereby.

July 2013 Private Offering of Common Stock and Warrants to Private Investors

On July 23, 2013, we issued to certain private investors 145,841 units consisting of 145,841 shares of our common stock and warrants to purchase an additional 145,841 shares of our common stock for an aggregate purchase price of $1,050,000. Each unit had a purchase price of $6.00 and consisted of one share of common stock and one warrant. This prospectus covers the public resale of the 145,841 shares of common stock underlying the warrants issued to these private investors, along with additional shares issued pursuant to anti-dilution rights, as further described below.

The warrants were initially exercisable at an exercise price of $9.60 per share at any time prior to July 22, 2018. On December 2, 2013, we agreed to reduce the exercise price of the warrants to $6.00 per share. The exercise price and the number of shares issuable upon exercise of the warrants are subject to adjustment upon the occurrence of certain events, including stock dividends, stock splits, combinations, and reclassifications of our capital stock, and the warrants immediately terminate upon the sale of all or substantially all of our assets or the acquisition of more than 50% of our voting securities by any person in one or a series of related transactions. The warrants do not confer upon the holders thereof any voting, dividend or other rights as stockholders of our company. As of the date of this prospectus, no warrants have been exercised.

November 2014 Private Offering of Common Stock and Warrants to Private Investors

In November 2014, we issued to certain private investors 664,584 shares of common stock and warrants to purchase an additional 996,877 shares of common stock for aggregate gross proceeds of $1,595,000. In addition, for each share purchased in this offering, the investors surrendered to us for cancellation a warrant to acquire one share of our common stock which we previously issued in a private placement transaction in November, 2013. This resulted in the cancellation of warrants to purchase an aggregate of 664,584 shares of common stock. The public resale of these shares was included in an effective registration statement we previously filed with the Securities and Exchange Commission.

The warrants have a term of five years and an exercise price of $3.60 per share. The warrants have customary anti-dilution protections including a “full ratchet” anti-dilution adjustment provision. In addition, if at any time between now and the two year anniversary of the date in which the initial registration statement covering these warrants became effective, we sell or issue shares of common stock or securities that are convertible into common stock at a price lower than $1.20 per share, we will be required to issue additional shares of common stock for no additional consideration.

The warrants are exercisable on a cashless basis if at any time there is no effective registration statement covering the resale of the shares of common stock underlying the warrants.

SELLING SECURITY HOLDERS

The selling security holders identified in the following table are offering for resale 1,142,718 shares of our common stock. All of the securities were previously issued to the selling security holders in private placement transactions described above under the section entitled “The Offering”.

The following table sets forth:

●	The name of each selling security holder and any material relationship between us and such selling security holder based upon information currently available to us;

●	The number of shares owned beneficially by each selling security holder before the offering;

●	The percentage ownership of each selling security holder prior to the offering;

●	The number of shares offered hereunder by each selling security holder;

●	The number of shares owned beneficially by each selling security holder after the offering; and

●	The percentage ownership of each selling security holder after the offering.

The information presented in this table has been calculated based on the assumption that all options and warrants will be exercised prior to completion of the offering, that all shares offered hereby will be sold, and that no other shares of our common stock will be acquired or disposed of by the selling security holder prior to the termination of this offering. The beneficial ownership set forth below has been determined in accordance with Rule 13d-3 under the Exchange Act based on 6,093,843 shares of our common stock outstanding on January 18, 2017. Except as indicated by footnote, and subject to applicable community property laws, we believe that the beneficial owners of the common stock listed below have sole voting power and investments power with respect to their shares. None of the selling security holders are affiliated with a broker-dealer registered under the Exchange Act of 1934, as amended.

	Beneficial Ownership of Selling Security Holders Prior to the Offering			Number of Shares Offered Hereby	Beneficial Ownership of Selling Security Holders After the Offering
Name of Selling Security Holder	Number		Percent		Number (1)	Percent
Black Mountain Equities (2)	171,875	(3)	2.76%	171,875	-	*
Gemini Master Fund, Ltd (4)	171,875	(3)	2.76%	171,875	-	*
Robert Schnell	87,500	(5)	1.42%	87,500	-	*
Jeffrey Jacobson	6,667	(6)	*	2,084	4,583	*
Leap Tide Partners L.P.(7)	72,917	(8)	*	31,250	41,667	*
Brian G Engen TTEE E. Terry Skone Rev Trust u/a dtd 2/6/15	29,167	(9)	*	12,500	16,667	*
Paul and Nancy Seel Joint Account WROS	29,167	(9)	*	12,500	16,667	*
Stephanie L. Russo	29,167	(9)	*	12,500	16,667	*
Richard A. Hoel	10,417	(10)	*	6,250	4,167	*
Dorothy J. Hoel	29,167	(9)	*	12,500	16,667	*
Janet & Donald Voight Trustees FBO Janet M. Voight Trust u/a dtd 8/28/96 (11)	14,584	(10)	*	6,250	8,334	*
David & Carole Brown Trustees FBO David & Carole Brown Revocable Trust u/a dtd 10/23/97	29,167	(9)	*	12,500	16,667	*
Gary A. Bergren	43,750	(12)	*	18,750	25,000	*
William H. Baxter trustee FBO William H. Baxter Revocable Trust u/a dtd 7/3/96	24,905	(9)	*	12,500	12,405	*
Robert G. Allison	58,334	(13)	*	25,000	33,334	*
Alice Ann Corporation (14)	43,750	(12)	*	18,750	25,000	*
Frances A. Gonyea	43,750	(12)	*	18,750	25,000	*
Wyatts Torch Equity Partners, LP(15)	243,056	(16)	3.95%	104,167	138,889	2.24%
Iroquois Master Fund Ltd.(17)	34,722	(18)	*	20,834	13,888	-
Joseph P. Sullivan	29,167	(9)	*	12,500	16,667	*
The Hewlett Fund(19)	98,959	(20)	1.62%	59,375	39,584	*
Alpha Capital Anstalt(21)	277,778	(22)	4.46%	166,667	111,111	1.83%
REF Securities & Co., L.P. (23)	86,834	(24)	1.43%	14,584	72,250	*
RIT 22 Trust(25)	69,445	(26)	1.14%	13,889	55,556	*
Michael Horowitz	36,112	(27)	*	3,473	32,639	*
John D. Stout	34,723	(28)	*	6,945	27,778	*
Doug Lipton	34,723	(28)	*	6,945	27,778	*
Alan Frost	50,000	(24)	*	14,584	35,416	*
Vladimir Kitaygorodsky	69,445	(26)	1.14%	13,889	55,556	-
Pattie Friedman IRA	11.112	(29)	*	5,556	5,556	-
Jason Albanese	13,890	(28)	*	6,945	6,945	-
Brian Manning	13,890	(28)	*	6,945	6,945	-
9 Acre Holdings, LLC	55,556	(31)	*	27,778	27,778	-
Michael Ellis	6,946	(27)	*	3,473	3,473	*
Abraham Kaner	13,890	(28)	*	6,945	6,945	-
David Diamond	13,890	(28)	*	6,945	6,945	-
Silver Salar Capital, LLC	13,890	(28)	*	6,945	6,945	-

*	Represents less than one percent (1%) of our outstanding shares.

(1)

Assumes that (i) all of the shares of common stock to be registered by the registration statement of which this prospectus is a part are sold in this offering and (ii) the selling security holders do not acquire additional shares of our common stock after the date of this prospectus and prior to completion of this offering.

(2)	Adam Baker is the President of Black Mountain Equities and has sole voting and dispositive power with respect to the shares.

(3)	Includes 171,875 shares issuable upon exercise of warrants.

(4)	Steven W Winters is the President of the Investment Manager of Gemini Master Fund, Ltd and has sole voting and dispositive power with respect to the shares.

(5)	Includes 87,500 shares issuable upon exercise of warrants.

(6)	Includes 2,084 shares issuable upon exercise of warrants.

(7)	Jan Loeb as partner and manager of Leap Tide Partners L.P. has sole voting and dispositive power with respect to the shares.

(8)	Includes 31,250 shares issuable upon exercise of warrants.

(9)	Includes 12,500 shares issuable upon exercise of warrants.

(10)	Includes 6,250 shares issuable upon exercise of warrants.

(11)	T. Jay Salmen as president of Sun Investments, LLC has sole voting and dispositive power with respect to the shares.

(12)	Includes 18,750 shares issuable upon exercise of warrants.

(13)	Includes 25,000 shares issuable upon exercise of warrants.

(14)

Richard C. Perkins, executive vice president of Perkins Capital Management, the investment advisor, agent and attorney-in-fact of Alice Ann Corporation, has sole voting and dispositive power with respect to the shares.

(15)	Peter Spinner is the Managing Partner of Wyatts Torch Equity Partners, LP and has sole voting and dispositive power with respect to the shares.

(16)	Includes 104,167 shares issuable upon exercise of warrants.

(17)

Iroquois Capital Management L.L.C. is the investment manager of Iroquois Master Fund, Ltd. Iroquois Capital Management has voting control and investment discretion over securities held by Iroquois Master Fund. As managing members of Iroquois Capital, Joshua Silverman and Richard Abbe make voting and investment decisions on behalf of Iroquois Capital in its capacity as investment manager to Iroquois Master Fund. As a result of the foregoing, Mr. Silverman and Mr. Abbe may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the securities held by IMF.

(18)	Includes 20,834 shares issuable upon exercise of warrants.

(19)	Martin Chopp is the general partner of The Hewlett Fund and has sole voting and dispositive power with respect to the shares.

(20)	Includes 59,375 shares issuable upon exercise of warrants.

(21)	Konrad Ackermann is the director of Alpha Capital Anstalt and has sole voting and dispositive power with respect to the shares.

(22)	Includes 166,667 shares issuable upon exercise of warrants.

(23)	Rodd Friedman is the managing partner of REF Securities & Co., L.P. and has sole voting and dispositive power with respect to the shares.

(24)	Includes 14,584 shares issuable upon the exercise of warrants.

(25)	Rodd Friedman is the sole trustee of RIT 22 Trust and has sole voting and dispositive power with respect to the shares.

(26)	Includes 13,889 shares issuable upon the exercise of warrants.

(27)	Includes 3,473 shares issuable upon the exercise of warrants.

(28)	Includes 6,945 shares issuable upon the exercise of warrants.

(29)	Includes 13,889 shares issuable upon the exercise of warrants.

(30)	Includes 5,556 shares issuable upon the exercise of warrants.

(31)	Includes 27,778 shares issuable upon the exercise of warrants.

USE OF PROCEEDS

We will not receive any proceeds from the sale of common stock by the selling security holders.

PLAN OF DISTRIBUTION

Each selling security holder of the common stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the OTCQB or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling security holder may use any one or more of the following methods when selling shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales entered into after selling security holders the effective date of the registration statement of which this prospectus is a part;

●	broker-dealers may agree to sell a specified number of such shares at a stipulated price per share;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The selling security holders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the selling security holders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the common stock or interests therein, the selling security holders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling security holders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling security holders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling security holders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling security holder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling security holders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because selling security holders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act, including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling security holders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling security holders without registration and without the requirement to be in compliance with Rule 144(c)(1) under the Securities Act and otherwise without volume or manner of sale restrictions pursuant to Rule 144 or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling security holders will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling security holders or any other person. We will make copies of this prospectus available to the selling security holders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

The validity of the shares of common stock offered hereby has been passed upon for us by Fox Rothschild LLP, 997 Lenox Drive, Building 3, Lawrenceville, NJ 08648.

EXPERTS

The audited consolidated balance sheets at December 31, 2015 and 2014 and the audited consolidated statements of operations, stockholders’ equity and cash flows for the years ended December 31, 2015 and 2014 have been audited by Rotenberg Meril Solomon Bertiger & Guttilla, P.C., our independent registered public accounting firm. We have included these financial statements in this registration statement in reliance upon the reports of such firm given their authority as experts in accounting and auditing.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC. You should rely only on the information provided in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling security holders are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock. Applicable SEC rules may require us to update this prospectus in the future.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any report, statement or other information that we file with the SEC at the SEC Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain further information on the operation of the Public Reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public at the SEC’s website at www.sec.gov, as well as our website at www.bio-key.com. Information contained on our website does not constitute a part of this prospectus.

This prospectus is part of a registration statement that we filed with the SEC. This prospectus and any accompanying prospectus supplement do not contain all of the information included in the registration statement, and certain statements contained in this prospectus and any accompanying prospectus supplement about the provisions or contents of any contract, agreement or any other document referred to herein are not necessarily complete. For each of these contracts, agreements or documents filed as an exhibit to the registration statement, we refer you to the actual exhibit for a more complete description of the matters involved. In addition, we have omitted certain parts of the registration statement in accordance with the rules and regulations of the SEC. To obtain all of the information that we filed with the SEC in connection herewith, we refer you to the registration statement, including its exhibits and schedules. You should assume that the information contained in this prospectus and any accompanying prospectus supplement is accurate only as of the date appearing on the front of the prospectus or prospectus supplement, as applicable.

BIO-KEY INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2016	December 31, 2015
	(Unaudited)
ASSETS
Cash and cash equivalents	$177,388	$4,321,078
Accounts receivable, current, net of allowance for doubtful accounts of $13,785 at September 30, 2016 and $20,526 December 31, 2015	364,381	3,391,405
Due from factor	4,041	37,421
Inventory	568,236	348,645
Software license rights	2,000,000	5,000,000
Prepaid expenses and other	136,408	97,203
Total current assets	3,250,454	13,195,752
Software license rights, less current portion	9,999,550	7,000,000
Accounts receivable, net of current portion	2,070,000	-
Equipment and leasehold improvements, net	79,088	63,877
Deposits and other assets	8,712	8,712
Intangible assets—less accumulated amortization	137,534	147,738
Total non-current assets	12,294,884	7,220,327
TOTAL ASSETS	$15,545,338	$20,416,079

LIABILITIES
Accounts payable	$550,807	$1,158,555
Accrued liabilities	337,067	493,067
Dividends payable on preferred stock	200,625	133,851
Deferred revenue	240,154	376,405
Warrant liabilities	1,206	104,284
Total current liabilities	1,329,859	2,266,162
TOTAL LIABILITIES	1,329,859	2,266,162

Commitments and contingencies

STOCKHOLDERS’ EQUITY:
Series A-1 convertible preferred stock; authorized, 100,000 (liquidation preference of $100 per share): issued and outstanding 90,000 of $.0001 par value	9	9
Series B-1 convertible preferred stock; authorized, 105,000 (liquidation preference of $100 per share): issued and outstanding 105,000 of $.0001 par value	11	11
Common stock — authorized, 170,000,000 shares; $.0001 par value issued and outstanding; 66,377,157 at September 30, 2016, and 66,098,482 as of December 31, 2015	6,638	6,610
Additional paid-in capital	76,493,397	76,754,737
Accumulated deficit	(62,284,576)	(58,611,450)
TOTAL STOCKHOLDERS’ EQUITY	14,215,479	18,149,917
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$15,545,338	$20,416,079

The accompanying notes to the condensed consolidated financial statements are an integral part of these statements.

BIO-KEY INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015

Revenues
Services	$187,025	$250,191	$692,677	$755,813
License fees and other	244,438	419,655	585,192	2,835,662
Total Revenues	431,463	669,846	1,277,869	3,591,475
Costs and other expenses
Cost of services	46,257	30,283	168,636	154,251
Cost of license fees and other	125,526	344,557	251,485	505,339
Total costs and other expenses	171,783	374,840	420,121	659,590
Gross Profit	259,680	295,006	857,748	2,931,885

Operating Expenses
Selling, general and administrative	925,939	1,013,778	2,956,456	3,034,318
Research, development and engineering	528,554	368,788	1,584,403	1,169,427
	1,454,493	1,382,566	4,540,859	4,203,745
Operating loss	(1,194,813)	(1,087,560)	(3,683,111)	(1,271,860)
Other income (expense)
Interest income	6	1	19	5
Interest expense	-	(20,000)	-	(20,000)
Gain on derivative liabilities	60,385	27,975	10,879	42,228
Income taxes	-	-	(912)	(912)
Total other income (expense)	60,391	7,976	9,986	21,321
Net loss	(1,134,422)	(1,079,584)	(3,673,125)	(1,250,539)
Convertible preferred stock dividends	(200,625)	-	(601,875)	-
Net loss available to common stockholders	$(1,335,047)	$(1,079,584)	$(4,275,000)	$(1,250,539)

Basic and Diluted Loss per Common Share	$(0.02)	$(0.02)	$(0.06)	$(0.02)

Weighted Average Shares Outstanding:
Basic and Diluted	66,360,445	66,038,941	66,253,808	66,013,958

The accompanying notes to the condensed consolidated financial statements are an integral part of these statements.

BIO-KEY INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine Months Ended September 30,
	2016	2015

CASH FLOW FROM OPERATING ACTIVITIES:
Net loss	$(3,673,125)	$(1,250,539)
Adjustments to reconcile net loss to cash used for operating activities:
Depreciation	37,764	32,049
Amortization of intangible assets	10,205	10,204
Gain on derivative liabilities	(10,879)	(42,228)
Share-based and warrant compensation for employees and consultants	231,983	258,297
Stock based directors fees	48,999	-
Amortization on note payable discount	-	20,000
Change in assets and liabilities:
Accounts receivable	957,024	(1,540,075)
Due from factor	33,380	76,657
Inventory	(219,591)	(138,895)
Prepaid expenses and other	(39,205)	198,841
Software license rights	450	-
Accounts payable	(607,748)	960,673
Accrued liabilities	(156,000)	(55,824)
Due to factor	-	533,422
Deferred revenue	(136,251)	(36,418)
Net cash used for operating activities	(3,522,994)	(973,836)
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(52,976)	(2,078)
Net cash used for investing activities	(52,976)	(2,078)
CASH FLOW FROM FINANCING ACTIVITIES:
Preferred dividends paid	(535,100)	-
Stock issued to directors	-	13,000
Proceeds from issuance of Note Payable	-	250,000
Costs to issue preferred and common stock	(32,620)	(58,486)
Net cash provided by (used for) financing activities	(567,720)	204,514
NET DECREASE IN CASH AND CASH EQUIVALENTS	(4,143,690)	(771,400)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	4,321,078	843,632
CASH AND CASH EQUIVALENTS, END OF PERIOD	$177,388	$72,232

The accompanying notes to the condensed consolidated financial statements are an integral part of these statements.

BIO-KEY INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

SUPPLEMENTARY DISCLOSURES OF CASH FLOW INFORMATION

	Nine Months Ended September 30,
	2016	2015

Cash paid for:
Interest	$-	$-

Noncash Investing and Financing Activities:
Issuance of warrants for financing raise	$-	$92,199
Accrual of preferred stockholder dividends	$200,625	$-

The accompanying notes to the condensed consolidated financial statements are an integral part of these statements.

BIO-KEY INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2016 (Unaudited)

1.	NATURE OF BUSINESS AND BASIS OF PRESENTATION

Nature of Business

BIO-key International, Inc. was founded in 1993 as a fingerprint biometric technology company. Biometric technology is the science of analyzing specific human characteristics which are unique to each individual in order to identify a specific person from a broader population. We develop and market advanced fingerprint biometric identification and identity verification technologies, cryptographic authentication-transaction security technologies, as well as related identity management and credentialing software solutions. We sell our products and provide services primarily to commercial entities within highly regulated industries, like healthcare and financial services and the broader corporate enterprise.

Basis of Presentation

The accompanying unaudited interim condensed consolidated financial statements include the accounts of BIO-key International, Inc. and its wholly-owned subsidiaries (collectively, the “Company”) and are stated in conformity with accounting principles generally accepted in the United States of America, pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”). The operating results for interim periods are not necessarily indicative of results that may be expected for any other interim period or for the full year. Pursuant to such rules and regulations, certain financial information and footnote disclosures normally included in the financial statements have been condensed or omitted. Significant intercompany accounts and transactions have been eliminated in consolidation.

In the opinion of management, the accompanying unaudited interim consolidated financial statements contain all necessary adjustments, consisting only of those of a recurring nature, and disclosures to present fairly the Company’s financial position and the results of its operations and cash flows for the periods presented. The balance sheet at December 31, 2015 was derived from the audited financial statements, but does not include all of the disclosures required by accounting principles generally accepted in the United States of America. These unaudited interim condensed consolidated financial statements should be read in conjunction with the financial statements and the related notes thereto included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 (the “Form 10-K”), filed with the SEC on March 30, 2016.

Recently Issued Accounting Pronouncements

In May 2014, ASU No. 2014-09, “Revenue from Contracts with Customers” was issued. The comprehensive new standard will supersede existing revenue recognition guidance and require revenue to be recognized when promised goods or services are transferred to customers in amounts that reflect the consideration to which the Company expects to be entitled in exchange for those goods or services. The guidance will also require that certain contract costs incurred to obtain or fulfill a contract, such as sales commissions, be capitalized as an asset and amortized as revenue is recognized. Adoption of the new rules could affect the timing of both revenue recognition and the incurrence of contract costs for certain transactions. The guidance permits two implementation approaches, one requiring retrospective application of the new standard with restatement of prior years and one requiring prospective application of the new standard with disclosure of results under old standards. The new standard was scheduled to be effective for reporting periods beginning after December 15, 2016 and early adoption is not permitted. In August 2015, the FASB issued ASU 2015-14, "Revenue from Contracts with Customers (Topic 606): Deferral of Effective Date" ("ASU 2015-14") which defers the effective date of ASU 2014-09 by one year. ASU 2014-09 is now effective for annual reporting periods after December 15, 2017 including interim periods within annual periods beginning after December 15, 2017. Earlier application is permitted only as of annual reporting periods beginning after December 15, 2016, including interim reporting periods within that reporting period. The Company is currently evaluating the impact of adoption of ASU 2014-09 and the further updates codified in ASU 2016-12, ASU 2016-11 and ASU 2016-10 and the implementation approach to be used.

In April 2015, the FASB issued ASU 2015-03, “Interest-Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs.” ASU 2015-03 requires debt issuance costs related to a debt liability measured at amortized cost to be reported in the balance sheet as a direct deduction from the face amount of the debt liability. ASU 2015-03 is effective for interim and annual periods beginning January 1, 2016 with early adoption permitted, and is applied on a retrospective basis. The adoption of ASU 2015-03 did not materially impact the Company’s consolidated financial statements.

In July 2015, the FASB issued ASU No. 2015-11, "Inventory (Topic 330): Simplifying the Measurement of Inventory" ("ASU 2015-11"). The amendments in ASU 2015-11 clarifies the measurement of inventory to be the lower of cost or realizable value and would only apply to inventory valued using the FIFO or average costing methods. ASU 2015-11 is effective for fiscal years beginning after December 15, 2016, including interim periods within those fiscal years. The reporting entity should apply the amendments prospectively with earlier application permitted as of the beginning of an interim or annual reporting period. Management is currently evaluating the effects of adopting ASU 2015-11 on the Company’s consolidated financial statements but the adoption is not expected to have a significant impact.

In September 2015, FASB issued ASU 2015-16, “Simplifying the Accounting for Measurement-Period Adjustments” (“ASU 2015-16”). This standard requires an acquirer to recognize adjustments to provisional amounts that are identified during the measurement period in the reporting period in which the adjustment amounts are determined. ASU 2015-16 also requires separate presentation on the face of the income statement, or disclosure in the notes, of the amount recorded in current-period earnings by line item that would have been recorded in previous reporting periods if the adjustment to the provisional amount had been recognized as of the acquisition date. ASU 2015-16 was effective for the Company beginning January 1, 2016 and did not have a material impact on its consolidated financial statements.

In November 2015, the FASB issued ASU 2015-17, "Balance Sheet Classification of Deferred Taxes" (“ASU 2015-17”). This update requires an entity to classify deferred tax liabilities and assets as noncurrent within a classified statement of financial position. ASU 2015-17 is effective for annual reporting periods, and interim periods therein, beginning after December 15, 2016. This update may be applied either prospectively to all deferred tax liabilities and assets or retrospectively to all periods presented. Early application is permitted as of the beginning of the interim or annual reporting period. Management is currently evaluating the effects of adopting ASU 2015-17 on the Company’s consolidated financial statements but the adoption is not expected to have a significant impact.

In January 2016, the FASB issued ASU 2016-01, “Financial Instruments – Overall: Recognition and Measurement of Financial Assets and Financial Liabilities” (“ASU 2016-01”). The update addresses certain aspects of recognition, measurement, presentation and disclosure of financial instruments, specifically equity investments and financial instruments measured at amortized cost. ASU 2016-01 is effective for public companies for annual and interim periods beginning after December 15, 2017.  Management is currently assessing the impact ASU 2016-01 will have, if any, on the Company’s consolidated financial statements.

In March 2016, the FASB issued Accounting Standards Update 2016-09, “Compensation – Stock Compensation: Improvements to Employee Share-Based Payment Accounting” (“ASU 2016-09”).  ASU 2016-09 requires, among other things, that excess tax benefits and tax deficiencies be recognized as income tax expense or benefit in the income statement rather than as additional paid-in capital, changes the classification of excess tax benefits from a financing activity to an operating activity in the statement of cash flows, and allows forfeitures to be accounted for when they occur rather than estimated.  ASU 2016-09 is effective for public companies for interim and annual periods beginning after December 15, 2016.  Management is currently assessing the impact ASU 2016-09 will have on the Company’s consolidated financial statements.

Management does not believe that any other recently issued, but not yet effective, accounting standard if currently adopted would have a material effect on the accompanying consolidated financial statements.

Reclassification

Reclassifications occurred to certain prior year amounts in order to conform to the current year classifications. The reclassifications have no effect on the reported net loss.

2.     GOING CONCERN

The Company has incurred significant losses to date and at September 30, 2016, had an accumulated deficit of approximately $62 million. In addition, broad commercial acceptance of the Company’s technology is critical to the Company’s success and ability to generate future revenues. At September 30, 2016, the Company’s total cash and cash equivalents were approximately $177,000, as compared to approximately $4,321,000 at December 31, 2015.

The Company has financed itself in the past through access to the capital markets by issuing secured and convertible debt securities, convertible preferred stock, common stock, and through factoring receivables. The Company estimates that it currently requires approximately $579,000 per month to conduct operations and pay dividend obligations, a monthly amount that it has been unable to achieve consistently through revenue generation.If the Company is unable to generate sufficient revenue to meet its goals, it will need to obtain additional third-party financing to (i) conduct the sales, marketing and technical support necessary to execute its plan to substantially grow operations, increase revenue, and serve a significant customer base; and (ii) provide working capital. No assurance can be given that any form of additional financing will be available on terms acceptable to the Company, that adequate financing will be obtained by the Company, in order to meet its needs, or that such financing would not be dilutive to existing shareholders.

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America ("GAAP"), which contemplate continuation of the Company as a going concern, and assumes continuity of operations, realization of assets and the satisfaction of liabilities and commitments in the normal course of business. The matters described in the preceding paragraphs raise substantial doubt about the Company’s ability to continue as a going concern. Recoverability of a major portion of the recorded asset amounts shown in the accompanying balance sheet is dependent upon the Company’s ability to meet its financing requirements on a continuing basis, and become profitable in its future operations. The accompanying consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded assets or the amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence.

3.     SHARE BASED COMPENSATION

The following table presents share-based compensation expenses for continuing operations included in the Company’s unaudited interim condensed consolidated statements of operations:

	Three Months Ended September 30,	Three Months Ended September 30,
	2016	2015

Selling, general and administrative	$31,610	$30,779
Research, development and engineering	25,074	5,271
	$56,684	$36,050

	Nine Months Ended September 30,	Nine Months Ended September 30,
	2016	2015

Selling, general and administrative	$221,791	$218,653
Research, development and engineering	59,191	39,644
	$280,982	$258,297

4.     FACTORING

Due from factor consisted of the following as of:

	September 30,	December 31,
	2016	2015

Original invoice value	$16,117	$149,680
Factored amount	(12,076)	(112,259)
Balance due from factor	$4,041	$37,421

As of December 2011, the Company entered into a 24-month accounts receivable factoring arrangement with a financial institution (the “Factor”). In April 2012, the terms were updated from monthly to quarterly, and the 24-month arrangement was extended to August 1, 2014.  In July of 2014, the arrangement was extended to July 31, 2016. In June of 2015, the arrangement was extended to October 31, 2017. Pursuant to the terms of the arrangement, the Company, from time to time, sells to the Factor certain of its accounts receivable balances on a non-recourse basis for credit approved accounts. The Factor remits 35% of the foreign and 75% of the domestic accounts receivable balance to the Company (the “Advance Amount”), with the remaining balance, less fees, to be forwarded to the Company once the Factor collects the full accounts receivable balance from the customer. In addition, the Company, from time to time, receives over advances from the Factor. Factoring fees range from 2.75% to 21% of the face value of the invoice factored, and are determined by the number of days required for collection of the invoice. The cost of factoring is included in selling, general and administrative expenses. The cost of factoring was as follows:

	Three Months ended September 30,		Nine Months ended September 30,
	2016	2015	2016	2015

Factoring fees	$16,264	$87,929	$319,627	$323,059

5.	INVENTORY

Inventory is stated at the lower of cost, determined on a first in, first out basis, or market, and consists primarily of fabricated assemblies and finished goods. Inventory is comprised of the following as of:

	September 30,	December 31,
	2016	2015

Finished goods	$330,947	$246,475
Fabricated assemblies	237,289	102,170
Total inventory	$568,236	$348,645

6.	SOFTWARE LICENSE RIGHTS

On November 11, 2015, the Company entered into a license agreement for the rights to all software and documentation regarding the technology currently known as or offered under the FingerQ name. The license agreement grants the Company the exclusive right to reproduce, create derivative works and distribute copies of the FingerQ software and documentation, create new FingerQ related products, and grant sub-licenses of the licensed technology to end users. The license rights have been granted to the Company in perpetuity, with a stated number of end-user resale sub-licenses allowed under the contract for a total of $12,000,000. The cost of sub-license rights expected to be sold to customers in the following 12 months is $2,000,000 and is classified as a current asset, and the balance as non-current.

	September 30,	December 31,
	2016	2015

Current software license rights	$2,000,000	$5,000,000
Non-current software license rights	9,999,550	7,000,000
Total software license rights	$11,999,550	$12,000,000

7.	EARNINGS (LOSS) PER SHARE COMMON STOCK (“EPS”)

The Company’s basic EPS is calculated using net loss available to common shareholders and the weighted-average number of shares outstanding during the reporting period. Diluted EPS includes the effect from potential issuance of common stock, such as stock issuable pursuant to the exercise of stock options and warrants and the assumed conversion of convertible notes and preferred stock.

The reconciliation of the numerators of the basic and diluted EPS calculations was as follows for both of the following three and nine month periods ended September 30:

	Three Months ended September 30,		Nine Months ended September 30,
	2016	2015	2016	2015

Basic Numerator:
Net loss	$(1,134,422)	$(1,079,584)	$(3,673,125)	$(1,250,539)
Convertible preferred stock dividends	(200,625)	-	(601,875)	-
Net loss available to common stockholders	$(1,335,047)	$(1,079,584)	$(4,275,000)	$(1,250,539)
Basic Denominator	66,360,445	66,038,941	66,253,808	66,013,958
Per Share Amount	$(0.02)	$(0.02)	$(0.06)	$(0.02)

All potential common shares were antidilutive, and accordingly diluted EPS equaled basic EPS for all periods presented in the accompanying financial statements.

The following table sets forth the options and warrants which were excluded from the diluted per share calculation even though the exercise prices were less than the average market price of the common shares because the effect of including these potential shares was antidilutive due to the net losses for the three and nine months ended September 30:

	Three Months ended September 30,		Nine Months ended September 30,
	2016	2015	2016	2015

Preferred stock	65,000,000	-	65,000,000	-
Stock options	347,897	12,917	160,770	68,227
Warrants	78,342	-	-	-
Total	65,426,239	12,917	65,160,770	68,227

Items excluded from the diluted per share calculation because the exercise price was greater than the average market price of the common shares:

	Three Months ended September 30,		Nine Months ended September 30,
	2016	2015	2016	2015

Stock options	2,580,000	3,991,332	2,780,000	2,888,332
Warrants	19,880,414	20,455,414	20,455,414	20,455,414
Total	22,460,414	24,446,746	23,235,414	23,343,746

8.            STOCKHOLDERS’ EQUITY

Preferred Stock

Within the limits and restrictions provided in the Company’s Certificate of Incorporation, the Board of Directors has the authority, without further action by the shareholders, to issue up to 5,000,000 shares of preferred stock, $.0001 par value per share, in one or more series, and to fix, as to any such series, any dividend rate, redemption price, preference on liquidation or dissolution, sinking fund terms, conversion rights, voting rights, and any other preference or special rights and qualifications. As of September 30, 2016, 100,000 shares of preferred stock have been designated as Series A-1 Convertible Preferred Stock, of which 90,000 shares are issued and outstanding, and 105,000 shares of preferred stock have been designated as Series B-1 Convertible Preferred Stock, all of which are issued and outstanding.

Series A-1 Convertible Preferred Stock

On October 22 and 29, 2015, the Company issued 84,500 shares of Series A-1 Convertible Preferred Stock at a purchase price of $100.00 per share, for aggregate gross proceeds of $8,450,000. On November 11, 2015, 5,500 additional shares of Series A-1 Convertible Preferred Stock were issued at a purchase price of $100.00 per share, for gross cash proceeds of $550,000. Shares of the Series A-1 Convertible Preferred Stock are convertible at any time at the option of the holder into shares of common stock by dividing the Series A-1 Original Issue Price by an initial conversion price of $0.30 per share, subject to adjustment for stock dividends, stock splits, combinations, and reclassifications of the Company’s capital stock, and subject to a “blocker provision” which prohibits conversion if such conversion would result in the holder being the beneficial owner of in excess of 9.99% of the Company’s common stock. The Series A-1 Shares accrue dividends at the rate of 6% per annum payable quarterly on April 1, July, 1, October 1, and January 1 of each year. Until October 1, 2017, the dividends are payable in cash provided that if payment in cash would be prohibited under applicable Delaware corporation law or cause the Company to breach any agreement for borrowed money, such dividends are payable in kind through the issuance of additional shares of common stock having a value equal to the volume weighted average trading price of the Company’s common stock for the ten (10) days preceding the applicable dividend payment date. Commencing January 1, 2018, dividends are payable at the option of the Company in cash or kind through the issuance of additional shares of common valued as described above.

The holders of the Series A-1 shares are entitled to designate one person to serve on the Board of Directors of the Company. The holders of the Series A-1 Shares are entitled to vote on an as converted to common stock basis together with the holders of our common stock on all matters presented to our stockholders. Upon any liquidation or dissolution of the Company, any merger or consolidation involving the Company or any subsidiary of the Company in which the shares of capital stock of the Company outstanding immediately prior to such merger or consolidation do not represent immediately following such merger or consolidation at least a majority of the voting power of the capital stock of the resulting or surviving corporation, or the sale of all or substantially all assets in a single transaction or a series of related transactions, unless the holders of at least a majority of the outstanding Series A-1 Shares elect otherwise, holders of Series A-1 Shares shall be entitled to receive prior to any payment to any holders of the Company’s common stock an amount per share equal to $100.00 per share plus any declared and unpaid dividends (pari-passu with the Series B-1 holders). As of September 30, 2016, $135,000 of dividends were accrued for the holders of the Series A-1 shares, and have not been paid as of the date of this filing.

The Series A-1 Preferred Stock contains options that based on an evaluation of FASB ASC 815-15, “Embedded Derivatives” and FASB ASC 815-40-15, “Contracts in Entity’s Own Equity - Scope and Scope Exceptions,” are considered embedded features:  Preferred Stock’s conversion option:  The Preferred Stock is convertible at the Holder’s option at any time at the fixed conversion price of $0.30 per share; Quarterly Dividend Conversion Option:  From issuance until December 31, 2017, the majority of Holders may elect to have the Stock’s Quarterly dividend payment made in shares of Common Stock, having a value equal to the volume weighted average trading price of the Common Stock during the ten (10) trading day period preceding the applicable dividend payment date. These features were analyzed by the Company and determined that they were not required to be bifurcated from the preferred stock and recorded as derivatives as they are clearly and closely related to an equity host.

Series B-1 Convertible Preferred Stock

On November 11, 2015, the Company issued 105,000 shares of Series B-1 Convertible Preferred Stock at a purchase price of $100.00 per share, for gross proceeds of $10,500,000.  Shares of the Series B-1 Convertible Preferred Stock are convertible at any time at the option of the holder into shares of common stock by dividing the Series B-1 Original Issue Price by an initial conversion price of $0.30 per share, subject to adjustment for stock dividends, stock splits, combinations, and reclassifications of the Company’s capital stock, and subject to a “blocker provision” which prohibits conversion if such conversion would result in the holder being the beneficial owner of in excess of 9.99% of the Company’s common stock. The Series B-1 Shares accrue dividends at the rate of 2.5% per annum payable quarterly on April 1, July, 1, October 1, and January 1 of each year payable in cash provided that if payment in cash would be prohibited under applicable Delaware corporation law or cause the Company to breach any agreement for borrowed money, or if the majority of the outstanding shares of the Series B-1 Shares elect otherwise, such dividends are payable in kind through the issuance of additional shares of common stock having a value equal to the volume weighted average trading price of the Company’s common stock for the ten (10) days preceding the applicable dividend payment date.

The holders of the Series B-1 shares are entitled to designate one person to serve on the Board of Directors of the Company. The holders of the Series B-1 Shares are entitled to vote on an as converted to common stock basis together with the holders of our common stock on all matters presented to our stockholders. Upon any liquidation or dissolution of the Company, any merger or consolidation involving the Company or any subsidiary of the Company in which the shares of capital stock of the Company outstanding immediately prior to such merger or consolidation do not represent immediately following such merger or consolidation at least a majority of the voting power of the capital stock of the resulting or surviving corporation, or the sale of all or substantially all assets in a single transaction or a series of related transactions, unless the holders of at least a majority of the outstanding Series B-1 Shares elect otherwise, holders of Series B-1 Shares shall be entitled to receive prior to any payment to any holders of the Company’s common stock an amount per share equal to $100.00 per share plus any declared and unpaid dividends (pari-passu with the Series A-1 holders). As of September 30, 2016, $65,625 of dividends were accrued for the holders of the Series B-1 shares, and have not been paid as of the date of this filing.

The Series B-1 Preferred Stock contains options that based on an evaluation of FASB ASC 815-15, “Embedded Derivatives” and FASB ASC 815-40-15, “Contracts in Entity’s Own Equity - Scope and Scope Exceptions,” are considered embedded features:  Preferred Stock’s conversion option:  The Preferred Stock is convertible at the Holder’s option at any time at the fixed conversion price of $0.30 per share; Quarterly Dividend Conversion Option:  The majority of Holders may elect to have the Stock’s Quarterly dividend payment made in shares of Common Stock, having a value equal to the volume weighted average trading price of the Common Stock during the ten (10) trading day period preceding the applicable dividend payment date. These features were analyzed by the Company and determined that they were not required to be bifurcated from the preferred stock and recorded as derivatives as they are clearly and closely related to an equity host.

Common Stock

On March 8, 2016, the company issued 100,000 shares of common stock to its directors in payment of board fees valued at $16,000. On May 11, 2016, the Company issued 41,174 shares of common stock to its directors in payment of board fees valued at $6,999. On May 11, 2016, the Company issued 100,000 shares of common stock to the Chief Executive Officer as compensation valued at $17,000. On August 10, 2016, the Company issued 37,501 shares of common stock to its directors in payment of board fees valued at $9,000.

Derivative Liabilities

In connection with the issuances of equity instruments or debt, the Company may issue options or warrants to purchase common stock. In certain circumstances, these options or warrants may be classified as liabilities, rather than as equity. In addition, the equity instrument or debt may contain embedded derivative instruments, such as conversion options or listing requirements, which in certain circumstances may be required to be bifurcated from the associated host instrument and accounted for separately as a derivative liability instrument. The Company accounts for derivative liability instruments under the provisions of FASB ASC 815, “Derivatives and Hedging.”

Securities Purchase Agreements dated October 25, 2013 and November 8, 2013

Pursuant to a series of Private Investors Securities Purchase Agreements (the “PI SPA”), on October 25, 2013 and November 8, 2013, the Company issued to certain private investors an aggregate of 12,323,668 units consisting of 12,323,668 post-split shares of common stock (the “Shares”) and warrants to purchase an additional 12,323,668 post-split shares of common stock (the “Warrants”) for an aggregate purchase price of $3,697,100

In connection with the share issuances described above, and pursuant to a placement agency letter agreement, the Company paid the placement agent cash commissions equal to 8% of the gross proceeds of the offering, reimbursed the placement agent for its reasonable out of pocket expenses, and issued to the placement agent warrants (the “Placement Agent Warrants”) to purchase an aggregate of 985,893 post-split shares of common stock. The Placement Agent Warrants have substantially the same terms as the warrants issued to the investors, except the Placement Agent Warrants are immediately exercisable on a cashless basis.

The cashless exercise features contained in the warrants are considered to be derivatives and the Company recorded warrant liabilities on the consolidated balance sheet. The Company initially recorded the warrant liabilities equal to their estimated fair value of $325,891. Such amount was also recorded as a reduction of additional paid-in capital. The Company is required to mark-to-market the warrant liabilities at the end of each reporting period. For the quarter ended September 30, 2016, the Company recorded a gain on the change in fair value of the cashless exercise features of $4,368. For the nine months ended September 30, 2016, the Company recorded a gain on the change in the fair value of the cashless exercise feature of $6,272. As of September 30, 2016, the fair value of the cashless exercise features was $1,206. The fair value of the cashless exercise features was $7,478 as of December 31, 2015.

Securities Purchase Agreement dated November 13, 2014

Pursuant to a Securities Purchase Agreement, dated November 13, 2014, by and between the Company and a number of private and institutional investors (the “November 2014 Private Investor SPA”), the Company issued to certain private investors 7,974,999 post-split shares of common stock and warrants to purchase an additional 11,962,501 post-split shares of common stock for aggregate gross proceeds of $1,595,000. In addition, for each share purchased in this offering, the investors surrendered to the Company for cancellation a warrant to acquire one share of our common stock which we previously issued in a private placement transaction in November 2013. This resulted in the cancellation of warrants to purchase an aggregate of 7,974,999 post-split shares of common stock.

The common stock has a purchase price reset feature. If at any time prior to the two year anniversary of the effective date of the registration statement covering the public resale of such shares (January 29, 2015), the Company sells or issues shares of common stock or securities that are convertible into common stock at a price lower than $0.20 per share, the Company will be required to issue additional shares of common stock for no additional consideration.

The warrants have a term of five years, an exercise price of $0.30 per post-split share and are currently exercisable in full. The warrants have customary anti-dilution protections including a “full ratchet” anti-dilution adjustment provision which are triggered in the event the Company sells or grants any additional shares of common stock, options, warrants or other securities that are convertible into common stock at a price lower than $0.30 per share, The anti-dilution adjustment provision is not triggered by certain “exempt issuances” which among other issuances, includes the issuance of shares of common stock, options or other securities to officers, employees, directors, consultants or service providers. The warrants are exercisable on a cashless basis if at any time there is no effective registration statement covering the resale of the shares of common stock underlying the warrants. See below.Based on an evaluation as discussed in FASB ASC 815-15, “Embedded Derivatives” and FASB ASC 815-40-15, “Contracts in Entity’s Own Equity – Scope and Scope Exceptions,” the Company determined that the purchase price reset feature in the common stock and the full ratchet anti-dilution feature in the warrants issued were not considered indexed to its own stock because neither the occurrence of a sale of equity securities by the issuer at market nor the issuance of another equity contract with a lower strike price is an input to the fair value of a fixed-for-fixed option or forward on equity shares. As such, the purchase price reset feature and the full ratchet anti-dilution feature should be bifurcated from the common stock and accounted for as a derivative liabilities.

The Company valued the purchase price reset feature using a Monte Carlo simulation at the date of issuance, and determined that the purchase price reset feature had no value as the calculated price of the common stock was not below $0.20 per share. At December 31, 2015, the calculated price was below $0.20, and on September 30, 2016 the calculated price was above $0.20 based on the Monte Carlo simulation.

The Company did not value the derivative liabilities. One of the key determinants of the Company’s decision to not value the derivative liabilities was the high likelihood that a future financing would not occur that would trigger the down round feature. Whether a future equity financing would occur would be determined by the cash needs of the Company and management’s willingness to trigger the down round feature. The Company did not value the purchase price reset feature. The Company’s reason was based on the issuance of Series A and Series B preferred stock in October and November of 2015, issued at a conversion price of $0.30.

Under GAAP, the Company is required to mark-to-market the derivative liability at the end of each reporting period. The Company did not value the derivative liabilities at the dates of issuance through September 30, 2016. Such conclusion was based upon the discussion noted above.

The Company filed a registration statement on Form S-1 with the SEC to register the public resale of 13,956,250 of the shares of common stock issued in the November 2014 Private Investor SPA. The registration statement was declared effective on January 29, 2015. Post reverse split, the Company filed a registration statement on Form S-1 with the SEC to register the balance of the shares of common stock issued under the November 2014 Private Investor SPA which was declared effective on May 4, 2015.

Warrants

On March 9, 2015, the Company issued a warrant to purchase 575,000 shares of common stock to a consultant which vested in equal quarterly installments over one year and is exercisable at $0.21 per share through March 8, 2020.

The fair value of the warrants was estimated on the date of grant at $98,065 using the Black-Scholes option-pricing model with the following assumptions: risk free interest rate: 1.66%, expected life of options in years: 5, expected dividends: 0, volatility of stock price: 115.7%.

Share based expense related to the value of the stock warrants is recorded over the requisite service period, which is generally the vesting period for each tranche. Stock warrants issued by the Company are valued using the Black-Scholes option-pricing model. For the three and nine months ended September 30, 2016, the Company recorded an expense of $0 and $11,625 respectively, related to the stock warrants, which completed the service period expense.

On September 23, 2015, the Company issued a warrant to purchase 833,333 shares of common stock in connection with the issuance of a promissory note. The warrants are immediately exercisable at an exercise price of $0.30 per share and have a term of five years.

The warrants have customary anti-dilution protections including a "full ratchet" anti-dilution adjustment provision which are triggered in the event the Company sells or grants any additional shares of common stock, options, warrants or other securities that are convertible into common stock at a price lower than $0.30 per share. The anti-dilution adjustment provision is not triggered by certain "exempt issuances" which among other issuances, includes the issuance of shares of common stock, options or other securities to officers, employees, directors, consultants or service providers.

Based on an evaluation as discussed in FASB ASC 815-15, “Embedded Derivatives” and FASB ASC 815-40-15, “Contracts in Entity’s Own Equity – Scope and Scope Exceptions,” the Company determined that the full ratchet anti-dilution feature in the common stock issued was not considered indexed to its own stock because neither the occurrence of a sale of equity securities by the issuer at market nor the issuance of another equity contract with a lower strike price is an input to the fair value of a fixed-for-fixed option or forward on equity shares. As such, the full ratchet anti-dilution feature should be bifurcated from the common stock and accounted for as a derivative liability.

The Company did not value the derivative liability. One of the key determinants of the Company’s decision to not value the derivative liability was the high likelihood that a future financing would not occur that would trigger the down round feature. Whether a future equity financing would occur would be determined by the cash needs of the Company and management’s willingness to trigger the down round feature. The Company’s reasons were based on the issuance of Series A and Series B preferred stock in October and November of 2015, issued at a conversion price of $0.30.

The cashless exercise features contained in the warrants were initially considered to be derivatives and the Company recorded a warrant liability of $92,199 on the consolidated balance sheet. The warrants issued by the Company were valued using an option-pricing model. The Company marked-to-market the warrant liabilities at the end of each reporting period. During the quarter ended September 30, 2016, the Company determined the cashless exercise features did not meet the criteria for recording a warrant liability. Accordingly, the grant date fair value of the warrant liability was transferred to additional paid-in capital and the cumulative loss due to change in the recorded fair value of the liability was reversed during the quarter. For the quarter ended September 30, 2016 the Company recorded income of $56,017 in order to reverse the net cumulative loss on the warrant liability that had been previously recorded. For the nine months ended September 30, 2016 the Company recorded income on the change in warrant liability of $4,607. The warrant liability was $96,806 as of December 31, 2015.

Issuances and Exercise of Stock Options

During the three and nine months ended September 30, 2016, the Company granted 200,000 and 275,000 stock options respectively, to new employees under the 2015 Equity Plan. The options are exercisable for a term of seven years and vest in equal annual installments over a three-year period commencing on the date of grant. The options are exercisable at $0.17-0.24 per share. The weighted average fair value of the options granted during the quarter was $0.164.

The fair value of the options issued during the three months ended June 30, 2016 was estimated on the date of grant at $8,644 using the Black-Scholes option-pricing model with the following assumptions: risk free interest rate: 1.12%, expected life of options in years: 4.5, expected dividends: 0, volatility of stock price: 93.7%.

The fair value of the options issued during the three months ended September 30, 2016 was estimated on the date of grant at $32,830 using the Black-Scholes option-pricing model with the following assumptions: risk free interest rate: 1.08%, expected life of options in years: 4.5, expected dividends: 0, volatility of stock price: 93%.

9.	SEGMENT INFORMATION

The Company has determined that its continuing operations are one discrete segment consisting of biometric products. Geographically, North American sales accounted for approximately 90% and 56% of the Company’s total sales for the three months ended September 30, 2016 and 2015, respectively, and were approximately 84% and 32% of the Company’s total sales for the nine months ended September 30, 2016 and 2015, respectively.

10.	FAIR VALUES OF FINANCIAL INSTRUMENTS

Cash and cash equivalents, accounts and notes receivable, accounts payable, accrued liabilities, and notes payable, are carried at, or approximate, fair value because of their short-term nature.

The fair value of the warrant liabilities at September 30, 2016 were measured using the following assumptions:

Risk-free interest rate	0.20	-	0.21%
Expected term	0.07	-	0.11
Expected dividends		0
Volatility of stock price	62.9	-	69.0%

The warrant liabilities are considered Level 3 liabilities on the fair value hierarchy as the determination of fair value includes various assumptions about of future activities and the Company’s stock prices and historical volatility as inputs.

Warrant issued under PI SPA
Fair value at January 1, 2016	$7,478
Gain on derivative	(6,272)
1,206

Warrant issued under September 2015 SPA
Fair value at January 1, 2016	96,806
Gain on derivative	(4,607)
Transfer to additional paid-in capital	(92,199)
-

Balance, September 30, 2016	$1,206

11.	MAJOR CUSTOMERS AND ACCOUNTS RECEIVABLE

For the three months ended September 30, 2016 and 2015, two customers accounted for 44% and three customers accounted for 65% of revenue, respectively. For the nine months ended September 30, 2016 and 2015, one customer accounted for 22% and one customer accounted for 53% of revenue, respectively.

At September 30, 2016, one customer accounted for 85% of accounts receivable. This receivable has been past due per the terms of the invoice for fifteen months as of September 30, 2016. Based on prior history with this customer, the Company believes the amount is fully collectable and has determined that a reserve is not necessary. During the quarter ended September 30, 2016, the company reclassified the past due receivable to long-term as management concluded that collection may not occur in the near term. At December 31, 2015, three customers accounted for 87% of accounts receivable.

12.	SUBSEQUENT EVENTS

On November 7, 2016, the Company issued 48,148 shares of common stock to its directors in payment of board fees. On November 11, 2016, we entered into a Securities Purchase Agreement with a stockholder/director for the purchase and sale of 6,200,000 shares of our common stock at an aggregate purchase price of $1,860,000 or $0.30 per share.

The Company has reviewed all other subsequent events through the date of filing.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

BIO-key International, Inc.

Wall, NJ

We have audited the accompanying consolidated balance sheets of BIO-key International, Inc. and Subsidiaries (the “Company”) as of December 31, 2015 and 2014, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management as well as evaluating the overall consolidated financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2015 and 2014, and the consolidated results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As disclosed in the consolidated financial statements, the Company has suffered substantial net losses in recent years, has an accumulated deficit at December 31, 2015 and is dependent on debt and equity financing to fund its operations, all of which raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans regarding these matters are disclosed in Note A. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Rotenberg Meril Solomon Bertiger & Guttilla, P.C.

ROTENBERG MERIL SOLOMON BERTIGER & GUTTILLA, P.C.
Saddle Brook, New Jersey
March 30, 2016

BIO-key International, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEETS

	December 31,
	2015	2014
ASSETS
Cash and cash equivalents	$4,321,078	$843,632
Accounts receivable, net	3,391,405	625,341
Due from factor	37,421	76,657
Inventory	348,645	11,825
Software license rights	5,000,000	-
Prepaid expenses and other	97,203	236,429
Total current assets	13,195,752	1,793,884
Software license rights	7,000,000	-
Equipment and leasehold improvements, net	63,877	103,509
Deposits and other assets	8,712	8,712
Intangible assets-less accumulated amortization	147,738	161,344
Total non-current assets	7,220,327	273,565
TOTAL ASSETS	$20,416,079	$2,067,449

LIABILITIES
Accounts payable	$1,158,555	$347,311
Accrued liabilities	626,918	488,617
Deferred revenue	376,405	429,233
Warrant liabilities	104,284	43,227
Total current liabilities	2,266,162	1,308,388
TOTAL LIABILITIES	2,266,162	1,308,388

Commitments and Contingencies

STOCKHOLDERS’ EQUITY
Series A-1 convertible preferred stock: authorized, 100,000 (liquidation preference of $100 per share); issued and outstanding 90,000 and 0 of $.0001 par value at December 31, 2015 and December 31, 2014, respectively	9	-
Series B-1 convertible preferred stock: authorized, 105,000 (liquidation preference of $100 per share); issued and outstanding 105,000 and 0 of $.0001 par value at December 31, 2015 and December 31, 2014, respectively	11	-
Common stock - authorized, 170,000,000 shares; issued and outstanding; 66,098,482 and 66,001,260 of $.0001 par value at December 31, 2015 and December 31, 2014, respectively	6,610	6,600
Additional paid-in capital	76,754,737	57,506,605
Accumulated deficit	(58,611,450)	(56,754,144)
TOTAL STOCKHOLDERS’ EQUITY	18,149,917	759,061
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$20,416,079	$2,067,449

All BIO-key shares issued and outstanding for all periods reflect BIO-key’s 1-for-2 reverse stock split, which was effective February 3, 2015.

The accompanying notes are an integral part of these statements.

BIO-key International, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years ended December 31,
	2015	2014

Revenues
Services	$931,394	$1,489,820
License fees and other	4,329,831	2,516,036
	5,261,225	4,005,856
Costs and other expenses
Cost of services	260,436	445,803
Cost of license fees and other	1,019,085	302,947
	1,279,521	748,750
Gross Profit	3,981,704	3,257,106

Operating expenses
Selling, general and administrative	4,121,030	3,670,090
Research, development and engineering	1,556,025	1,626,136
	5,677,055	5,296,226
Operating loss	(1,695,351)	(2,039,120)

Other income (deductions)
Interest income	14	7
Interest expense	(192,199)	-
Gain on derivative liabilities	31,142	157,253
Income taxes	(912)	(1,712)
	(161,955)	155,548
Net loss	$(1,857,306)	$(1,883,572)

Basic and Diluted Loss per Common Share	$(0.03)	$(0.03)

Weighted Average Shares Outstanding:
Basic and Diluted	66,032,523	59,047,282

All per-share amounts and BIO-key shares outstanding for all periods reflect BIO-key’s 1-for-2 reverse stock split, which was effective February 3, 2015.

The accompanying notes are an integral part of these statements.

BIO-key International, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Series A-1 Preferred Stock		Series B-1 Preferred Stock		Common Stock		Additional Paid-in	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Total
Balance as of December 31, 2013	-	$-	-	$-	57,921,258	$5,792	$55,915,715	$(54,870,572)	$1,050,935

Issuance of common stock and warrants pursuant to security purchase agreements					7,974,999	797	1,594,203	-	1,595,000
Issuance of common stock in exchange for cashless exercise of warrants					76,830	8	(8)	-	-
Issuance of common stock in exchange for cashless exercise of options					28,173	3	(3)	-	-
Reclassification of derivative liability					-	-	42,597	-	42,597
Repurchase of warrants					-	-	(150,000)	-	(150,000)
Stock issuance costs					-	-	(103,157)	-	(103,157)
Share-based compensation					-	-	207,258	-	207,258
Net loss					-	-	-	(1,883,572)	(1,883,572)

Balance as of December 31, 2014	-	$-	-	$-	66,001,260	$6,600	$57,506,605	$(56,754,144)	$759,061

Issuance of common stock for directors’ fees					97,222	10	16,990		17,000
Issuance of series A-1 and B-1 preferred stock	90,000	9	105,000	11			19,499,980		19,500,000
Dividends declared on preferred stock							(133,851)		(133,851)
Issuance of warrants for investment advisor							51,026		51,026
Stock issuance costs							(459,102)		(459,102)
Share-based compensation							273,089		273,089
Net loss								(1,857,306)	(1,857,306)

Balance as of December 31, 2015	90,000	$9	105,000	$11	66,098,482	$6,610	$76,754,737	$(58,611,450)	$18,149,917

All BIO-key share amounts for all periods reflect BIO-key’s 1-for-2 reverse stock split, which was effective February 3, 2015.

The accompanying notes are an integral part of these statements.

BIO-key International, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years ended December 31,
	2015	2014

CASH FLOW FROM OPERATING ACTIVITIES:
Net loss	$(1,857,306)	$(1,883,572)
Adjustments to reconcile net loss to cash used for operating activities:
Allowance for doubtful accounts	(6,741)	-
Depreciation	42,996	40,186
Amortization of:
Intangible assets	13,606	13,606
Debt discount	92,199	-
Share and warrant-based compensation for employees and consultants	324,115	207,258
Gain on derivative liabilities	(31,142)	(157,253)
Stock issued to Directors	17,000	-
Change in assets and liabilities:
Accounts receivable	(2,759,323)	(341,316)
Due from factor	39,236	(74,208)
Inventory	(336,820)	(2,449)
Software license rights	(12,000,000)
Prepaid expenses and other	139,226	(162,947)
Accounts payable	811,244	(193,601)
Accrued liabilities	4,450	150,296
Deferred revenue	(52,828)	(98,927)
Net cash used for operating activities	(15,560,088)	(2,502,927)
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(3,364)	(18,633)
Net cash used for investing activities	(3,364)	(18,633)
CASH FLOW FROM FINANCING ACTIVITIES:
Proceeds from issuances of preferred stock	19,500,000	-
Proceeds from issuances of common stock	-	1,595,000
Proceeds from issuance of note payable	250,000	-
Repayment of note payable	(250,000)	-
Repurchase of outstanding warrants	-	(150,000)
Costs to issue preferred and common stock and note payable	(459,102)	(103,157)
Net cash provided by financing activities	19,040,898	1,341,843
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	3,477,446	(1,179,717)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	843,632	2,023,349
CASH AND CASH EQUIVALENTS, END OF YEAR	$4,321,078	$843,632

The accompanying notes are an integral part of these statements.

SUPPLEMENTARY DISCLOSURES OF CASH FLOW INFORMATION

	Years ended December 31,
	2015	2014

Cash paid for:
Interest	$100,000	$-

Noncash investing and financing activities:
Reclassification of derivative liability to additional paid-in capital	$-	$42,597
Issuance of warrants for financing raise	92,199	-
Accrual of dividends	133,851	-

The accompanying notes are an integral part of these statements.

BIO-key International, Inc. and Subsidiaries

NOTES TO THE FINANCIAL STATEMENTS

December 31, 2015 and 2014

NOTE A -THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

The Company, founded in 1993, develops and markets proprietary fingerprint identification biometric technology and software solutions. The Company also delivers advanced identification solutions and information services to law enforcement departments, public safety agencies and other government and private sector customers. Our mobile wireless technology provides first responders with critical, reliable, real-time data and images from local, state and national databases.

Basis of Presentation

The Company has incurred significant losses to date, and at December 31, 2015, it had an accumulated deficit of approximately $59 million. In addition, broad commercial acceptance of the Company’s technology is critical to the Company’s success and ability to generate future revenues. At December 31, 2015, total cash and cash equivalents were approximately $4,321,000, as compared to approximately $844,000 at December 31, 2014.

As discussed below, the Company has financed itself in the past through access to the capital markets by issuing secured and convertible debt securities, convertible preferred stock, common stock, and through factoring receivables. The Company currently requires approximately $512,000 per month to conduct operations, a monthly amount that it has been unable to achieve through revenue generation. With the addition of the dividend obligations for the Series A-1 and B-1 shares, the monthly amount will increase by approximately $67,000, to $579,000.

If the Company is unable to generate sufficient revenue to meet our goals, it will need to obtain additional third-party financing to (i) conduct the sales, marketing and technical support necessary to execute its plan to substantially grow operations, increase revenue and serve a significant customer base; and (ii) provide working capital. No assurance can be given that any form of additional financing will be available on terms acceptable to the Company, that adequate financing will be obtained by the Company in order to meet its needs, or that such financing would not be dilutive to existing shareholders.

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America ("GAAP"), which contemplate continuation of the Company as a going concern, and assumes continuity of operations, realization of assets and the satisfaction of liabilities and commitments in the normal course of business. The matters described in the preceding paragraphs raise substantial doubt about the Company’s ability to continue as a going concern. Recoverability of a major portion of the recorded asset amounts shown in the accompanying balance sheet is dependent upon the Company’s ability to meet its financing requirements on a continuing basis, and become profitable in its future operations. The accompanying consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded assets or the amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence.

Effective February 3, 2015, the Company implemented a reverse stock split of its outstanding common stock at a ratio of 1 - for - 2 shares. All share figures and results are reflected on a post-split basis. See Note O.

Summary of Significant Accounting Policies

A summary of the significant accounting policies consistently applied in the preparation of the accompanying consolidated financial statements follows:

1. Basis of Consolidation

The accompanying consolidated financial statements include the accounts of BIO-key International, Inc. and its wholly-owned subsidiaries (collectively, the “Company”). Intercompany accounts and transactions have been eliminated in consolidation.

2. Use of Estimates

Our consolidated financial statements are prepared in accordance with GAAP as set forth in the Financial Accounting Standards Board’s (FASB) Accounting Standards Codification (ASC) and consider the various staff accounting bulletins and other applicable guidance issued by the U.S. Securities and Exchange Commission (SEC). These accounting principles require us to make certain estimates, judgments and assumptions. The Company believes that the estimates, judgments and assumptions upon which it relies are reasonable based upon information available to us at the time that these estimates, judgments and assumptions are made. These estimates, judgments and assumptions can affect the reported amounts of assets and liabilities as of the date of the financial statements as well as the reported amounts of revenues and expenses during the periods presented. To the extent there are material differences between these estimates, judgments or assumptions and actual results, its consolidated financial statements will be affected. In many cases, the accounting treatment of a particular transaction is specifically dictated by GAAP and does not require management’s judgment in its application. There are also areas in which management’s judgment in selecting among available alternatives would not produce a materially different result.

3. Revenue Recognition

Revenues from software licensing are recognized in accordance with ASC 985-605, "Software Revenue Recognition." Accordingly, revenue from software licensing is recognized when all of the following criteria are met: persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable, and collectability is probable.

The Company intends to enter into arrangements with end users for items which may include software license fees, and services or various combinations thereof. For each arrangement, revenues will be recognized when evidence of an agreement has been documented, the fees are fixed or determinable, collection of fees is probable, delivery of the product has occurred and no other significant obligations remain.

Multiple-Element Arrangements: For multiple-element arrangements, the Company applies the residual method in accordance with ASC 985-605. The residual method requires that the portion of the total arrangement fee attributable to the undelivered elements be deferred based on its vendor-specific objective evidence ("VSOE") of fair value and subsequently recognized as the service is delivered. The difference between the total arrangement fee and the amount deferred for the undelivered elements is recognized as revenue related to the delivered elements, which is generally the software license. VSOE of fair value for all elements in an arrangement is based upon the normal pricing for those products and services when sold separately. VSOE of fair value for support services is additionally determined by the renewal rate in customer contracts. The Company has established VSOE of fair value for support as well as consulting services.

License Revenues: Amounts allocated to license revenues are recognized at the time of delivery of the software and all other revenue recognition criteria discussed above have been met.

Revenue from licensing software, which requires significant customization and modification, is recognized using the percentage of completion method, based on the hours of effort incurred by the Company in relation to the total estimated hours to complete. In instances where third party hardware, software or services form a significant portion of a customer’s contract, the Company recognizes revenue for the element of software customization by the percentage of completion method described above. Otherwise, third party hardware, software, and services are recognized upon shipment or acceptance as appropriate. If the Company makes different judgments or utilizes different estimates of the total amount of work expected to be required to customize or modify the software, the timing and revenue recognition, from period to period, and the margins on the project in the reporting period, may differ materially from amounts reported. Anticipated contract losses are recognized as soon as they become known and are estimable.

Service Revenues: Revenues from services are comprised of maintenance and consulting and implementation services. Maintenance revenues include providing for unspecified when-and-if available product updates and customer telephone support services, and are recognized ratably over the term of the service period. Consulting services are generally sold on a time-and-materials basis and include a range of services including installation of software and assisting in the design of interfaces to allow the software to operate in customized environments. Services are generally separable from other elements under the arrangement since performance of the services are not essential to the functionality of any other element of the transaction and are described in the contract such that the total price of the arrangement would be expected to vary as the result of the inclusion or exclusion of the services. Revenues from services are generally recognized as the services are performed.

The Company provides customers, free of charge or at a minimal cost, testing kits which potential licensing customers may use to test compatibility/acceptance of the Company’s technology with the customer’s intended applications.

Costs and other expenses: Includes professional compensation and other direct contract expenses, as well as costs attributable to the support of client service professional staff, depreciation and amortization costs related to assets used in revenue-generating activities, and other costs attributable to serving the Company’s client base. Professional compensation consists of payroll costs and related benefits including stock-based compensation and bonuses. Other direct contract expenses include costs directly attributable to client engagements, such as out-of-pocket costs including travel and subsistence for client service professional staff, costs of hardware and software and costs of subcontractors. The allocation of lease and facilities charges for occupied offices is included in costs of service.

The Company accounts for its warranties under the FASB ASC 450, “Contingencies.” The Company generally warrants that its products are free from defects in material and workmanship for a period of one year from the date of initial receipt by its customers. The warranty does not cover any losses or damage that occurs as a result of improper installation, misuse or neglect or repair or modification by anyone other than the Company or its authorized repair agent. The Company’s policy is to accrue anticipated warranty costs based upon historical percentages of items returned for repair within one year of the initial sale. The Company’s repair rate of products under warranty has been minimal, and a historical percentage has not been established. The Company’s software license agreements generally include certain provisions for indemnifying customers against liabilities if the Company’s software products infringe upon a third party’s intellectual property rights. The Company has not provided for any reserves for warranty liabilities as it was determined to be immaterial.

4. Cash Equivalents

Cash equivalents consist of liquid investments with original maturities of three months or less. At December 31, 2015 and 2014, cash equivalents consisted of a money market account.

5. Accounts Receivable

Accounts receivable are carried at original amount less an estimate made for doubtful receivables based on a review of all outstanding amounts on a monthly basis. Management determines the allowance for doubtful receivables by regularly evaluating individual customer receivables and considering a customer’s financial condition, credit history, and current economic conditions. Accounts receivable are written off when deemed uncollectible. Recoveries of accounts receivable previously written off are recorded when received. Accounts receivable at December 31, 2015 and 2014 consisted of the following:

	December 31,
	2015	2014

Accounts receivable	$3,405,190	$645,867
Allowance for doubtful accounts	(13,785)	(20,526)

Accounts receivable, net of allowances for doubtful accounts	$3,391,405	$625,341

The allowance for doubtful accounts for the years ended December 31, 2015 and 2014 is as follows:

	Balance at Beginning of Year	Charged to Costs and Expenses	Deductions From Reserves	Balance at End of Year
Year Ended December 31, 2015
Allowance for Doubtful Accounts	$20,526	$-	$(6,741)	$13,785
Year Ended December 31, 2014
Allowance for Doubtful Accounts	$20,526	$-	$-	$20,526

6. Software License Rights

Software license rights acquired for re-sale to end users are recorded as assets when purchased. and are stated at the lower of cost or estimated net realizable value.

The cost of the software license rights has been initially allocated pro-rata to the maximum number of resalable end-user licenses in the rights contract and are charged to cost of sales ratably as each end user license is resold to a customer. Management re-evaluates the total sub-licenses it expects to sell during the term of the contract and will adjust the ratable costs charged to cost of sales accordingly.

The rights are also evaluated by management on a periodic basis to determine if estimated future net revenues, on a per sub-license basis, support the recorded basis of each license. If the estimated net revenues are less than the current carrying value of the capitalized software license rights, the Company will reduce the rights to their net realizable value.

Capitalized software license rights expected to be sold to customers in the succeeding year are classified as current assets.

7. Equipment and Leasehold Improvements, Intangible Assets and Depreciation and Amortization

Equipment and leasehold improvements are stated at cost. Depreciation is provided for in amounts sufficient to relate the cost of depreciable assets to operations over the estimated service lives, principally using straight-line methods. Leasehold improvements are amortized over the shorter of the life of the improvement or the lease term, using the straight-line method.

The estimated useful lives used to compute depreciation and amortization for financial reporting purposes are as follows:

	2015
Equipment and leasehold improvements
Equipment (years)	3	-	5
Furniture and fixtures (years)	3	-	5
Software (years)		3
Leasehold improvements	life or lease term

Intangible assets consist of patents. Patent costs are capitalized until patents are awarded. Upon award, such costs are amortized using the straight-line method over their respective economic lives. If a patent is denied, all costs are charged to operations in that year.

8. Impairment or Disposal of Long Lived Assets, including Intangible Assets

The Company reviews long-lived assets, including intangible assets subject to amortization, whenever events or changes in circumstances indicate that the carrying amount of such an asset may not be recoverable. Recoverability of these assets is measured by comparison of their carrying amount to the future undiscounted cash flows the assets are expected to generate. If such assets are considered impaired, the impairment to be recognized is equal to the amount by which the carrying value of the assets exceeds their fair value determined by either a quoted market price, if any, or a value determined by utilizing a discounted cash flow technique. In assessing recoverability, the Company must make assumptions regarding estimated future cash flows and discount factors. If these estimates or related assumptions change in the future, the Company may be required to record impairment charges. Intangible assets with determinable lives are amortized over their estimated useful lives, based upon the pattern in which the expected benefits will be realized, or on a straight-line basis, whichever is greater. We did not record any impairment charges in any of the years presented.

9. Advertising Expense

The Company expenses the costs of advertising as incurred. Advertising expenses for 2015 and 2014 were approximately $339,000 and $252,000, respectively.

10. Deferred Revenue

Deferred revenue includes customer advances and amounts that have been billed per the contractual terms but have not been recognized as revenue. The majority of these amounts are related to maintenance contracts for which the revenue is recognized ratably over the applicable term, which generally is 12 months from the date the customer is delivered the products.

11. Research and Development Expenditures

Research and development expenses include costs directly attributable to the conduct of research and development programs primarily related to the development of our software products and improving the efficiency and capabilities of our existing software. Such costs include salaries, payroll taxes, employee benefit costs, materials, supplies, depreciation on research equipment, services provided by outside contractors, and the allocable portions of facility costs, such as rent, utilities, insurance, repairs and maintenance, depreciation and general support services. All costs associated with research and development are expensed as incurred.

12. Earnings Per Share of Common Stock (“EPS”)

The Company’s EPS is calculated by dividing net income (loss) applicable to common stockholders by the weighted-average number of common shares outstanding during the reporting period. Diluted EPS includes the effect from potential issuances of common stock, such as stock issuable pursuant to the conversion of preferred stock, exercise of stock options and warrants, when the effect of their inclusion is dilutive. See Note S - Earnings Per Share “EPS” for additional information.

13. Accounting for Stock-Based Compensation

The Company accounts for share based compensation in accordance with the provisions of ASC 718-10, “Compensation - Stock Compensation,” which requires measurement of compensation cost for all stock awards at fair value on date of grant and recognition of compensation over the service period for awards expected to vest. The majority of its share-based compensation arrangements vest over either a three or four year vesting schedule. The Company expenses its share-based compensation under the ratable method, which treats each vesting tranche as if it were an individual grant. The fair value of stock options is determined using the Black-Scholes valuation model, and requires the input of highly subjective assumptions. These assumptions include estimating the length of time employees will retain their vested stock options before exercising them (the “expected option term”), the estimated volatility of its common stock price over the option’s expected term, the risk-free interest rate over the option’s expected term, and the Company’s expected annual dividend yield. Changes in these subjective assumptions can materially affect the estimate of fair value of stock-based compensation and consequently, the related amount recognized as an expense in the consolidated statements of operations. As required under the accounting rules, the Company reviews its valuation assumptions at each grant date and, as a result, the Company is likely to change its valuation assumptions used to value employee stock-based awards granted in future periods. The values derived from using the Black-Scholes model are recognized as expense over the service period, net of estimated forfeitures (the number of individuals that will ultimately not complete their vesting requirements). The estimation of stock awards that will ultimately vest requires significant judgment. The Company considers many factors when estimating expected forfeitures, including types of awards, employee class, and historical experience. Actual results, and future changes in estimates, may differ substantially from current estimates.

The compensation expense recognized under ASC 718 amounted to $273,089 and $207,258 for 2015 and 2014, respectively.

The following table presents share-based compensation expenses included in the Company’s consolidated statements of operations:

	Year ended December 31,
	2015	2014

Selling, general and administrative	$134,047	$161,466
Research, development and engineering	139,042	45,792
	$273,089	$207,258

Valuation Assumptions for Stock Options

For 2015 and 2014, 1,428,000 and 1,835,000 stock options were granted, respectively. The fair value of each option was estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

	Year ended December 31,
	2015	2014
Weighted average Risk free interest rate	1.46%	1.34%
Expected life of options (in years)	4.5	4.5
Expected dividends	0%	0%
Weighted average Volatility of stock price	117%	119%

The stock volatility for each grant is determined based on the review of the experience of the weighted average of historical daily price changes of the Company’s common stock over the expected option term. The expected term was determined using the simplified method for estimating expected option life, which qualify as “plain-vanilla” options; and the risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant for periods corresponding with the expected life of the option.

14. Derivative Liabilities

In connection with the issuances of equity instruments or debt, the Company may issue options or warrants to purchase common stock. In certain circumstances, these options or warrants may be classified as liabilities, rather than as equity. In addition, the equity instrument or debt may contain embedded derivative instruments, such as conversion options or listing requirements, which in certain circumstances may be required to be bifurcated from the associated host instrument and accounted for separately as a derivative liability instrument. The Company accounts for derivative liability instruments under the provisions of FASB ASC 815, “Derivatives and Hedging.”

15. Deferred Costs

Costs incurred with obtaining and executing debt arrangements are capitalized and amortized to interest expense using the effective interest method over the term of the related debt.

16. Income Taxes

The provision for, or benefit from, income taxes includes deferred taxes resulting from the temporary differences in income for financial and tax purposes using the liability method. Such temporary differences result primarily from the differences in the carrying value of assets and liabilities. Future realization of deferred income tax assets requires sufficient taxable income within the carryback, carryforward period available under tax law. The Company evaluates, on a quarterly basis whether, based on all available evidence, if it is probable that the deferred income tax assets are realizable. Valuation allowances are established when it is more likely than not that the tax benefit of the deferred tax asset will not be realized. The evaluation, as prescribed by ASC 740-10, “Income Taxes,” includes the consideration of all available evidence, both positive and negative, regarding historical operating results including recent years with reported losses, the estimated timing of future reversals of existing taxable temporary differences, estimated future taxable income exclusive of reversing temporary differences and carryforwards, and potential tax planning strategies which may be employed to prevent an operating loss or tax credit carryforward from expiring unused. Because of the Company’s historical performance and estimated future taxable income, a full valuation allowance has been established.

The Company accounts for uncertain tax provisions in accordance with ASC 740-10-05, “Accounting for Uncertainty in Income Taxes.” The ASC clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements. The ASC prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The ASC provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

17. Recent Accounting Pronouncements

In May 2014, ASU No. 2014-09, “Revenue from Contracts with Customers” was issued. The comprehensive new standard will supersede existing revenue recognition guidance and require revenue to be recognized when promised goods or services are transferred to customers in amounts that reflect the consideration to which the Company expects to be entitled in exchange for those goods or services. The guidance will also require that certain contract costs incurred to obtain or fulfill a contract, such as sales commissions, be capitalized as an asset and amortized as revenue is recognized. Adoption of the new rules could affect the timing of both revenue recognition and the incurrence of contract costs for certain transactions. The guidance permits two implementation approaches, one requiring retrospective application of the new standard with restatement of prior years and one requiring prospective application of the new standard with disclosure of results under old standards. The new standard was scheduled to be effective for reporting periods beginning after December 15, 2017 and early adoption is not permitted. In August 2015, the FASB issued ASU 2015-14, "Revenue from Contracts with Customers (Topic 606): Deferral of Effective Date" ("ASU 2015-14") which defers the effective date of ASU 2014-09 by one year. ASU 2014-09 is now effective for annual reporting periods after December 15, 2018 including interim periods within annual periods beginning after December 15, 2019. The Company is currently evaluating the impact of adoption and the implementation approach to be used.

Effective January 1, 2015, the Company adopted ASU No. 2015-01, “Income Statement - Extraordinary and Unusual Items (Subtopic 225-20): Simplifying Income Statement Presentation by Eliminating the Concept of Extraordinary items” (“ASU 2015-01”) was issued. ASU 2015-01 eliminates from GAAP the concept of extraordinary items. ASU 2015-01 is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015. A reporting entity may apply the amendments prospectively. The adoption of ASU 2014-15 did not have a material effect on its consolidated financial statements.

In April 2015, the FASB issued ASU 2015-03, “Interest-Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs.” ASU 2015-03 requires debt issuance costs related to a debt liability measured at amortized cost to be reported in the balance sheet as a direct deduction from the face amount of the debt liability. ASU 2015-03 is effective for interim and annual periods beginning January 1, 2016 with early adoption permitted, and is applied on a retrospective basis. The adoption of ASU 2015-03 is not expected to materially impact the Company’s consolidated financial statements.

In July 2015 the FASB issued ASU No. 2015-11, "Inventory (Topic 330): Simplifying the Measurement of Inventory" ("ASU 2015-11"). The amendments in ASU 2015-11 clarifies the measurement of inventory to be the lower of cost or realizable value and would only apply to inventory valued using the FIFO or average costing methods. ASU 2015-11 is effective for fiscal years beginning after December 15, 2016, including interim periods within those fiscal years. The reporting entity should apply the amendments prospectively with earlier application permitted as of the beginning of an interim or annual reporting period. The Company is currently evaluating the effects of adopting ASU 2015-11 on its consolidated financial statements but the adoption is not expected to have a significant impact.

In September 2015, FASB issued ASU 2015-16, “Simplifying the Accounting for Measurement-Period Adjustments” (“ASU 2015-16”). This standard requires an acquirer to recognize adjustments to provisional amounts that are identified during the measurement period in the reporting period in which the adjustment amounts are determined. ASU 2015-16 also requires separate presentation on the face of the income statement, or disclosure in the notes, of the amount recorded in current-period earnings by line item that would have been recorded in previous reporting periods if the adjustment to the provisional amount had been recognized as of the acquisition date. ASU 2015-16 is effective for the Company beginning January 1, 2016. The Company does not believe that this will have a material impact on its consolidated financial statements.

In November 2015, FASB issued ASU 2015-17, “Balance Sheet Classification of Deferred Taxes” (“ASU 2015-17”). This standard requires entities to present deferred tax assets and deferred tax liabilities as noncurrent in a classified balance sheet. It may be applied either prospectively to all deferred tax liabilities and assets or retrospectively to all periods presented. The amendments are effective for financial statements issued for annual periods beginning after December 15, 2017, and interim periods within annual periods beginning after December 15, 2018. Earlier application is permitted for all entities as of the beginning of an interim or annual reporting period. In the fourth quarter of 2015, the Company elected to early adopt using the prospective method. Therefore, no prior periods were retrospectively adjusted. The adoption did not have a material impact on the Company's consolidated financial statements.

Management does not believe that any other recently issued, but not yet effective, accounting standard if currently adopted would have a material effect on the accompanying consolidated financial statements.

NOTE B-FACTORING

Due from factor consisted of the following as of December 31:

	Original Invoice Value	Factored Amount	Factored Balance due
Year Ended December 31, 2015
Factored accounts receivable	$149,680	$112,259	$37,421
Year Ended December 31, 2014
Factored accounts receivable	$306,625	$229,968	$76,657

As of December 2011, the Company entered into a 24 month accounts receivable factoring arrangement with a financial institution (the “Factor”). Pursuant to the terms of the arrangement, the Company, from time to time, sells to the Factor certain of its accounts receivable balances on a non-recourse basis for credit approved accounts. The Factor remits 35% of the foreign and 75% of the domestic accounts receivable balance to the Company (the “Advance Amount”), with the remaining balance, less fees to be forwarded to the Company once the Factor collects the full accounts receivable balance from the customer. In addition, the Company, from time to time, receives over advances from the factor. Factoring fees range from 2.75% to 21% of the face value of the invoice factored, and are determined by the number of days required for collection of the invoice. In April 2012, the terms were updated from monthly to quarterly, and the 24-month arrangement was extended to August 1, 2014. In July of 2014, the arrangement was extended to July 31, 2016. The cost of factoring is included in selling, general and administrative expenses. The cost of factoring was as follows:

	Years Ended December 31,
	2015	2014

Factoring fees	$383,629	$188,904

NOTE C-FAIR VALUES OF FINANCIAL INSTRUMENTS

Cash and cash equivalents, accounts receivable, inventory, due from factor, accounts payable and accrued liabilities are carried at, or approximate, fair value because of their short-term nature.

The fair value of the warrant liabilities is measured at fair value using the following assumptions:

	2015
Risk free interest rate	0.54%	-	1.70%
Expected term	0.82	-	4.73
Expected dividends		0
Volatility of stock price	84.5%	-	114.9%

For the embedded derivatives that were bifurcated from the associated host instruments, the Company utilized the Monte Carlo simulation. The stock volatility for each grant is determined based on the review of the experience of the weighted average of historical daily price changes of the Company’s common stock over the expected term and the risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant for periods corresponding with the expected term of the derivative.

The warrant and derivative liabilities are considered Level 3 liabilities on the fair value hierarchy as the determination of fair value includes various assumptions about future activities and the Company’s stock prices and historical volatility as inputs.

The table below provides a reconciliation of the beginning and ending balances for the liabilities measured at fair value using significant unobservable inputs (Level 3). There were no assets as of or during the years ended December 31, 2015 and 2014 measured using significant unobservable inputs.

Fair Value Measurements Using

Significant Unobservable Inputs (Level 3):

Warrants issued Under October and November 2013 PI SPA (Note N2b)
Fair value at January 1, 2015	43,227
Gain on derivative	(35,749)
Value at December 31, 2015	7,478

Warrant issued under September 2015 SPA (Note H)
Fair value at January 1, 2015	-
Fair value at issuance	92,199
Loss on derivative	4,607
Value at December 31, 2015	96,806
Balance, December 31, 2015	$104,284

NOTE D-CONCENTRATION OF RISK

Financial instruments which potentially subject the Company to risk primarily consist of cash and accounts receivables.

The Company maintains its cash and cash equivalents with various financial institutions, which, at times may exceed the amounts insured by the Federal Deposit Insurance Corporation. The exposure to the Company is solely dependent upon daily bank balances and the respective strength of the financial institutions. The Company has not incurred any losses on these accounts. At December 31, 2015 and 2014, amounts in excess of insured limits were approximately $4,073,000 and $586,000, respectively.

The Company extends credit to customers on an unsecured basis in the normal course of business. The Company’s policy is to perform an analysis of the recoverability of its receivables at the end of each reporting period and to establish allowances where appropriate. The Company analyzes historical bad debts and contract losses, customer concentrations, and customer credit-worthiness when evaluating the adequacy of the allowances.

The Company had certain customers whose revenue individually represented 10% or more of the Company’s total revenue, as follows:

	Years Ended December 31,
	2015	2014

Customer A	37%	*
Customer B	*	11%
Customer C	*	10%
Customer D	*	44%

* Less than 10% of total revenue

The Company had certain customers whose accounts receivable balances individually represented 10% or more of the Company’s total accounts receivable, as follows:

	As of December 31,
	2015	2014

Customer A	62%	-
Customer B	14%	-
Customer C	11%	*
Customer D	-	62%

* Less than 10% of total accounts receivable

Customer A’s receivable of $2,070,000 has been past due per the terms of the invoice for six months as of December 31, 2015. Based on prior history with this customer the Company feels the amount is fully collectable and has determined that a reserve is not necessary.

NOTE E-INVENTORY

Inventory is stated at the lower of cost, determined on a first in, first out basis, or market, and consists primarily of fabricated assemblies and finished goods. Inventory is comprised of the following as of December 31:

	2015	2014
Current
Finished goods	246,475	11,825
Fabricated assemblies	102,170	-
Total current inventory	$348,645	$11,825

NOTE F-SOFTWARE LICENSE RIGHTS

On November 11, 2015, the Company entered into a license agreement for the rights to all software and documentation regarding the technology currently known as or offered under the FingerQ name (refer to Note K - Related Party). The license agreement grants the Company the exclusive right to reproduce, create derivative works and distribute copies of the FingerQ software and documentation, create new FingerQ related products, and grant sub-licenses of the licensed technology to end users. The license rights have been granted to the Company in perpetuity, with a stated number of end-user resale sub-licenses allowed under the contract. As of December 31, 2015, the Company has not sold any sub-licenses.

The Company made a one-time payment of $12,000,000 to the licensors. The cost of sub-license rights expected to be sold to customers in the succeeding year is $5,000,000 and is classified as a current asset.

NOTE G-EQUIPMENT AND LEASEHOLD IMPROVEMENTS

Equipment and leasehold improvements consisted of the following as of December 31:

	2015	2014

Equipment	$398,910	$395,546
Furniture and fixtures	139,779	139,779
Software	28,624	28,624
Leasehold improvements	53,948	53,948
	621,261	617,897

Less accumulated depreciation and amortization	(557,384)	(514,388)

Total	$63,877	$103,509

Depreciation and amortization were $42,996 and $40,186 for 2015 and 2014, respectively.

NOTE H-INTANGIBLE ASSETS

Intangible assets consisted of the following as of December 31:

	2015			2014
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount

Patents and patents pending	$287,248	$(139,510)	$147,738	$287,248	$(125,904)	$161,344

Total	$287,248	$(139,510)	$147,738	$287,248	$(125,904)	$161,344

Aggregate amortization expense for both 2015 and 2014 was $13,606. The estimated aggregate amortization expense of intangible assets for the years following December 31, 2015 is approximately $14,000 per year for 2016 through 2020, and approximately $78,000 thereafter.

NOTE I-NOTE PAYABLE

Securities Purchase Agreement dated September 23, 2015

On September 23, 2015 the Company issued a promissory note due seven months from the date of issuance and a warrant to purchase 833,333 shares of common stock in net consideration after the original issue discount, of $250,000. The principal sum due under the note is the aggregate purchase price of $250,000 plus an original issue discount of approximately 20% of the purchase price and a one-time interest charge of 12% of the purchase price. The principal sum and all other amounts owing under the note were fully paid by the Company following the initial closing of the October 2015 Series A-1 Convertible Preferred Stock offering. The warrants are immediately exercisable at an exercise price of $0.30 per share and have a term of five years.

The warrants have customary anti-dilution protections including a "full ratchet" anti-dilution adjustment provision which are triggered in the event the Company sells or grants any additional shares of common stock, options, warrants or other securities that are convertible into common stock at a price lower than $0.30 per share, The anti-dilution adjustment provision is not triggered by certain "exempt issuances" which among other issuances, includes the issuance of shares of common stock, options or other securities to officers, employees, directors, consultants or service providers.

Based on an evaluation as discussed in FASB ASC 815-15, “Embedded Derivatives” and FASB ASC 815-40-15, “Contracts in Entity’s Own Equity - Scope and Scope Exceptions,” the Company determined that the full ratchet anti-dilution feature in the common stock issued was not considered indexed to its own stock because neither the occurrence of a sale of equity securities by the issuer at market nor the issuance of another equity contract with a lower strike price is an input to the fair value of a fixed-for-fixed option or forward on equity shares. As such, the full ratchet anti-dilution feature should be bifurcated from the common stock and accounted for as a derivative liability.

The Company did not value the derivative liability. One of the key determinants of the Company’s decision to not value the derivative liability was the high likelihood that a future financing would not occur that would trigger the down round feature. Whether a future equity financing would occur would be determined by the cash needs of the Company and management’s willingness to trigger the down round feature. The Company’s reasons were based on the issuance of Series A and Series B preferred stock in October and November of 2015, issued at a conversion price of $0.30.

The cashless exercise features contained in the warrants are considered to be derivatives and the Company recorded warrant liabilities on the consolidated balance sheet. The Company initially recorded a debt discount of $92,199 and a warrant liability in the same amount. The debt discount is being amortized over the term of the loan. The total amortized debt discount including interest expense was $192,199 for the year ended December 31, 2015. The warrants issued by the Company are valued using the Black-Scholes option-pricing model. The Company is required to mark-to-market the warrant liabilities at the end of each reporting period. For the year ended December 31, 2015, the Company recorded a loss on the change in fair value of the cashless exercise features of $4,607. December 31, 2015, the fair value of the cashless exercise features was $96,806.

NOTE J-ACCRUED LIABILITIES

Accrued liabilities consisted of the following as of December 31:

	2015	2014

Compensation	$78,016	$203,349
Compensated absences	113,996	116,439
Dividends payable - preferred stock	133,851	3,435
Accrued legal and accounting fees	141,000	92,000
Sales tax payable	48,255	55,436
Other	111,800	17,958

Total	$626,918	$488,617

NOTE K-RELATED PARTY

Consulting Arrangement with Thomas J. Colatosti

In connection with his appointment to the Board of Directors in September 2002, and as acting Chief Financial Officer from November 2008 to December 2009, we had entered into a number of consulting arrangements with Thomas Colatosti. Under the most recent arrangement, which was entered into on January 12, 2010, Mr. Colatosti provided services to the Company and its subsidiaries and affiliates for the two-year term ended December 31, 2011 at a rate of $5,000 per month. All amounts owing to Mr. Colatosti were paid during 2014.

Licensing Agreement with Subsidiaries of China Goldjoy Group Limited.

On November 11, 2015 our subsidiary BIO-key Hong Kong Limited entered into a license purchase agreement with certain subsidiaries of China Goldjoy Group Limited (“CGG”). The license agreement provides for the grant of a perpetual, irrevocable, exclusive, worldwide, fully-paid license to all software and documentation regarding the software code, toolkit, electronic libraries and related technology currently known as or offered under the Finger Q name, together with perpetual license under all related patents held by the licensors and any other intellectual property rights owned by the licensors related to the forgoing software. We made a one-time payment of $12,000,000 to the licensors. Mr. Yao Jianhu is the chairman and chief executive officer of CGG and a director of the Company. Mr. Wong Kwok Fong is the chief technology officer of CGG, the beneficial owner of 9.9% of our common stock, and a director of the Company.

NOTE L-DEFERRED REVENUE

Deferred revenue represents unearned revenue on maintenance contracts. Maintenance contracts include provisions for unspecified when-and-if available product updates and customer telephone support services, and are recognized ratably over the term of the service period. At December 31, 2015 and 2014, amounts in deferred revenue were approximately $376,000 and $429,000, respectively.

NOTE M-SEGMENT INFORMATION

The Company has determined that its continuing operations are one discrete segment consisting of Biometric products. Geographically, North American sales accounted for approximately 51% and 91% of the Company’s total revenues for 2015 and 2014, respectively.

NOTE N-COMMITMENTS AND CONTINGENCIES

 Operating Leases

The Company does not own any real estate but conducts operations from three leased premises. These non-cancelable operating leases expire at various dates through 2018. In addition to base rent, the Company pays for property taxes, maintenance, insurance and other occupancy expenses according to the terms of the individual leases.

Future minimum rental commitments of non-cancelable operating leases are approximately as follows:

Years ending December 31,
2016	147,732
2017	152,364
2018	103,829
$403,925

Rental expense was approximately $170,000 and $174,000 during 2015 and 2014, respectively.

Contingency

On or about March 13, 2014, LifeSouth Community Blood Centers, Inc. (“LifeSouth”), filed a lawsuit against the Company in the Superior Court of Monmouth County, New Jersey (MON-L-1042-14) alleging a breach of a license agreement and seeking return of all amounts paid under the license in the amount of $718,500. On August 21, 2015, the Company and LifeSouth entered into a settlement agreement to discontinue and end litigation.

NOTE O- EQUITY

1. Preferred Stock

Within the limits and restrictions provided in the Company’s Certificate of Incorporation, the Board of Directors has the authority, without further action by the shareholders, to issue up to 5,000,000 shares of preferred stock, $.0001 par value per share, in one or more series, and to fix, as to any such series, any dividend rate, redemption price, preference on liquidation or dissolution, sinking fund terms, conversion rights, voting rights, and any other preference or special rights and qualifications. As of December 31, 2015, 100,000 shares of preferred stock have been designated as Series A-1 Convertible Preferred Stock, of which 90,000 shares are issued and outstanding, and 105,000 shares of preferred stock have been designated as Series B-1 Convertible Preferred Stock, all of which are outstanding.

Series A-1 Convertible Preferred Stock

On October 22 and 29, 2015, the Company issued 84,500 shares of Series A-1 Convertible Preferred Stock at a purchase price of $100.00 per share, for aggregate gross proceeds of $8,450,000. On November 11, 2015, 5,500 additional shares of Series A-1 Convertible Preferred Stock were issued at a purchase price of $100.00 per share, for gross cash proceeds of $550,000. Shares of the Series A-1 Convertible Preferred Stock are convertible at any time at the option of the holder into shares of common stock by dividing the Series A-1 Original Issue Price by an initial conversion price of $0.30 per share, subject to adjustment for stock dividends, stock splits, combinations, and reclassifications of the Company’s capital stock, and subject to a “blocker provision” which prohibits conversion if such conversion would result in the holder being the beneficial owner of in excess of 9.99% of the Company’s common stock. The Series A-1 Shares accrue dividends at the rate of 6% per annum payable quarterly on April 1, July, 1, October 1, and January 1 of each year. Until October 1, 2017, the dividends are payable in cash provided that if payment in cash would be prohibited under applicable Delaware corporation law or cause the Company to breach any agreement for borrowed money, such dividends are payable in kind through the issuance of additional shares of common stock having a value equal to the volume weighted average trading price of the Company’s common stock for the ten (10) days preceding the applicable dividend payment date. Commencing January 1, 2018, dividends are payable at the option of the Company in cash or kind through the issuance of additional shares of common valued as described above.

The holders of the Series A-1 shares are entitled to designate one person to serve on the Board of Directors of the Company. The holders of the Series A-1 Shares are entitled to vote on an as converted to common stock basis together with the holders of our common stock on all matters presented to our stockholders. Upon any liquidation or dissolution of the Company, any merger or consolidation involving the Company or any subsidiary of the Company in which the shares of capital stock of the Company outstanding immediately prior to such merger or consolidation do not represent immediately following such merger or consolidation at least a majority of the voting power of the capital stock of the resulting or surviving corporation, or the sale of all or substantially all assets in a single transaction or a series of related transactions, unless the holders of at least a majority of the outstanding Series A-1 Shares elect otherwise, holders of Series A-1 Shares shall be entitled to receive prior to any payment to any holders of the Company’s common stock an amount per share equal to $100.00 per share plus any declared and unpaid dividends (pari-passu with the Series B-1 holders). As at December 31, 2015 $97,392 of dividends were accrued for the holders of the Series A-1 shares. This amount was paid January 6, 2016.

The Series A-1 Preferred Stock contains options that based on an evaluation of FASB ASC 815-15, “Embedded Derivatives” and FASB ASC 815-40-15, “Contracts in Entity’s Own Equity - Scope and Scope Exceptions,” are considered embedded features: Preferred Stock’s conversion option: The Preferred Stock is convertible at the Holder’s option at any time at the fixed conversion price of $0.30 per share; Quarterly Dividend Conversion Option: From issuance until December 31, 2017, the majority of Holders may elect to have the Stock’s Quarterly dividend payment made in shares of Common Stock, having a value equal to the volume weighted average trading price of the Common Stock during the ten (10) trading day period preceding the applicable dividend payment date. These features were analyzed by the Company and determined that they were not required to be bifurcated from the preferred stock and recorded as derivatives as they are clearly and closely related to an equity host.

Series B-1 Convertible Preferred Stock

On November 11, 2015, the Company issued 105,000 shares of Series B-1 Convertible Preferred Stock at a purchase price of $100.00 per share, for gross proceeds of $10,500,000.  Shares of the Series B-1 Convertible Preferred Stock are convertible at any time at the option of the holder into shares of common stock by dividing the Series B-1 Original Issue Price by an initial conversion price of $0.30 per share, subject to adjustment for stock dividends, stock splits, combinations, and reclassifications of the Company’s capital stock, and subject to a “blocker provision” which prohibits conversion if such conversion would result in the holder being the beneficial owner of in excess of 9.99% of the Company’s common stock. The Series B-1 Shares accrue dividends at the rate of 2.5% per annum payable quarterly on April 1, July, 1, October 1, and January 1 of each year payable in cash provided that if payment in cash would be prohibited under applicable Delaware corporation law or cause the Company to breach any agreement for borrowed money, or if the majority of the outstanding shares of the Series B-1 Shares elect otherwise, such dividends are payable in kind through the issuance of additional shares of common stock having a value equal to the volume weighted average trading price of the Company’s common stock for the ten (10) days preceding the applicable dividend payment date.

The holders of the Series B-1 shares are entitled to designate one person to serve on the Board of Directors of the Company. The holders of the Series B-1 Shares are entitled to vote on an as converted to common stock basis together with the holders of our common stock on all matters presented to our stockholders. Upon any liquidation or dissolution of the Company, any merger or consolidation involving the Company or any subsidiary of the Company in which the shares of capital stock of the Company outstanding immediately prior to such merger or consolidation do not represent immediately following such merger or consolidation at least a majority of the voting power of the capital stock of the resulting or surviving corporation, or the sale of all or substantially all assets in a single transaction or a series of related transactions, unless the holders of at least a majority of the outstanding Series B-1 Shares elect otherwise, holders of Series B-1 Shares shall be entitled to receive prior to any payment to any holders of the Company’s common stock an amount per share equal to $100.00 per share plus any declared and unpaid dividends (pari-passu with the Series A-1 holders). As at December 31, 2015 $36,459 of dividends were accrued for the holders of the Series B-1 shares. This amount was paid on January 5, 2016.

The Series B-1 Preferred Stock contains options that based on an evaluation of FASB ASC 815-15, “Embedded Derivatives” and FASB ASC 815-40-15, “Contracts in Entity’s Own Equity - Scope and Scope Exceptions,” are considered embedded features: Preferred Stock’s conversion option: The Preferred Stock is convertible at the Holder’s option at any time at the fixed conversion price of $0.30 per share; Quarterly Dividend Conversion Option: The majority of Holders may elect to have the Stock’s Quarterly dividend payment made in shares of Common Stock, having a value equal to the volume weighted average trading price of the Common Stock during the ten (10) trading day period preceding the applicable dividend payment date. These features were analyzed by the Company and determined that they were not required to be bifurcated from the preferred stock and recorded as derivatives as they are clearly and closely related to an equity host.

 Stock Issuance Costs

Costs of approximately $375,000 were incurred in relation to the issuance of both the Series A-1 and Series B-1 preferred stock.

2. Common Stock

Effective February 3, 2015, the Company implemented a reverse stock split of its outstanding common stock at a ratio of 1 - for - 2. The number of authorized shares and the par value of the Company's common stock and preferred stock were not affected by the reverse stock split. Stockholders who otherwise would be entitled to receive fractional shares were rounded up to the nearest whole share. The reverse stock split became effective on the OTCQB at the opening of trading on February 6, 2015.

Holders of common stock have equal rights to receive dividends when, as and if declared by the Board of Directors, out of funds legally available therefor. Holders of common stock have one vote for each share held of record and do not have cumulative voting rights.

Holders of common stock are entitled, upon liquidation of the Company, to share ratably in the net assets available for distribution, subject to the rights, if any, of holders of any preferred stock then outstanding. Shares of common stock are not redeemable and have no preemptive or similar rights. All outstanding shares of common stock are fully paid and nonassessable.

Issuances of Common Stock

a) Securities Purchase Agreement dated November 13, 2014

Pursuant to a Securities Purchase Agreement, dated November 13, 2014, by and between the Company and a number of private and institutional investors (the “November 2014 Private Investor SPA”), the Company issued to certain private investors 7,974,999 post-split shares of common stock and warrants to purchase an additional 11,962,501 post-split shares of common stock for aggregate gross proceeds of $1,595,000. In addition, for each share purchased in this offering, the investors surrendered to the Company for cancellation a warrant to acquire one share of our common stock which we previously issued in a private placement transaction in November 2013. This resulted in the cancellation of warrants to purchase an aggregate of 7,974,999 post-split shares of common stock.

The common stock has a purchase price reset feature. If at any time prior to the two year anniversary of the effective date of the registration statement covering the public resale of such shares, the Company sells or issues shares of common stock or securities that are convertible into common stock at a price lower than $0.20 per share, the Company will be required to issue additional shares of common stock for no additional consideration.

Based on an evaluation as discussed in FASB ASC 815-15, “Embedded Derivatives” and FASB ASC 815-40-15, “Contracts in Entity’s Own Equity - Scope and Scope Exceptions,” the Company determined that the purchase price reset feature in the common stock issued was not considered indexed to its own stock because neither the occurrence of a sale of equity securities by the issuer at market nor the issuance of another equity contract with a lower strike price is an input to the fair value of a fixed-for-fixed option or forward on equity shares. As such, the purchase price reset feature should be bifurcated from the common stock and accounted for as a derivative liability.

The Company valued the purchase price reset feature using a Monte Carlo simulation at the date of issuance, and December 31, 2014, and determined that the purchase price reset feature had no value as the calculated price of the common stock was not below $0.20 per share. At December 31, 2015 the calculated price was below $0.20, however the Company did not value the reset feature based on the issuance of Series A and Series B preferred stock in October and November of 2015, issued at a conversion price of $0.30.

The warrants have a term of five years and an exercise price of $0.30 per post-split share. Warrants to purchase 5,981,251 post-split shares of common stock were immediately exercisable. The remaining warrants to purchase 5,981,250 post-split shares of common stock became exercisable on the completion of a 1 - for - 2 reverse split of the Company's common stock in February 2015.

The warrants have customary anti-dilution protections including a “full ratchet” anti-dilution adjustment provision which are triggered in the event the Company sells or grants any additional shares of common stock, options ,warrants or other securities that are convertible into common stock at a price lower than $0.30 per share, The anti-dilution adjustment provision is not triggered by certain “exempt issuances” which among other issuances, includes the issuance of shares of common stock, options or other securities to officers, employees, directors, consultants or service providers.

The warrants are exercisable on a cashless basis if at any time there is no effective registration statement covering the resale of the shares of common stock underlying the warrants. See below.

Based on an evaluation as discussed in FASB ASC 815-15, “Embedded Derivatives” and FASB ASC 815-40-15, “Contracts in Entity’s Own Equity - Scope and Scope Exceptions,” the Company determined that the full ratchet anti-dilution feature in the warrants issued were not considered indexed to its own stock because neither the occurrence of a sale of equity securities by the issuer at market nor the issuance of another equity contract with a lower strike price is an input to the fair value of a fixed-for-fixed option or forward on equity shares. As such, the full ratchet anti-dilution feature should be bifurcated from the warrants and accounted for as a derivative liability.

The Company did not value the derivative liability. One of the key determinants of the Company’s decision to not value the derivative liability was the high likelihood that a future financing would not occur that would trigger the down round feature. Whether a future equity financing would occur would be determined by the cash needs of the Company and management’s willingness to trigger the down round feature. The Company’s reason was based on the issuance of Series A and Series B preferred stock in October and November of 2015, issued at a conversion price of $0.30.

Under GAAP, the Company is required to mark-to-market the derivative liability at the end of each reporting period. The Company did not value the derivative liability at the date of issuance, December 31, 2014 or December 31, 2015. At such dates, the Company determined that it was highly unlikely that an equity financing would occur that would trigger the down round feature. Such conclusion was based upon the discussion noted above.

The Company filed a registration statement on Form S-1 with the SEC to register the public resale of 13,956,250 of the shares of common stock issued in the November 2014 Private Investor SPA. The registration statement was declared effective on January 29, 2015. Post reverse split, the Company filed a registration statement on Form S-1 with the SEC to register the balance of the shares of common stock issued under the November 2014 Private Investor SPA which was declared effective on May 4, 2015.

b) Derivative Liabilities: Securities Purchase Agreements dated October 25, 2013 and November 8, 2013

Pursuant to a series of Private Investors Securities Purchase Agreements (the “PI SPA”), on October 25, 2013 and November 8, 2013, the Company issued to certain private investors an aggregate of 12,323,668 units consisting of 12,323,668 post-split shares of common stock (the “Shares”) and warrants to purchase an additional 12,323,668 post-split shares of common stock (the “Warrants”) for an aggregate purchase price of $3,697,100. The warrants are immediately exercisable at an exercise price of $0.50 per post-split share, have a term of three years, and were exercisable on a cashless basis if at any time following the nine month anniversary of the issuance date, there is not an effective registration statement covering the public resale of the shares of Common Stock underlying the warrants. The Company filed a registration statement on November 22, 2013 and such registration was declared effective on December 31, 2013.

In connection with the share issuances described above, and pursuant to a placement agency letter agreement, the Company paid the placement agent cash commissions equal to 8% of the gross proceeds of the offering, reimbursed the placement agent for its reasonable out of pocket expenses, and issued to the placement agent warrants (the “Placement Agent Warrants”) to purchase an aggregate of 985,893 post-split shares of common stock. The Placement Agent Warrants have substantially the same terms as the warrants issued to the investors, except the Placement Agent Warrants are immediately exercisable on a cashless basis.

The cashless exercise features contained in the warrants are considered to be derivatives and the Company recorded warrant liabilities on the consolidated balance sheet. The Company initially recorded the warrant liabilities equal to their estimated fair value of $325,891. Such amount was also recorded as a reduction of additional paid-in capital. The Company is required to mark-to-market the warrant liabilities at the end of each reporting period. For the year ended December 31, 2015, the Company recorded a gain on the change in fair value of the cashless exercise features of $35,749. As of December 31, 2015, the fair value of the cashless exercise features was $7,478. The fair value of the cashless exercise features was $43,227 as of December 31, 2014.

c) Employees’ exercise options

During the year ended December 31, 2014, 54,166 stock options were exercised resulting in the cashless issuance of 28,173 post-split shares of common stock. No stock options were exercised during the year ended December 31, 2015.

3. Warrants

The Company has issued warrants to certain creditors, investors, investment bankers and consultants. A summary of warrant activity is as follows:

	Total Warrants	Weighted average exercise price	Weighted average remaining life (in years)	Aggregate intrinsic value

Outstanding, as of January 1, 2014	19,334,579	$0.52	2.79

Granted	11,962,501	0.30
Exercised	(150,000)	0.20
Forfeited	(7,974,999)	0.50
Expired	(125,000)	0.60
Repurchased	(4,000,000)	0.60
Outstanding, as of December 31, 2014	19,047,081	0.37	3.91	-
Granted	1,408,333	0.26
Exercised	-	-
Forfeited	-	-
Expired	-	-
Outstanding, as of December 31, 2015	20,455,414	0.37	3.02	-
Vested or expected to vest at December 31, 2015	20,455,414	0.37	3.02	-
Exercisable at December 31, 2015	20,311,664	$0.37	3.01	-

On January 27, 2014, the Company repurchased a warrant for the purchase of 4,000,000 post-split shares of common stock from the Shaar Fund Ltd. at a purchase price of $150,000. The warrant was exercisable at a strike price of $0.60 per post-split share through December 31, 2015.

On March 9, 2015, the Company issued a warrant to purchase 575,000 shares of common stock to a consultant which vests in equal quarterly installments over one year and is exercisable at $0.21 per share through March 8, 2020.

The fair value of the warrants was initially estimated on the date of grant at $98,065 using the Black-Scholes option-pricing model. The warrant valuation is required to be mark-to-market at each reporting period, and at December 31, 2015, the fair value was estimated to be $68,035 with the following assumptions: risk free interest rate: 1.58%, expected remaining life of options in years: 4.19, expected dividends: 0, volatility of stock price: 115.9%.

Share based expense related to the value of the stock warrants is recorded over the requisite service period, which is generally the vesting period for each tranche. For the year ended December 31, 2015, the Company recorded an expense of $51,026 related to the stock warrants.

On September 23, 2015, the Company issued a warrant to purchase 833,333 shares of common stock in connection with the issuance of a promissory note. Refer to Note I for details.

NOTE P-STOCK OPTIONS

1999 Stock Option Plan

During 1999, the Board of Directors of the Company adopted the 1999 Stock Option Plan (the 1999 Plan). The 1999 Plan was not presented to stockholders for approval and thus incentive stock options are not available under the plan. Under the 1999 Plan, 1,000,000 shares of common stock are reserved for issuance to employees, officers, directors, and consultants of the Company at exercise prices which may not be below 85% of fair market value. The term of nonstatutory stock options granted may not exceed ten years. Options issued under the Plan vest pursuant to the terms of stock option agreements with the recipients. In the event of a change in control, as defined, all options outstanding vest immediately. The 1999 Plan expired in August 2009.

2004 Stock Option Plan

On October 12, 2004, the Board of Directors of the Company approved the 2004 Stock Option Plan (the 2004 Plan). The 2004 Plan has not yet been presented to stockholders for approval and thus incentive stock options are not available under this plan. Under the terms of this plan, 2,000,000 post-split shares of common stock are reserved for issuance to employees, officers, directors, and consultants of the Company at exercise prices which may not be below 85% of fair market value. The term of stock options granted may not exceed ten years. Options issued under the Plan vest pursuant to the terms of stock option agreements with the recipients. In the event of a change in control, as defined, all options outstanding vest immediately. The Plan expired in October 2014.

2015 Stock Option Plan

On January 27, 2016, the shareholders approved the 2015 Equity Incentive Plan (the 2015 Plan). Under the terms of this plan, 8,000,000 post-split shares of common stock are reserved for issuance to employees, officers, directors, and consultants of the Company at exercise prices which may not be below 100-110% of fair market value. The term of stock options granted may not exceed ten years. Options issued under the Plan vest pursuant to the terms of stock option agreements with the recipients. In the event of a change in control, certain stock awards issued under this plan may be subject to additional acceleration of vesting as may be provided in the participants’ written agreement. The Plan expires in December 2025.

Non-Plan Stock Options

Periodically, the Company has granted options outside of the 1999 and 2004 Plans to various employees and consultants. In the event of change in control, as defined, certain of the non-plan options outstanding vest immediately.

Stock Option Activity

Information summarizing option activity is as follows:

	Number of Options				Weighted average exercise	Weighted average remaining life	Aggregate intrinsic
	1999 Plan	2004 Plan	Non Plan	Total	price	(in years)	value

Outstanding, as of December 31, 2013	250,000	1,845,304	600,000	2,695,304	$0.33

Granted	-	-	1,835,000	1,835,000	0.39
Exercised	-	(54,166)	-	(54,166)	0.25
Forfeited	-	(129,168)	(225,000)	(354,168)	0.34
Expired	-	(26,665)	-	(26,665)	0.29
Outstanding, as of December 31, 2014	250,000	1,635,305	2,210,000	4,095,305	$0.36	4.45	$24,325

Granted	-	-	1,428,000	1,428,000	0.18
Exercised	-	-	-	-
Forfeited	-	(41,667)	(462,585)	(504,252)	0.31
Expired	-	(573,638)	(66,582)	(640,220)	0.25
Outstanding, as of December 31, 2015	250,000	1,020,000	3,108,833	4,378,833	$0.32	4.57	$240
Subject to vesting at December 31, 2015				3,628,853	$0.34	4.22	$129
Exercisable at December 31, 2015				1,931,653	$0.38	2.94	$0

The options outstanding and exercisable at December 31, 2015 were in the following exercise price ranges:

			Options Outstanding			Options Exercisable
Range of exercise prices			Number of shares	Weighted average exercise price	Weighted average remaining life (in years)	Number exercisable	Weighted average exercise price
$0.15	-	0.40	2,893,000	$0.24	4.68	1,244,167	$0.28
0.41	-	0.79	1,280,833	0.41	5.18	482,486	0.41
0.80	-	0.92	205,000	0.90	1.02	205,000	0.90
$0.15	-	0.92	4,378,833			1,931,653

The aggregate intrinsic value in the table above represents the total intrinsic value, based on the Company’s closing stock price of $0.16 as of December 31, 2015, which would have been received by the option holders had all option holders exercised their options as of that date. The total number of in-the-money options exercisable as of December 31, 2015 was 0.

The weighted average fair value of options granted during the years ended December 31, 2015 and 2014 was $0.14 and $0.32 per share, respectively. The total intrinsic value of options exercised during the years ended December 31, 2015 and 2014 was $0 and 14,650, respectively. The total fair value of shares vested during the years ended December 31, 2015 and 2014 was $265,247 and $143,382 respectively.

As of December 31, 2015, future compensation cost related to nonvested stock options is $318,177 and will be recognized over an estimated weighted average period of 1.50 years.

NOTE Q-INCOME TAXES

There was no provision for federal or state taxes as at December 31, 2015 and 2014.

The Company has deferred taxes due to income tax credits, net operating loss carryforwards, and the effect of temporary differences between the carrying values of certain assets and liabilities for financial reporting and income tax purposes. Significant components of deferred taxes are as follows at December 31:

	2015	2014

Current asset:
Accrued compensation	$75,000	$88,000
Accounts receivable allowance	5,000	8,000
Non-current asset (liability):
Stock-based compensation	258,000	174,000
Basis differences in fixed assets	(16,000)	(26,000)
Basis differences in intangible assets	55,000	(63,000)
Net operating loss and credit carryforwards	17,994,000	17,540,000
Valuation allowances	(18,372,000)	(17,721,000)

	$-	$-

The Company has a valuation allowance against the full amount of its net deferred taxes due to the uncertainty of realization of the deferred tax assets due to operating loss history of the Company. The Company currently provides a valuation allowance against deferred taxes when it is more likely than not that some portion, or all of its deferred tax assets will not be realized. The valuation allowance could be reduced or eliminated based on future earnings and future estimates of taxable income. Similarly, income tax benefits related to stock options exercised have not been recognized in the financial statements.

As of December 31, 2015, the Company has federal net operating loss carryforwards of approximately $50,700,000 subject to expiration between 2019 and 2035. These net operating loss carryforwards are subject to the limitations under Section 382 of the Internal Revenue Code due to changes in the equity ownership of the Company.

A reconciliation of the effective income tax rate on operations reflected in the Statements of Operations to the US Federal statutory income tax rate is presented below.

	2015	2014

Federal statutory income tax rate	34%	34%
Permanent differences	-	-)
Effect of net operating loss	(34)	(34)

Effective tax rate	-%	-%

The Company has not been audited by the Internal Revenue Service (“IRS”) or any states in connection with income taxes. The Company files income tax returns in the U.S. federal jurisdiction and various state jurisdictions. The periods from 2012 through 2015 remain open to examination by the IRS and state jurisdictions. The Company believes it is not subject to any tax audit risk beyond those periods. The Company’s policy is to recognize interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense. The Company does not have any accrued interest or penalties associated with any unrecognized tax benefits, nor was any significant interest expense recognized during the years ended December 31, 2015 and 2014.

NOTE R-PROFIT SHARING PLAN

The Company has established a savings plan under section 401(k) of the Internal Revenue Code. All employees of the Company, after completing one day of service are eligible to enroll in the 401(k) plan. Participating employees may elect to defer a portion of their salary on a pre-tax basis up to the limits as provided by the IRS Code. The Company is not required to match employee contributions but may do so at its discretion. The Company made no contributions during the years ended December 31, 2015 and 2014.

NOTE S-EARNINGS PER SHARE (EPS)

The Company’s basic EPS is calculated using net income (loss) available to common shareholders and the weighted-average number of shares outstanding during the reporting period. Diluted EPS includes the effect from potential issuance of common stock, such as stock issuable pursuant to the exercise of stock options and warrants and the assumed conversion of preferred stock.

The reconciliation of the numerator of the basic and diluted EPS calculations, due to the inclusion of preferred stock dividends was as follows for the following fiscal years ended December 31:

	2015	2014

Basic Numerator:
Loss from continuing operations	$(1,857,306)	$(1,883,572)
Convertible preferred stock dividends	(133,851)	-
Net loss available to common stockholders (basic and diluted EPS)	$(1,991,157)	$(1,883,572)

The following table summarizes the weighted average securities that were excluded from the diluted per share calculation because the effect of including these potential shares was antidilutive.

	Years ended December 31,
	2015	2014

Preferred stock	10,309,132	-
Stock options	55,664	516,214
Warrants	-	2,013,491

Potentially dilutive securities	10,364,796	2,529,705

Items excluded from the diluted per share calculation because the exercise price was greater than the average market price of the common shares:

	Years ended December 31,
	2015	2014

Stock options	2,838,333	1,615,000
Warrants	20,455,414	7,084,580

Total	23,293,747	8,699,580

NOTE T-SUBSEQUENT EVENTS

On January 27, 2016, holders of common stock, Series A-1 Preferred Stock, and Series B-1 Preferred Stock approved a proposal to effect a reverse split of the Company’s issued and outstanding common stock at a ratio between 1-for-4 and 1-for-12, with the final decision of whether to proceed with the reverse stock split and the exact ratio and timing of the reverse split to be determined by the board of directors, in its discretion, no later than December 30, 2016.

The Company has reviewed subsequent events through the date of this filing.

1,142,718 Shares

Common Stock

P R O S P E C T U S

January 24, 2017